UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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MPW INDUSTRIAL SERVICES GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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9711 Lancaster Road, S.E.

Hebron, Ohio 43025

August 14, 2006

“GOING-PRIVATE”

MERGER PROPOSED

YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

You are cordially invited to attend the Special Meeting of shareholders of MPW Industrial Services Group, Inc. (“MPW”) to be held on September 14, 2006 at 10:00 a.m. local time at the Athletic Club of Columbus located at 136 East Broad Street, Columbus, Ohio 43215.

At the Special Meeting, we will ask you to approve the merger (the “Merger”) of Noir Acquisition Corp., an Ohio corporation (“Noir Acquisition”), with and into MPW with MPW as the surviving corporation (“Surviving Corporation”) of the Merger. Noir Acquisition was recently incorporated by Monte R. Black, MPW’s founder, Chairman of the Board, Chief Executive Officer and President, as an acquisition vehicle. Mr. Black, certain members of his immediate family and trusts created for the benefit of certain members of his immediate family (collectively, the “Black Family”) until recently owned a majority of the issued and outstanding common shares of MPW (“Common Stock”). Before the record date for the Special Meeting, however, the Black Family contributed all of its shares of Common Stock to Noir Acquisition. Today, Noir Acquisition is MPW’s majority shareholder, holding approximately 59% of the issued and outstanding Common Stock.

If the Merger is approved, MPW will become 100% owned by the Black Family. In the Merger, holders of Common Stock, other than (1) Noir Acquisition and (2) shareholders who perfect their appraisal rights under Ohio law, will receive in cash, without interest, $2.55 per share (the “Merger Consideration”).

The Merger Consideration of $2.55 per share represents more than a 32% premium over the $1.93 per share closing price on February 6, 2006, the last trading day before Mr. Black first proposed in writing to MPW’s Board of Directors (the “Board”) a transaction to take MPW private for $2.40 per share. The $2.55 per share Merger Consideration represents a 10.9% premium over the closing price of the Common Stock on April 4, 2006, the last trading day before the date when the Board approved the Merger, and 14.3%, 22.9%, 27.1% and 26.7% premiums, respectively, over the average closing prices of the Common Stock five, 30, 60 and 90 trading days prior to the date the Board approved the Merger.

Because of his relationship with MPW and the Black Family’s 100% ownership interest in Noir Acquisition, Mr. Black has a direct conflict of interest in proposing the Merger, and his interests may differ from the other shareholders of MPW. In forming Noir Acquisition to acquire MPW, Mr. Black seeks to transform MPW from a publicly-traded corporation into a privately-held corporation that will no longer be listed on the NASDAQ Global Market. Because of this conflict of interest, the Board formed a special committee of independent directors (the “Special Committee”) to evaluate the fairness of the Merger to the shareholders of MPW unaffiliated with Noir Acquisition or the Black Family (collectively, the “Unaffiliated Shareholders”), and to negotiate the terms of the Merger with Noir Acquisition and Mr. Black at arm’s-length. The Special Committee is comprised of Luke Feck, Alfred Friedman, Peter A. Klisares and Timothy A. Walsh, who are not directors or employees of Noir Acquisition or employees of MPW. No member of the Special Committee has any material commercial relationship with Noir Acquisition or the Black Family.

The Special Committee received an oral opinion from Stout Risius Ross, Inc. (“SRR”), its financial advisor, that as of April 5, 2006, and based on and subject to the matters set forth in the opinion, the Merger Consideration was fair from a financial point of view to the Unaffiliated Shareholders. The Special Committee received a written opinion from SRR on April 14, 2006 affirming their aforementioned oral opinion. We have included a copy of that opinion as Appendix B to the accompanying Proxy Statement, and you should read it in its entirety as you consider your vote on the Merger.

The Board, acting upon the recommendation of the Special Committee, has approved the Agreement and Plan of Merger that will effectuate the proposed Merger (the “Merger Agreement”). In arriving at its decision, the Board gave careful consideration to a number of factors described in the accompanying Proxy Statement, including the opinion of SRR. The Board believes that the Merger is in the best interests of MPW and the Unaffiliated Shareholders, and recommends that you vote FOR approval of the Merger and adoption of the Merger Agreement.

Approval of the Merger and adoption of the Merger Agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Common Stock entitled to vote at the Special Meeting. Mr. Black and Noir Acquisition have expressed their intent to vote all 6,312,654 shares of Common Stock, or approximately 59% of the outstanding shares of Common Stock, held by Noir Acquisition in favor of the proposal to approve the Merger and adopt the Merger Agreement. Further, the other directors and officers of MPW, who hold an aggregate of 6,500 of the outstanding shares of Common Stock, have expressed their intent to vote for the approval of the Merger and the adoption of the Merger Agreement. Consequently, at least 831,484 additional shares held by Unaffiliated Shareholders and entitled to vote at the Special Meeting must approve the Merger and adopt the Merger Agreement to complete the transaction.

The attached “Notice of Special Meeting of Shareholders” and “Proxy Statement” explain the proposed Merger and the terms and conditions of the Merger Agreement, and provide specific information about the Special Meeting. Please read these materials carefully. In addition to these materials, you may obtain information about MPW from documents that MPW has filed with the Securities and Exchange Commission, including the Schedule 13E-3 Transaction Statement, as amended, required in connection with any proposed transaction in which a publicly-traded corporation is taken private.

If you do not vote in favor of the Merger and the Merger Agreement, you will have the right to dissent and to seek appraisal of the fair market value of your shares of Common Stock if the Merger is consummated. To do so, however, you must properly perfect your appraisal rights under Ohio law in accordance with the procedures described in “RIGHTS OF DISSENTING SHAREHOLDERS” and Appendix C to the accompanying Proxy Statement.

Whether or not you plan to attend the Special Meeting, I urge you to vote in advance by proxy to ensure that your shares of Common Stock will be voted at the Special Meeting. To do so, you may complete, sign, date and promptly return the enclosed proxy card, vote via the internet at the website address provided on the proxy card or vote by telephone by calling the toll-free number listed on the proxy card. If you sign, date and return your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR the approval of the Merger and the adoption of the Merger Agreement. You may revoke your proxy at any time before it is voted by submitting to the undersigned, as our Secretary, a written revocation, or a proxy bearing a later date or by attending the Special Meeting and giving oral notice of your intention to vote in person. Attendance at the Special Meeting by a shareholder who has given a proxy to MPW will not, however, in and of itself, constitute a revocation of such proxy.

On behalf of the Board of Directors, I thank you for your support and encourage you to vote FOR approval of the Merger and adoption of the Merger Agreement.

Very truly yours,

/s/ Robert Valentine

Robert Valentine

Vice President, Chief Operating Officer,

Chief Financial Officer, Secretary and Treasurer

Your vote is important. Please vote in advance by proxy, whether or not you plan to attend the Special Meeting. Please do not send in any certificates for your Common Stock at this time. If the Merger is approved, you will receive a letter of transmittal and related instructions to exchange your share certificates.

MPW INDUSTRIAL SERVICES GROUP, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON

September 14, 2006

To the shareholders of MPW Industrial Services Group, Inc.:

NOTICE IS HEREBY GIVEN, that a Special Meeting of the shareholders of MPW Industrial Services Group, Inc., an Ohio corporation (“MPW”), will be held on September 14, 2006 at 10:00 a.m. local time at the Athletic Club of Columbus located at 136 East Broad Street, Columbus, Ohio 43215 (the “Special Meeting”). At the Special Meeting, you will be asked to consider and vote on a proposal to adopt an Agreement and Plan of Merger, dated as of April 14, 2006 (the “Merger Agreement”), by and between Noir Acquisition Corp., an Ohio corporation (“Noir Acquisition”), and MPW, pursuant to which Noir Acquisition will be merged with and into MPW with MPW as the surviving corporation (the “Merger”). Upon consummation of the Merger, each shareholder of MPW (other than Noir Acquisition and shareholders who perfect their dissenters’ rights under Ohio law) will be entitled to receive $2.55 in cash, without interest, for each outstanding common share, without par value, of MPW (“Common Stock”) owned by such shareholder immediately prior to the effective time of the Merger.

Only shareholders of record at the close of business on August 7, 2006 will receive notice of and be entitled to vote at the Special Meeting. A list of such shareholders will be available at the time and place of the Special Meeting and, during the ten days prior to the Special Meeting, at MPW’s principal executive offices.

The accompanying Proxy Statement describes the Merger Agreement, the proposed Merger and the actions to be taken in connection with the Merger. The Ohio Revised Code and MPW’s Code of Regulations require that the holders of at least a majority of the outstanding shares of Common Stock entitled to vote be present or represented by proxy at the Special Meeting in order to constitute a quorum for the transaction of business. In addition, approval of the Merger and adoption of the Merger Agreement requires the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of Common Stock entitled to vote at the Special Meeting. It is, therefore, important that your shares be represented at the Special Meeting regardless of the number of shares you hold. Whether or not you are able to be present in person, please vote by proxy card by signing, dating and promptly returning the enclosed proxy card in the accompanying envelope, which requires no postage if mailed in the United States or vote by internet or telephone as set forth on the proxy card. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it is voted at the Special Meeting.

Shareholders who do not vote in favor of adopting the Merger Agreement, who properly perfect their appraisal rights, and who otherwise comply with the provisions of Section 1701.85 of the Ohio Revised Code, will be entitled, if the Merger is completed, to appraisal of the fair value of their shares of Common Stock. See “RIGHTS OF DISSENTING SHAREHOLDERS” in the accompanying Proxy Statement and the full text of Section 1701.85 of the Ohio Revised Code, a copy of which is attached as Appendix C to the accompanying Proxy Statement, for a description of the procedures that you must follow in order to exercise your appraisal rights.

This Notice, the proxy card and the Proxy Statement enclosed herewith are sent to you by order of the Board of Directors.

/s/ Robert Valentine
Robert Valentine Vice President, Chief Operating Officer, Chief Financial Officer, Secretary and Treasurer

MPW INDUSTRIAL SERVICES GROUP, INC.

PROXY STATEMENT

FOR

SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON

SEPTEMBER 14, 2006

The date of this Proxy Statement is August 14, 2006.

INTRODUCTION

MPW Industrial Services Group, Inc., an Ohio corporation (“MPW” or the “Company”), is furnishing this proxy statement (“Proxy Statement”) to holders of its common shares, without par value (“Common Stock”), in connection with the solicitation of proxies by MPW’s Board of Directors (the “Board”) for use at the Special Meeting of MPW’s shareholders (the “ Special Meeting”), to be held at the Athletic Club of Columbus located at 136 East Broad Street, Columbus, Ohio 43215 on September 14, 2006 at 10:00 a.m. local time and at any adjournment or postponement of that meeting. The Special Meeting has been called to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of April 14, 2006, (the “Merger Agreement”) by and between Noir Acquisition Corp., an Ohio corporation (“Noir Acquisition”), and MPW, pursuant to which Noir Acquisition will be merged with and into MPW with MPW as the surviving corporation (the “Surviving Corporation”) of the merger (the “Merger”). Under the terms of the Merger Agreement (a copy of which is attached to this Proxy Statement as Appendix A), each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than shares beneficially owned or held by Noir Acquisition or in MPW’s treasury) (each an “Unaffiliated Share”) will be converted into the right to receive $2.55 in cash per share, without interest (the “Merger Consideration”).

The Merger Consideration was the result of arm’s-length negotiations between Monte R. Black, MPW’s founder, Chairman of the Board, Chief Executive Officer and President, and a special committee of the Board (the “Special Committee”), which was formed to represent the interests of the Unaffiliated Shareholders (as defined below). The Merger Consideration is a per share amount based on the value of MPW as a whole. However, in determining the fairness of the Merger Consideration, the Board of Directors, the Special Committee, and the respective financial advisors, also took into account the majority ownership of Mr. Black and his unwillingness to sell his shares to a third party.

Noir Acquisition was recently incorporated by Mr. Black as an acquisition vehicle. Mr. Black, certain members of his immediate family and trusts created for certain members of his immediate family (collectively, the “Black Family”) contributed their shares of Common Stock to Noir Acquisition prior to the Record Date for the Special Meeting, and, today, Noir Acquisition is MPW’s majority shareholder, holding approximately 59% of the issued and outstanding Common Stock. Mr. Black and Noir Acquisition have expressed their intent to vote all 6,312,654 shares of Common Stock held by Noir Acquisition in favor of the proposal to approve the Merger and adopt the Merger Agreement.

This Proxy Statement and the accompanying form of proxy are first being sent to shareholders of MPW on or about August 14, 2006.

The proposed Merger has not been approved or disapproved by the Securities and Exchange Commission (“SEC”) or any state securities authority, nor has the SEC or any state authority passed upon the fairness or merits of the proposed Merger or upon the accuracy or adequacy of the information contained in this Proxy Statement. Any representation to the contrary is a criminal offense.

Shareholders should rely only on the information contained in or referenced in this Proxy Statement. MPW has not authorized anyone to provide its shareholders with additional or different information.

ADDITIONAL INFORMATION CONCERNING THE MERGER PROPOSAL

The Special Committee negotiated the amount of the Merger Consideration and the other terms of the Merger Agreement at arm’s-length. The Special Committee is comprised of four independent and disinterested members of the Board who are not directors or employees of Noir Acquisition, are not employees of MPW and do not have commercial relationships with Noir Acquisition or its affiliates. The Board formed the Special Committee to review, consider and negotiate the proposed terms of the Merger because Mr. Black, the Chairman of the Board, Chief Executive Officer and President of MPW, has a direct conflict of interest regarding the Merger arising from his relationships with MPW and Noir Acquisition. Mr. Black’s conflict arises because the Black Family owns 100% of the issued and outstanding common shares of Noir Acquisition. Mr. Black’s and Noir Acquisition’s interests may differ from those of the other shareholders of MPW.

The Special Committee and the Board believe that the Merger, the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of the holders of Unaffiliated Shares (collectively, the “Unaffiliated Shareholders”), and recommend that all of MPW’s shareholders approve the Merger and adopt the Merger Agreement and the transactions contemplated thereby.

In reaching its recommendation, the Special Committee retained Stout Risius Ross, Inc. (“SRR”) as its financial advisor to review the Merger and to render an opinion as to the fairness, from a financial point of view, of the Merger Consideration to be delivered to the Unaffiliated Shareholders. On April 5, 2006, SRR delivered its oral opinion to the Special Committee that, as of the date of the opinion, and based upon and subject to the assumptions and qualifications stated in the opinion, the Merger was fair, from a financial point of view, to the Unaffiliated Shareholders. The Special Committee received a written opinion from SRR on April 14, 2006, affirming their aforementioned oral opinion. The SRR opinion is attached to this Proxy Statement as Appendix B, and you are encouraged to read it in its entirety as you consider your vote on the Merger.

Approval of the Merger and adoption of the Merger Agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Common Stock entitled to vote at the Special Meeting. As of the date of this Proxy Statement, Noir Acquisition owns an aggregate of 6,312,654 shares, representing approximately 59% of the issued and outstanding shares of Common Stock, all of which are eligible to vote at the Special Meeting. Noir Acquisition has stated its intention to vote all of its shares of Common Stock in favor of approving the Merger and adopting the Merger Agreement. Further, the other officers and directors of MPW, who hold an aggregate of 6,500 of the outstanding shares of Common Stock, have evidenced their intention to vote in favor of the Merger. Therefore, to approve the Merger and adopt the Merger Agreement, holders of at least 831,484, or approximately 19%, of the Unaffiliated Shares, must vote in favor of approving the Merger and adopting the Merger Agreement to duly authorize the proposed transaction. If approved, once the Merger is completed, the holders of Unaffiliated Shares will no longer have an interest in MPW, and MPW will be 100% owned by the Black Family.

The Common Stock is listed and traded on the NASDAQ Global Market under the symbol “MPWG.” On February 6, 2006, the last trading day before Mr. Black first proposed in writing to the Board a transaction to take MPW private for $2.40 per share, the shares were trading for $1.93 per share. The final offer of $2.55 per share represents a 32% premium over this amount, a 10.9% premium over the closing price of the Common Stock on April 4, 2006, the last trading day before the date when the Board approved the Merger, and 14.3%, 22.9%, 27.1% and 26.7% premiums, respectively, over the average closing prices of the Common Stock five, 30, 60 and 90 trading days prior to the date the Board approved the Merger.

On August 7, 2006, the closing price of the Common Stock was $2.53 per share.

All shares of Common Stock represented by properly executed proxies or properly authenticated votes via telephone or over the internet received prior to or at the Special Meeting and not revoked will be voted in accordance with the instructions indicated in the proxies. If no instructions are indicated, the proxies will be voted FOR approval of the Merger and adoption of the Merger Agreement. A shareholder may revoke his or her proxy at any time prior to its use by delivering to the Secretary of MPW a signed notice of revocation, submitting a later-dated proxy or by attending the Special Meeting and voting in person.

Other than the proposed Merger, the Board knows of no additional matters that will be presented for consideration at the Special Meeting. Submission of a proxy, however, confers on the designated proxy holder discretionary authority to vote the shares covered by the proxy on other business, if any, that may properly come before the Special Meeting or any adjournment thereof.

TABLE OF APPENDICES

A	Agreement and Plan of Merger
B	Opinion of Stout Risius Ross, Inc.
C	Section 1701.85 of the Ohio Revised Code

v

SUMMARY TERM SHEET

The following summary, together with the “QUESTIONS AND ANSWERS ABOUT THE MERGER” immediately following this summary, are intended only to highlight certain information contained elsewhere in this Proxy Statement. This summary and the following question and answer section may not contain all the information that is important to you and the other shareholders. To more fully understand the proposed Merger and the terms of the Merger Agreement, you should carefully read this entire Proxy Statement, all of its Appendices and the documents referenced in this Proxy Statement before voting.

The Parties

MPW Industrial Services Group, Inc.

MPW was founded in 1972 by Monte R. Black and is incorporated under the laws of the State of Ohio. On December 1, 1997, the Registration Statement related to MPW’s initial public offering of its Common Stock was declared effective by the SEC and its stock began trading on the NASDAQ Global Market (“NASDAQ”) on December 2, 1997. MPW has not conducted an underwritten public offering of its Common Stock during the past three years. MPW is a leading provider of integrated, technically-based industrial cleaning and related facilities support services to a broad array of industries in North America. MPW currently offers four principal segments that are integral to a wide variety of manufacturing processes. These four segments are:

•	Industrial Cleaning;

•	Facility Maintenance and Support Services;

•	Industrial Container Cleaning; and

•	Industrial Process Water Purification.

MPW provides these services to more than 750 customers in diverse industries and employs approximately 1,300 people in a network of over 35 branch locations.

The mailing address and telephone number of MPW’s principal executive offices is 9711 Lancaster Road, S.E., Hebron, Ohio 43025, Attn: Robert Valentine; and (740) 927-8790.

Noir Acquisition Corp.

Noir Acquisition is an Ohio corporation that was formed on April 12, 2006 by Monte R. Black, MPW’s founder, Chairman of the Board, Chief Executive Officer, President and former majority shareholder for the sole purpose of the Merger. The Black Family owns all of the issued and outstanding common shares of Noir Acquisition. Before the record date for the Special Meeting, the Black Family contributed 6,312,654 shares, or approximately 59% of the issued and outstanding shares of Common Stock of MPW, to Noir Acquisition. Noir Acquisition has not conducted any activities to date other than those incident to its formation and negotiating and entering into the Merger Agreement.

The mailing address and telephone number of Noir Acquisition’s principal executive offices is c/o MPW Industrial Services Group, Inc., 9711 Lancaster Road S.E., Hebron, Ohio 43025, Attn: Monte R. Black; and (740) 927-8790. For a more detailed discussion regarding the parties to the proposed Merger, please see the section entitled “THE PARTIES” in this Proxy Statement.

Date, Time and Place of the Special Meeting

The Special Meeting to vote on the Merger will be held at the Athletic Club of Columbus located at 136 East Broad Street, Columbus, Ohio 43215 on September 14, 2006 at 10:00 a.m. local time. For more information, please see the section entitled “INFORMATION CONCERNING THE SPECIAL MEETING—Time, Place and Date.”

Required Vote

To approve the Merger and adopt the Merger Agreement, the holders of at least two-thirds of the issued and outstanding shares of Common Stock entitled to vote at the Special Meeting must vote in favor of the Merger and the Merger Agreement. All holders of shares of Common Stock at the close of business on August 7, 2006 are entitled to notice of, and to vote at, the Special Meeting.

Noir Acquisition currently owns 6,312,654 shares of Common Stock, or approximately 59% of the issued and outstanding shares entitled to vote at the Special Meeting, and Noir Acquisition has expressed its intent to vote in favor of the Merger and the Merger Agreement. Further, the other officers and directors of MPW, who hold an aggregate of 6,500 of the outstanding shares of Common Stock, have evidenced their interest to vote for the Merger and the Merger Agreement. Consequently, if the holders of 831,484 Unaffiliated Shares entitled to vote at the Special Meeting vote for the approval of the Merger and the adoption of the Merger Agreement, the Merger will be duly authorized. For more information, please see the section entitled “INFORMATION CONCERNING THE SPECIAL MEETING—Required Vote; Calculation of Vote; Abstentions and Broker Non-Votes.”

What Unaffiliated Shareholders Will Receive in the Merger

Under the terms of the Merger Agreement, at the effective time of the Merger, each Unaffiliated Share will be converted into the right to receive $2.55 in cash, without interest.

The Merger Consideration of $2.55 per share represents more than a 32% premium over the $1.93 per share closing price on February 6, 2006, the last trading day before Mr. Black submitted the original written offer of $2.40 to the Board, a 10.9% premium over the closing price of the Common Stock on April 4, 2006, the last trading day before the date when the Board approved the Merger, and 14.3%, 22.9%, 27.1% and 26.7% premiums, respectively, over the average closing prices of the Common Stock five, 30, 60 and 90 trading days prior to the date the Board approved the Merger. If you believe that this Merger Consideration is inadequate, you may seek appraisal of the value of your shares under Ohio law. For more information, please see the section entitled “RIGHTS OF DISSENTING SHAREHOLDERS.”

Holders of outstanding options to purchase shares of Common Stock will be entitled to receive, in exchange for the cancellation of the option, an amount in cash, per option, equal to the excess, if any, of the Merger Consideration over the exercise price of the option. Options to purchase shares of Common Stock with exercise prices equal to or greater than the Merger Consideration will be cancelled without any payment. For more information, please see the section entitled “THE MERGER AGREEMENT—The Merger”

The Special Committee

Because the Black Family owns Noir Acquisition, which in turn owns approximately 59% of the issued and outstanding shares of Common Stock, Mr. Black has a direct conflict of interest regarding the Merger. To address this conflict of interest, the Board formed the Special Committee of independent directors to evaluate the fairness of the Merger to the Unaffiliated Shareholders. The members of the Special Committee are Luke Feck, Alfred Friedman, Peter A. Klisares and Timothy A. Walsh. Mr. Klisares is the Chairman of the Special Committee. The members of the Special Committee are not employees or directors of Noir Acquisition, are not employees of MPW and do not have any commercial relationships with Noir Acquisition or the Black Family. However, Mr. Black and the Black Family may ask some or all of the directors of MPW to serve as directors of the Surviving Corporation after the Merger, and may compensate them for such service. No decisions regarding the directors of the Surviving Corporation or their compensation have been made. For more information, please see the sections entitled “SPECIAL FACTORS—Background and Reasons” and “Background and Reasons—Recommendation of the Special Committee; Fairness of the Merger.”

Factors Considered by the Special Committee

The following are some of the various positive factors regarding the Merger that the Special Committee considered:

•	The belief that the Merger Consideration is fair to the Unaffiliated Shareholders in light of MPW’s current financial performance, profitability and growth prospects;

•	The equity premium implied by the Merger Consideration of $2.55 per share was more than 32% over MPW’s closing stock price on February 6, 2006, the last trading day before Mr. Black first provided a written offer to the Board for a transaction to take MPW private, represents a 10.9% premium over the closing price of the Common Stock on April 4, 2006, the last trading day before the date when the Board approved the Merger, and 14.3%, 22.9%, 27.1% and 26.7% premiums, respectively, over the average closing prices of the Common Stock five, 30, 60 and 90 trading days prior to the date the Board approved the Merger;

•	The existing costs of being a public company and the expectation that such costs would increase when MPW became subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”);

•	The perception of the Special Committee, based on a report by LaSalle Corporate Finance, a division of ABN AMRO Financial Services, Inc. (“ABN AMRO”), that MPW’s shareholders might not be receiving the normal benefits of public ownership such as liquidity because of MPW’s small market capitalization, lack of analyst coverage and relatively small number of shares held by Unaffiliated Shareholders;

•	The representations by Mr. Black to the Special Committee that he would not sell his holdings and the preclusive effect that his position would have on the ability of any other third party to acquire MPW without his consent;

•	The lack of liquidity in the trading market for the Common Stock and the Special Committee’s acknowledgement that the trading prices of the Common Stock may have been affected by systemic factors such as MPW’s small market capitalization, the presence of a controlling position and the market’s perception of MPW and the industry in which it operates; and

•	The written opinion of SRR that, as of April 14, 2006, the Merger Consideration was fair from a financial point of view to the Unaffiliated Shareholders.

Following are some of the adverse factors associated with the Merger that the Special Committee considered:

•	Since Mr. Black desired to retain his majority equity interest in MPW (indirectly through the Black Family’s ownership of Noir Acquisition) and declined to offer MPW for sale to a third party, the Unaffiliated Shareholders will not be afforded an opportunity to participate in any control premium that might have been generated by the sale of the entire company to a third party;

•	The expectation that the Merger will be a taxable transaction for the Unaffiliated Shareholders; and

•	The fact that the Unaffiliated Shareholders will have no ongoing equity participation in MPW as the Surviving Corporation following the Merger, and will not share in any cost savings resulting from the Merger, any future earnings of the business and/or the proceeds of any sale of the Surviving Corporation’s assets or lines of business.

For more information, please see the section entitled “SPECIAL FACTORS—Background and Reasons—Factors Considered by the Special Committee.”

Fairness of the Merger

The Board believes that the Merger is both substantively and procedurally fair to the Unaffiliated Shareholders. The Board, with Mr. Black abstaining from all determinations concerning the Merger and the Merger Agreement, upon the recommendation of the Special Committee, approved the Merger and the Merger Agreement, and deemed the Merger to be fair to and in the best interests of the Unaffiliated Shareholders. In addition, the Board believes that the Merger is substantively and procedurally fair to the Unaffiliated Shareholders because, among other things:

•	The equity premium implied by the Merger Consideration of $2.55 per share was more than 32% over MPW’s closing stock price on February 6, 2006, the last trading day before Mr. Black first submitted a written offer to the Board for a transaction to take MPW private, represents a 10.9% premium over the closing price of the Common Stock on April 4, 2006, the last trading day before the date when the Board approved the Merger, and 14.3%, 22.9%, 27.1% and 26.7% premiums, respectively, over the average closing prices of the Common Stock five, 30, 60 and 90 trading days prior to the date the Board approved the Merger;

•	The Special Committee consisted entirely of independent directors appointed by the Board to represent solely the interests of the Unaffiliated Shareholders;

•	The Special Committee retained and was advised by its own independent financial advisor, SRR, to assist it in evaluating the Merger and the Merger Consideration and provide it with financial advice;

•	The Special Committee retained and was advised by its own independent legal counsel, Porter, Wright, Morris & Arthur LLP (“Porter, Wright”); and

•	The Merger Consideration and the other terms and conditions of the Merger Agreement resulted from active arm’s-length bargaining between the Special Committee and Mr. Black and his advisors.

For more information, please see the section entitled “SPECIAL FACTORS—Background and Reasons—Recommendation of the Special Committee; Fairness of the Merger; and—Noir Acquisition’s Purpose and Reasons for the Merger; Alternatives to the Merger; Fairness of the Merger.”

Fairness Opinion of SRR

The Special Committee retained SRR as its financial advisor in connection with its evaluation of the Merger. On April 5, 2006, SRR delivered to the Special Committee its oral opinion that, as of that date and based upon and subject to the various limitations, qualifications and assumptions stated in the opinion, the Merger Consideration is fair to the Unaffiliated Shareholders from a financial point of view. The Special Committee received a written opinion from SRR on April 14, 2006 affirming their aforementioned oral opinion. A copy of SRR’s written opinion, which describes the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is included as Appendix B to this Proxy Statement. You should read SRR’s opinion carefully and in its entirety before voting to approve the Merger. Please also review the section entitled “SPECIAL FACTORS—Opinion of the Financial Advisor to the Special Committee.”

Alternatives to the Merger

Alternatives to the Merger considered by Noir Acquisition, Mr. Black and the Black Family included:

•	a first-step tender offer followed by a second-step, long-form merger;

•	a first-step tender offer followed by a second-step, short-form merger; and

•	a reverse stock split.

The acquisition was structured as a cash merger, however, to accomplish the acquisition in a single step, without the necessity of financing separate purchases of shares in a tender offer, while at the same time not materially disrupting MPW’s operations. For more information, please see the section entitled “SPECIAL FACTORS—Noir Acquisition’s Purpose and Reasons for the Merger; Alternatives to the Merger; Fairness of the Merger.”

Recommendation of the Special Committee and the Board of Directors

The Special Committee and the Board, based in part on the opinion of SRR, have determined that the terms of the Merger Agreement are fair to, and in the best interests of, MPW and the Unaffiliated Shareholders. Accordingly, the Board recommends that you vote FOR approval of the Merger and adoption of the Merger Agreement. For a more detailed discussion, please see the section entitled “SPECIAL FACTORS—Background and Reasons—Recommendation of the Special Committee; Fairness of the Merger.”

Effects of the Merger

After the Merger:

•	MPW will be the Surviving Corporation of the Merger and will be privately held by the Black Family;

•	each Unaffiliated Shareholder (other than dissenting shareholders) will be entitled to receive $2.55 in cash for each share of Common Stock owned at the effective time of the Merger;

•	all outstanding options to purchase shares of Common Stock will be cancelled. To the extent the exercise price of the option is less than $2.55 per share, the option holder will be paid the difference. If the exercise price is $2.55 or greater, the option will be cancelled without payment;

•	MPW will de-list its Common Stock from NASDAQ and will no longer be a public company, and price quotations for the Common Stock will no longer be available;

•	the registration of the Common Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated; and

•	Unaffiliated Shareholders will no longer have an interest in or be shareholders of MPW, and, therefore, will not be able to participate in the Surviving Corporation’s future earnings and growth, and dividends, if any. The benefits and risks of owning MPW will accrue solely to the Black Family and any subsequent investors in the privately held company.

For a more detailed discussion of the effects of the proposed Merger, see the sections entitled “SPECIAL FACTORS—Certain Effects of the Merger” and “—Plans for MPW After the Merger” in this Proxy Statement.

Conditions to the Merger

Consummation of the Merger is subject to various conditions, including:

•	the approval of the Merger and adoption of the Merger Agreement by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Common Stock entitled to vote at the Special Meeting;

•	the receipt by Noir Acquisition of financing from LaSalle Bank National Association (“LaSalle Bank”) to finance the payment of the Merger Consideration and for other purposes; and

•	the absence of any court decree, order or injunction prohibiting the Merger or any governmental statute, rule or regulation prohibiting the Merger or making it unlawful.

For a more detailed discussion of the conditions to the Merger, see the section entitled “THE MERGER AGREEMENT—Conditions to the Merger” in this Proxy Statement. See also the text of the Merger Agreement attached as Appendix A to this Proxy Statement.

Termination of the Merger Agreement

The Merger Agreement may be terminated before the Merger is completed, whether before or after approval by MPW’s shareholders, if specified events occur. For a more detailed discussion of the termination provisions of the Merger Agreement, please see the section entitled “THE MERGER AGREEMENT—Termination, Amendment and Waiver.” See also the text of the Merger Agreement attached as Appendix A to this Proxy Statement.

Rights of Dissenting Shareholders

Any shareholder who does not wish to accept the Merger Consideration has the right under Section 1701.85 of the Ohio Revised Code to receive the “fair cash value” of the shareholder’s shares, upon perfecting the shareholder’s right of appraisal. Fair cash value: (i) will be determined as of the day prior to the Special Meeting, (ii) will be the amount a willing seller and willing buyer would accept or pay with neither being under compulsion to sell or buy, (iii) will not exceed the amount specified in the shareholder’s written demand, and (iv) will exclude any appreciation or depreciation in market value resulting from the Merger.

This “right of appraisal” is subject to a number of technical requirements. Generally, to exercise appraisal rights:

•	the shareholder must not vote for the approval of Merger or the adoption of the Merger Agreement; and

•	the shareholder must make a written demand upon MPW for the fair cash value of his, her or its shares of Common Stock within ten days after the date upon which the shareholders vote on the Merger Agreement and the Merger.

If MPW and a dissenting shareholder cannot come to an agreement on the fair cash value of the dissenting shareholder’s shares within three months of the shareholder’s written demand, the shareholder or MPW may file a petition in court for a formal judicial appraisal. Failure to follow the procedures enumerated in Section 1701.85 of the Ohio Revised Code will waive the shareholder’s right of appraisal. Merely voting against the Merger Agreement and the Merger will not protect a dissenting shareholder’s right of appraisal. For more information, please see the section entitled “RIGHTS OF DISSENTING SHAREHOLDERS” and the text of Section 1701.85 of the Ohio Revised Code, which is attached to this Proxy Statement as Appendix C.

Certain Federal Income Tax Consequences

Your receipt of the Merger Consideration will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code and may be a taxable transaction for foreign, state and local income tax purposes as well. For U.S. federal income tax purposes, you will recognize gain or loss measured by the difference between the amount of cash you receive in the Merger and your tax basis in the shares of Common Stock exchanged for the Merger Consideration. You should consult your own tax advisor regarding the U.S. federal income tax consequences of the Merger, as well as any tax consequences under state, local or foreign laws. Please see the section entitled “SPECIAL FACTORS—Federal Income Tax Consequences of the Merger.”

Financing and Expenses of the Merger

Promptly after the closing of the Merger, the Unaffiliated Shareholders will be paid a minimum aggregate purchase price of approximately $11.2 million for their shares of Common Stock in connection with the Merger, and holders of 554,000 underlying options to purchase shares of Common Stock at a per-share exercise price of less than $2.55, will be paid $0.3 million, which is the amount by which the Merger Consideration of $2.55 exceeds the $2.05166 per share weighted average exercise price of such options. In addition, Noir Acquisition and MPW will require approximately $1.0 million and $0.3 million, respectively, to pay its expenses and costs related to the Merger. Noir Acquisition expects that the funds used to pay the aggregate Merger Consideration and those expenses and costs will come from bank financing commitments that Noir Acquisition has received from LaSalle Bank. For more information, please see the section entitled “Fees and Expenses”.

Noir Acquisition has obtained a financing commitment from LaSalle Bank in the aggregate amount of $37.5 million that will be used:

•	to purchase the Unaffiliated Shares pursuant the Merger Agreement;

•	to pay the expenses incurred by Noir Acquisition and MPW in connection with the Merger;

•	to refinance approximately $15.5 million outstanding under MPW’s existing revolving credit facility and term note (as the Surviving Corporation after the proposed Merger);

•	to reissue approximately $5.0 million of existing letters of credit; and

•	to meet the Surviving Corporation’s working capital needs following the Merger.

The financing is subject to variable interest rates and to certain other conditions, including the adoption of the Merger Agreement by MPW’s shareholders and the consummation of the Merger pursuant to the Merger Agreement.

For a more detailed discussion of the financing obtained by Noir Acquisition, see the section entitled “SPECIAL FACTORS—Financing of the Merger.”

Each party to the Merger will bear its own expenses, including, without limitation, financial advisor fees, legal fees, financing commitment fees, and printing and filing fees, incurred in connection with their respective obligations under the Merger Agreement. However, under certain circumstances a party may be required to reimburse the other for the expenses and costs it incurs in connection with the Merger, including all professionals’ fees and financing commitment fees.

For a more detailed discussion of fees and expenses, see the section entitled “THE MERGER AGREEMENT—Expenses and Termination Fees.”

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q.	What is the proposed transaction?

A.	Noir Acquisition, an entity wholly-owned by the Black Family, will acquire MPW. Noir Acquisition will merge with and into MPW, with MPW as the Surviving Corporation of the Merger. Following the transaction, the Black Family will own 100% of the issued and outstanding common shares of the Surviving Corporation, which will continue to be called MPW Industrial Services Group, Inc.

Q.	Who is the buyer?

A.	The buyer is Noir Acquisition, an Ohio corporation that was formed by Monte R. Black for the sole purpose of being an acquisition vehicle in the Merger. Mr. Black is the founder, Chairman of the Board, Chief Executive Officer, President and former majority shareholder of MPW. The Black Family owns all of the issued and outstanding shares of Noir Acquisition, and Noir Acquisition owns 6,312,654 shares, representing approximately 59%, of the issued and outstanding shares of Common Stock.

Q.	What will I receive in the Merger?

A.	For each share of Common Stock owned, Unaffiliated Shareholders will receive $2.55 in cash, without interest.

Q.	What will happen to options to purchase shares of Common Stock as a result of the Merger?

A.	At the effective time of the Merger, all options to purchase shares of Common Stock, whether or not then-exercisable, will be cancelled. Holders of options will be entitled to receive an amount in cash per option equal to the excess, if any, of the Merger Consideration over the per share exercise price of the option. For example, if an individual holds an option to purchase 1,000 shares of Common Stock for $2.00 per share that vests on January 1, 2007, then that individual’s option will be entitled to receive $550 [($2.55 - $2.00) * 1,000 shares = $550]. Options that have per share exercise prices greater than the Merger Consideration will be cancelled without any payment to the holder.

Q.	Why is the Board of Directors recommending that I vote for the Merger?

A.	In the opinion of the Board, based in part upon the recommendation of the Special Committee and the fairness opinion of SRR, the terms and provisions of the Merger Agreement and the Merger are fair to and in the best interests of MPW and its Unaffiliated Shareholders. Accordingly, the Board has approved the Merger, adopted the Merger Agreement and declared the transactions contemplated thereby advisable. In addition:

•	The Merger Consideration of $2.55 per share represents a 32% premium over the $1.93 per share closing price on February 6, 2006, the last trading day before Mr. Black first proposed in writing to the Board a transaction to take MPW private for $2.40 per share, a 10.9% premium over the closing price of the Common Stock on April 4, 2006, the last trading day before the date when the Board approved the Merger, and 14.3%, 22.9%, 27.1% and 26.7% premiums, respectively, over the average closing prices of the Common Stock five, 30, 60 and 90 trading days prior to the date the Board approved the Merger.

•	Under current Securities and Exchange Commission (“SEC”) rules, MPW will be required to comply with the provisions of section 404 of Sarbanes-Oxley by June 30, 2008. Section 404 requires that public companies prepare a report on their internal controls over financial reporting, which report must be attested by such company’s outside auditors. Given MPW’s decentralized accounting approach, and the control complexities created by the multiple entities that are necessary to serve our customer base, management estimates the future additional time and expense of compliance with section 404 would be significant to the public shareholders of MPW.

•	Because the Common Stock is thinly traded, neither MPW nor its shareholders have realized the normal liquidity advantages of being publicly owned. In addition, the incremental costs, particularly legal and accounting costs, incurred as a result of MPW’s being a public company have been significant to our financial results.

•	MPW’s operations are highly dependent upon the close involvement of Mr. Black. Mr. Black has informed the Special Committee that he has no interest in selling MPW or the Black Family’s 59% stake in MPW to a third party.

•	The nature of the industrial markets served by MPW, which include the steel and automotive industries that have seen higher than average bankruptcies in recent years, the highly competitive market for MPW’s services that has resulted in margin pressure and decreasing price points of services, and rising costs and expenses make it increasingly difficult to generate consistent growth in earnings that can be rewarded in the public market.

Q.	What conflicts of interest did the Board consider in recommending approval of the Merger and adoption of the Merger Agreement?

A.	Monte R. Black, the founder, Chairman of the Board, Chief Executive Officer, President and former majority shareholder of MPW, has a direct conflict of interest in recommending approval of the Merger and Merger Agreement because the Black Family owns Noir Acquisition. To address this conflict of interest, the Board appointed the Special Committee, comprised solely of members of the Board who are not employees of MPW and have no commercial relationships with Noir Acquisition or the Black Family, and gave it the authority to negotiate the terms of the Merger, including the price per share to be paid to the Unaffiliated Shareholders. The recommendation of the Board is based on the recommendation of the Special Committee. Mr. Black and the Black Family may ask some or all of the current directors of MPW to become directors of the Surviving Corporation after the Merger, and they may receive compensation for such service. However, no decisions regarding the directors of the Surviving Corporation or their compensation have been made. Mr. Black abstained from the Board’s vote approving the Merger and adopting the Merger Agreement. To review the factors considered by the Special Committee and the Board in approving the Merger and Merger Agreement, see “SPECIAL FACTORS—Recommendation of the Special Committee and Board of Directors; Fairness of the Merger.”

Q.	How did the Board determine that the price per share I will receive in the proposed Merger is fair?

A.	The Board formed the Special Committee consisting of four independent directors who have no ownership interest in Noir Acquisition and no commercial relationship with MPW, Mr. Black or Noir Acquisition to consider the Merger and to evaluate and negotiate the terms of the Merger Agreement on behalf of the Unaffiliated Shareholders. The Special Committee independently selected and retained legal and financial advisors to assist in the negotiations, and received a written opinion from SRR, its financial advisor, on which the Special Committee and subsequently the Board relied, that, subject to the assumptions and qualifications set forth therein, as of the date of the opinion, the Merger Consideration that Unaffiliated Shareholders will receive in the proposed Merger is fair from a financial point of view.

Q.	What are some of the disadvantages to me of the Merger?

A.	Following the proposed Merger, Unaffiliated Shareholders will no longer benefit from any earnings or increases in value that MPW may realize and will not benefit from any cost savings resulting from the Merger. MPW will be privately-held and any benefit from increased earnings or increased value or any cost savings resulting from the Merger will inure exclusively to the Black Family and any subsequent investors in MPW, as the Surviving Corporation.

Q.	What vote is required to approve the Merger Agreement?

A.

Approval of the Merger and adoption of the Merger Agreement requires the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of Common Stock entitled to vote at the Special

Meeting. Noir Acquisition owns approximately 59% of the issued and outstanding shares of Common Stock and has indicated that it intends to vote its shares in favor of approving the Merger and adopting the Merger Agreement. Further, the other officers and directors of MPW, who hold an aggregate of 6,500 of the outstanding shares of Common Stock, have expressed their intent to vote for approval of the Merger and adoption of the Merger Agreement. Consequently, the proposed transaction will be duly authorized if the holders of 831,484, or approximately 19%, of the Unaffiliated Shares entitled to vote at the Special Meeting vote in favor of the Merger and the Merger Agreement.

Q.	What do I need to do now?

A.	To ensure that there is a quorum present at the Special Meeting, we ask that you please vote by proxy, whether or not you plan on attending the Special Meeting in person. If your shares are held in your name, you can vote by proxy in one of three ways:

•	Via the internet: The website address for internet voting is printed on your proxy card. Internet voting is available 24 hours a day until 6:00 a.m., Eastern Daylight Savings Time, on September 14, 2006;

•	By telephone: You may vote by telephone by calling the toll-free number listed on the enclosed proxy card. Telephone voting is available 24 hours a day until 6:00 a.m., Eastern Daylight Savings Time, on September 14, 2006; or

•	In writing: Complete, sign, date and mail your proxy card in the enclosed envelope so that it is received by 5:00 p.m., Eastern Daylight Savings Time, on September 13, 2006.

If you vote by telephone or via the internet, you do not need to return a proxy card. Shareholders voting by telephone or internet may incur telephone usage or internet access charges from your phone company or internet service provider.

If you vote by proxy, your shares will be voted in the manner you indicate at the Special Meeting. If you submit a proxy but do not specify how you want your shares to be voted, they will be voted FOR the approval of the Merger and adoption of the Merger Agreement.

Q.	What rights do I have if I oppose the Merger?

A.	Shareholders who oppose the Merger may dissent and seek appraisal of the fair value of their shares, but only if they comply with all of the procedures explained in “RIGHTS OF DISSENTING SHAREHOLDERS” and Appendix C to this Proxy Statement.

Q.	Who can vote on the Merger?

A.	All shareholders of record as of the close of business on August 7, 2006 will be entitled to notice of, and to vote at, the Special Meeting on the proposal to approve the Merger and adopt the Merger Agreement.

Q.	If I am in favor of the Merger, should I send my share certificates now?

A.	No. If the Merger is completed, MPW will send you a transmittal form and written instructions for exchanging your share certificates.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.	Your broker will vote your shares ONLY if you instruct your broker on how to vote. You should follow the directions provided by your broker regarding how to vote your shares.

Q.	May I change my vote after I have submitted a proxy?

A.	Yes. Just send in a written revocation to MPW’s Corporate Secretary or submit a later dated proxy before the Special Meeting, or simply attend the Special Meeting, give oral notice that you intend to revoke your proxy, and vote in person.

Q.	When is the Merger expected to be completed?

A.	We are working toward completing the Merger as quickly as possible. If the Merger Agreement is approved, we expect to complete the Merger within one business day after all of the conditions to the Merger are satisfied.

Q.	What are the U.S. federal income tax consequences of the Merger to me?

A.	The cash you receive for your shares generally will be taxable for U.S. federal income tax purposes to the extent the cash received exceeds your tax basis. To review the federal income tax consequences to shareholders in greater detail, see “SPECIAL FACTORS—Federal Income Tax Consequences of the Merger.”

Q.	Who can answer my questions?

A.	If you have questions about the Merger or would like additional copies of this Proxy Statement, you should contact MPW Industrial Services Group, Inc., 9711 Lancaster Road, S.E., Hebron, Ohio 43025, Attn: Robert Valentine, Secretary or by phone at (740) 927-8790.

INFORMATION CONCERNING THE SPECIAL MEETING

Time, Place and Date

This Proxy Statement is being furnished to shareholders of MPW in connection with the solicitation of proxies on behalf of the Board for use at the Special Meeting to be held at 10:00 a.m. on September 14, 2006 at the Athletic Club of Columbus located at 136 East Broad Street, Columbus, Ohio 43215.

Purpose of the Special Meeting

At the Special Meeting, you will be asked to consider and vote upon a proposal to approve the Merger and adopt the Merger Agreement. Acting on the recommendation of the Special Committee, the Board has determined that the Merger Agreement and the Merger are fair to, and in the best interests of, MPW and the Unaffiliated Shareholders. Consequently, the Board has approved the Merger and adopted the Merger Agreement, and recommends that shareholders vote FOR approval of the Merger and adoption of the Merger Agreement.

The Board has fixed the close of business on August 7, 2006 as the record date to determine the MPW shareholders entitled to receive notice of, and to vote at, the Special Meeting. As of the close of business on the record date, MPW had outstanding 10,716,207 shares of Common Stock held of record by approximately 70 registered holders. As of the close of business on the record date, Noir Acquisition owned 6,312,654 shares of Common Stock, representing approximately 59% of the outstanding shares of Common Stock. Each outstanding share of Common Stock is entitled to one vote on all matters coming before the Special Meeting. The presence, either in person or by proxy, of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum for the transaction of business at the Special Meeting. Through a representative, Noir Acquisition plans to attend the Special Meeting. Accordingly, based on Noir Acquisition’s holdings, the presence of a quorum at the Special Meeting is assured.

Required Vote; Calculation of Vote; Abstentions and Broker Non-Votes

Approval of the Merger and adoption of the Merger Agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Common Stock entitled to vote at the Special Meeting. Noir Acquisition owns 6,312,654 shares of Common Stock, or approximately 59% of the outstanding shares entitled to vote at the Special Meeting, and Noir Acquisition has expressed its intent to vote for the approval of the Merger and the adoption of the Merger Agreement. Further, the other officers and directors of MPW, who hold an aggregate of 6,500 of the outstanding shares of Common Stock, have evidenced their interest to vote for the Merger and the Merger Agreement. Consequently, if the holders of 831,484, or approximately 19%, of the Unaffiliated Shares entitled to vote at the Special Meeting vote in favor of the Merger and the Merger Agreement, the Merger will be approved. The Merger is not structured to require the approval of a majority of the Unaffiliated Shares.

At the Special Meeting, the results of shareholder voting will be tabulated by the inspector of elections appointed for the Special Meeting. All shares of Common Stock represented at the Special Meeting by properly executed proxies or properly authenticated votes via telephone or over the internet received prior to or at the Special Meeting, unless previously revoked, will be voted at the Special Meeting in accordance with the instructions on the proxies. Unless contrary instructions are indicated, proxies will be voted FOR the approval of the Merger and the adoption of the Merger Agreement. As explained below in the section entitled “RIGHTS OF DISSENTING SHAREHOLDERS,” a vote in favor of the Merger Agreement means that the shareholder owning those shares will not have the right to dissent and seek appraisal of the fair market value of those shares.

Other than the proposed Merger, MPW does not know of any matters that are to come before the Special Meeting. If any other matters are properly presented at the Special Meeting for action, the persons named in the enclosed proxy will have discretion to vote on such matters in accordance with their best judgment.

Notwithstanding the foregoing, the persons named in the proxies will not use their discretionary authority to use proxies voting against the Merger to vote in favor of adjournment or postponement of the Special Meeting.

Under Ohio law and MPW’s Code of Regulations, properly authenticated proxies voted “abstain” and shares held in “street name” by brokers that are not voted at the Special Meeting will be counted for purposes of determining whether a quorum has been achieved at the Special Meeting, but will not be treated as either a vote for or a vote against the Merger or the Merger Agreement. Because the approval of the holders of at least two-thirds of the outstanding shares of Common Stock is required, broker non-votes will have the effect of a vote against the approval of the Merger and adoption of the Merger Agreement.

Revocation of Proxy

Giving a proxy does not preclude the shareholder’s right to vote in person if the shareholder giving the proxy so desires. A shareholder has the unconditional right to revoke his, her or its proxy at any time prior to voting at the Special Meeting either by filing a written revocation with MPW’s Secretary at MPW’s principal executive offices, by submitting a duly executed proxy or, submitting a properly authenticated vote via telephone or over the internet bearing a later date or by voting in person at the Special Meeting. Attendance at the Special Meeting without stating an intention to revoke a proxy by voting in person will not, by itself, however, revoke a previously given proxy.

Proxy Solicitation

The enclosed proxy is solicited on behalf of the Board. The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Special Meeting and the enclosed proxy will be borne by MPW, other than telephone usage or internet access charges incurred by shareholders in connection with telephone or internet voting. MPW is requesting that banks, brokers and other custodians, nominees and fiduciaries forward copies of the proxy materials to their principals and request authority for the execution of proxies. MPW may reimburse these persons for their expenses in so doing. In addition to the solicitation of proxies by mail, the directors, officers and employees of MPW and its subsidiaries may solicit proxies by telephone, facsimile, electronic mail, telegram or in person. Such directors, officers and employees will not be additionally compensated for this solicitation, but may be reimbursed for out-of-pocket expenses incurred. MPW has retained Georgeson Shareholder, a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the Special Meeting at a cost of approximately $9,500, plus $4.50 per call and reimbursement of reasonable out-of-pocket expenses.

MPW has not authorized any person to give any information or make any representation not contained in this Proxy Statement. You should not rely on any such information or representation as having been authorized.

Surrender of Stock Certificates

If the Merger Agreement is adopted and the Merger is approved and consummated, holders of Common Stock will be sent instructions regarding the surrender of their certificates representing shares of Common Stock. Shareholders should not send their stock certificates until they receive these instructions.

SPECIAL FACTORS

Background and Reasons

General

In December 1997, MPW completed its initial public offering and, at that time, had no long-term indebtedness. From December 1997 until February 1999, MPW completed 14 acquisitions, including six acquisitions that helped to form a subsidiary, Pentagon Technologies Group, Inc. (“Pentagon”), and had plans to acquire additional companies. During this same time period, and primarily as a result of our acquisitions, our long-term indebtedness increased to approximately $60 million. The Board, at a regularly scheduled meeting on

February 16, 1999, discussed various financing strategies available to MPW to reduce its long-term indebtedness and to continue its plans for strategic growth. Based on these discussions, the Board authorized MPW’s management to pursue an equity offering. MPW selected underwriters and began to aggressively pursue an equity offering, with a view towards filing the necessary documents with the SEC in early March 1999. On March 1, 1999, however, our parts-cleaning facility in Austin, Texas was destroyed by fire. We issued a press release on March 16, 1999 disclosing that as a result of the fire and general softness in the industrial market, MPW’s earnings for the third quarter of fiscal 1999 would not meet analysts’ estimates. Based in part on this press release and the prevailing market conditions for small capitalization stocks, the price of our Common Stock dropped significantly. As a result of this drop, on March 19, 1999, the Board decided to indefinitely delay the previously authorized equity offering.

Throughout the spring of 1999, MPW’s stock price and the general softness in the equity markets for stocks of companies similar to MPW continued to make an equity offering impractical. As a result, management held discussions during the spring of 1999 with MPW’s bank group and outside advisors concerning strategic alternatives that would allow MPW to continue its plans for growth. In addition, throughout 1999, management and the Board continued their discussions regarding strategic growth and financing alternatives. These alternatives included an equity offering, a mezzanine debt financing, an equity financing by a strategic partner, the sale of MPW or certain of its assets and the privatization of MPW. The Board also considered deferring some of MPW’s strategic growth plans as an alternative to these strategies.

Year 2000 Going Private Discussions

Between November 1999 and September 2000, Mr. Black employed financial advisors and sought financing to implement a going-private merger through which he would acquire all the publicly held shares. A special committee of independent directors was formed to evaluate proposals made. These proposals were withdrawn by Mr. Black in September 2000 primarily because he perceived uncertainty in MPW’s core businesses due to sluggish customer demand from certain industries. Mr. Black also expected that the additional debt that would have been incurred to finance the going-private transaction would have adversely impacted MPW if the going-private transaction were completed.

During the same period that MPW was pursuing going private, we completed a recapitalization of Pentagon on July 18, 2000. Pursuant to the Recapitalization Agreement, Baird Capital Partners and certain of its affiliates (“BCP”) invested in Pentagon, MPW sold a majority of its equity interest in Pentagon to BCP and Pentagon indebtedness to MPW was repaid. We retained an approximately 22% interest in the capital stock of Pentagon. In connection with this transaction, MPW received $22.8 million, which was used to repay debt, which had grown to $82.4 million as of June 30, 2000.

September 2000 to 2005

At September 30, 2000, our outstanding debt was $63.6 million. Continued softness in the general industries we served and continued price pressures necessitated, in management’s view, further action to reduce debt.

In connection with the proposed going-private transaction, MPW announced its plan to sell Facility Services, which was defined as the Industrial Filtration Products and Services (“Filter”) group along with the labor support business of its Industrial Cleaning and Facility Maintenance division. Even though Mr. Black’s proposal to acquire MPW was withdrawn, we still pursued the sale of Facility Services. Facility Services provided air and liquid filtration devices, media, consumable products, engineering and technical services, and industrial cleaning and facility maintenance primarily to the automotive industry. On May 11, 2001, MPW announced that it was only selling the Filter group.

On June 4, 2001, we completed the sale of the Filter group to CLARCOR Inc., a filter manufacturer. In connection with the sale, we recorded an estimated net loss of $6.8 million (net of related tax benefits of $1.3 million) in the third quarter of fiscal year 2001 inclusive of all selling and professional services expenses. Under the terms of the sale agreement, the purchase price was approximately $31.0 million, subject to final closing adjustments. The final purchase price, after closing adjustments was $29.3 million. The net proceeds were used to repay a portion of our debt.

On June 30, 2003, we closed on the sale of the medical and laboratory water purification reporting unit of the Industrial Water Process Purification segment for approximately $1.9 million in cash. The net proceeds were used to repay a portion of our debt.

On January 14, 2004, MPW repurchased 250,000 shares of its Common Stock, constituting approximately 2.3% of its outstanding shares, in a privately negotiated cash transaction authorized by the Board, at a purchase price of $2.50 per share. MPW has completed no other stock repurchases.

During 2004 and 2005, MPW experienced continued pricing pressure, which resulted in a loss of several customers. MPW also saw a decrease in demand for project work at existing customers as a result of customer spending cutbacks.

Market Conditions

Our outstanding debt was reduced to $31.9 million by the close of fiscal 2001 as a result of the proceeds of divestitures and operating performance. The impact of the terrorist attacks on September 11, 2001 was significant on the industries that we serve. The uncertainty created by the attacks caused budget constrictions and heightened price pressure in industrial services. As a result, MPW continued to suffer from operating margin erosion and reduced volume of work.

During the period 2001 through 2005, the markets we served continued to operate with an increased sensitivity to pricing rather than quality of services. Volume of work activity was also reduced as many industries adopted economic defensive measures that required deferment or reduction in scope of industrial services. Our operating performance continued to suffer during this period as a result of market constrictions. Seeking to restore operating performance through managerial and organization restructuring, the Board initiated multiple changes in executive management positions. Structurally, MPW was reorganized in a manner that would allow individual General Managers responsibility over key business units. Managerial talent was brought in from manufacturing and service industries with the objective of restoring profitability despite continued market constraints. During the same period, MPW suffered from three bankruptcy filings of major customers. The total bad debt loss as a result of these bankruptcies was $5.4 million.

During fiscal years 2004 and 2005 and through the present, our relatively new management team under Mr. Black has been able to improve overall operating performance, but not to pre-September 11 standards. Managerial demands associated with the current regulations of public companies as well as the anticipated impact of Sarbanes-Oxley section 404 implementation could adversely impact our performance and our ability to generate and preserve cash for growth.

Market Value of Shares 2001 to 2006

During the fiscal years of 2001 through 2005, the value of our Common Stock languished in the marketplace. The average low during the period was $2.022 and the average high was $2.092 per share. The following graph represents the closing stock price of MPW’s Common Stock over the period July 1, 2001 through December 31, 2005.

Average daily trading volume during the same 4 1/2 year period was 9,922 shares. The 9,922 average shares traded includes substantial volume traded during the month of September 2005, which we believe is the result of speculators tying MPW’s performance with Hurricane Katrina clean-up efforts. The trading spike during September 2005 represents approximately 31.6% of all shares traded during the 4 1/2 year period analyzed.

Chronology of the Merger

In February 2005, a publicly held restaurant chain in Columbus, Ohio, announced that it was seeking to terminate the registration of its common shares with the SEC and de-list its stock. In its public filings, this company stated that it believed the costs of Sarbanes-Oxley were going to be too high to justify continued participation in the public market. In response to local reports about this possible de-listing, MPW initiated a study of the impact of de-registering its Common Stock with the SEC and de-listing and the requisite steps to do so.

On February 11, 2005, Robert Valentine, MPW’s Vice President, Chief Operating Officer, Chief Financial Officer, Secretary and Treasurer, presented a summary finding on the topic of de-listing to the Board as part of the regularly scheduled Board meeting. The Board deferred further conversation on de-listing or stock repurchase until more information was gathered.

Upon further consideration, during the regularly scheduled Board meeting on May 9, 2005, the Board concluded not to pursue the de-registration and de-listing of MPW’s Common Stock. In the same meeting, a general discussion was held regarding the privatization of public companies. In connection with such discussion, independent members of the Board addressed numerous factors relating to the future of MPW that Mr. Black and the Board needed to consider:

•	The market price of the Common Stock had ranged from $0.75 to $2.80 during the four years ended March 31, 2005, with an average closing stock price of $2.01;

•	The volume of shares traded averaged only 6,567 during the four years ended March 31, 2005;

•	No analysts were following MPW;

•	The market price of the Common Stock had not reacted significantly to the operations of MPW in the opinion of these Board members;

•	MPW could de-register the Common Stock with the SEC and de-list and save certain costs, particularly the expected large costs of implementing and operating under the requirements of Sarbanes-Oxley, but such a move would likely have a negative impact on the market price of the stock;

•	Anticipated Sarbanes-Oxley compliance costs, including costs of compliance with section 404 of Sarbanes-Oxley, were expected to significantly affect MPW’s future operating results; and

•	The industries of several of MPW’s major customers, including those in the steel and automotive industries, have struggled in recent years. The effect of these struggling industries, together with strong competition, has resulted and is likely to continue to result in significant price and margin pressure.

In connection with the Board’s discussion, Mr. Black asked Mr. Valentine to research the feasibility of a going-private transaction. Such research was to include pricing and structure issues, as well as financing alternatives.

Between June 2005 and September 2005, Mr. Valentine interviewed potential financial advisors to assist with the structuring and financing of a potential going-private transaction. Factors considered during the selection of a financial advisor included: market credibility, operational capability, overall experience in advising on like transactions and overall understanding of the intricacies of MPW’s industry.

On September 28, 2005, James Arnold, principal of Runnymede Capital, an advisor to Mr. Black, met with Steven Shepard, Senior Vice President & Division Head at LaSalle Bank, and asked Mr. Shepard to execute a confidentiality agreement in preparation for discussions regarding the potential financing of a going-private transaction by Mr. Black. Immediately after this meeting, Mr. Shepard and others members of the financing team at LaSalle Bank began conducting due diligence on the proposed financing. On September 29, 2005, Mr. Shepard executed and returned the confidentiality agreement.

On October 3, 2005, Mr. Arnold and Mr. Valentine met with Mr. Shepard to discuss potential financing by LaSalle Bank of a going-private transaction.

On October 12, 2005, Mr. Valentine met with representatives of LaSalle Bank and with ABN AMRO including Mr. Shepard, Gregory Fresh, a Managing Director at ABN AMRO, and Mary Josephs, a Senior Vice President at LaSalle Bank, to discuss their approach to assisting with the structure, pricing and financing of a going-private transaction. This meeting was followed by written proposals from LaSalle Bank relating to financing the potential transaction and from ABN AMRO to act as financial advisor to Mr. Black.

During the period from October 13, 2005 to October 20, 2005, ABN AMRO held several internal conference calls to address the objectives that had been discussed in the October 12, 2005 meeting with Mr. Valentine. In addition, Mr. Valentine was introduced to several new individuals from LaSalle Bank and ABN AMRO including Michael Grad, a Managing Director from ABN AMRO, Michael Zycinski, a Senior Analyst at ABN AMRO, and Kay Geiger, a Senior Vice President at LaSalle Bank.

On October 21, 2005, the team from ABN AMRO presented their findings regarding the feasibility of a going-private transaction to Mr. Valentine and Les Brandon, a former audit partner at Ernst & Young LLP who was retained by Mr. Black as his special advisor, via a telephonic conference call. In its presentation, ABN AMRO addressed general reasons companies choose to pursue a going-private transaction, a preliminary valuation of MPW (based on publicly available information, management’s earnings estimates and ABN AMRO’s knowledge of the markets), recent and historical stock market performance of MPW and the rationale for a going-private transaction. LaSalle Bank also addressed issues regarding the financing of such a transaction. During this presentation, ABN AMRO inquired whether Mr. Black would have any interest in marketing MPW to potential third party purchasers. Through Messrs. Valentine and Brandon, Mr. Black stated definitively that he had no intent to sell his shares of MPW to any outside third party.

On October 25, 2005, Messrs. Fresh, Grad and Zycinski held a telephonic conversation with Mr. Valentine to verify that all of Mr. Black’s questions and concerns had been addressed during the October 21, 2005 presentation and to discuss initial steps in pursuing an engagement with ABN AMRO to represent Mr. Black in connection with the going-private transaction. During the conversation, it was suggested that a follow-up presentation outlining the process, scope and procedures of a going-private transaction be prepared and presented to Mr. Black.

On October 29, 2005, Messrs. Shepard, Fresh, Grad and Zycinski and Ms. Josephs held a telephonic conference call with Mr. Valentine to discuss the initial drafting of the process, scope and procedures presentation, which was to be presented on October 31, 2005.

On October 31, 2005, ABN AMRO presented via a telephonic conference call a preliminary timetable for a going-private transaction and discussed the process, scope and procedures of completing such a transaction.

On November 2, 2005, Messrs. Black, Brandon and Valentine met with several members of the senior management of LaSalle Bank to discuss a potential financing by LaSalle Bank. Representatives of LaSalle Bank included Norm Bobins, Chief Executive Officer, Larry Richman, President, Commercial Banking, Mr. Shepard and Ms. Geiger. Messrs. Grad and Fresh also attended this meeting.

On November 23, 2005, Messrs. Fresh, Grad and Valentine held a telephonic conference call to discuss Mr. Black’s current views on a possible transaction, and Mr. Valentine noted that Mr. Black was still interested. Mr. Valentine suggested that additional valuation work should be performed and that ABN AMRO should advise Mr. Black with respect to a fair and appropriate per share offer price or range of prices. Mr. Fresh and Mr. Grad confirmed that additional work needed to be done and requested additional information from MPW in order to finalize valuation parameters in order to suggest an appropriate per share offer price.

During the period from November 24, 2005 to December 23, 2005, ABN AMRO held several telephonic conference calls designed to assist Mr. Black in determining a fair and appropriate per share price to offer to the Board. On December 5, 2005, Mr. Black formally engaged ABN AMRO as the financial advisor to himself and his acquisition vehicle. During this period also, Mr. Valentine contacted Ronald Robins, a partner of Vorys, Sater, Seymour and Pease LLP (“Vorys, Sater”), MPW’s regular outside counsel, regarding possible legal representation of Mr. Black in connection with a going-private transaction. Messrs. Robins and Valentine discussed the roles that Vorys, Sater could fill and discussed the appropriateness of having the Board establish a special committee to consider any offer proposed by Mr. Black and of granting such committee the authority to retain separate legal and/or financial advisors to assist it in its deliberations. Following such discussion, Vorys, Sater agreed to represent Mr. Black and his acquisition vehicle in connection with the proposed transaction in addition to representing MPW.

On December 14, 2005, in a conference call with the Board, Mr. Shepard delivered to Messrs. Black and Valentine a preliminary term sheet for the proposed financing.

On December 29, 2005, Messrs. Fresh, Grad, Valentine and Black held a telephonic conference call to review the valuation presentation with Mr. Black and to discuss an appropriate per share offer price. At the conclusion of the conversation, Mr. Black determined that he would approach the Board with an offer price of $2.40 per share.

On December 30, 2005, Mr. Black indicated to the Board his intent to purchase all of the outstanding shares of MPW for $2.40 per share. In response to Mr. Black’s oral indication, the Board suggested that Mr. Black’s advisors, ABN AMRO, present their findings and supporting evidence on January 5, 2006.

On January 5, 2006, Mr. Black and Mr. Valentine, along with representatives of ABN AMRO, met with the Board at Vorys, Sater’s office to discuss the valuation rationale for Mr. Black’s anticipated offer of $2.40 per share. Mr. Robins of Vorys, Sater was present at the meeting. Mr. Robins informed the Board of Vorys, Sater’s representation of Mr. Black, generally advised the Board with respect to its fiduciary duties under Ohio law and discussed the appropriateness of establishing a special committee with separate legal and financial advisors. In its presentation to the Board, ABN AMRO discussed the various rationales and financial analyses that provided the basis for its recommendation to Mr. Black in formulating his offer. ABN AMRO began by noting the rationale underlying Mr. Black’s offer: (i) Mr. Black owns a majority of the outstanding shares of MPW and has indicated that he has no intention of selling his shares to a third party; (ii) MPW has a small public float with very little liquidity in its shares and this illiquidity is compounded by the lack of equity analyst coverage of MPW; and (iii) private ownership of MPW would eliminate the expected time and expense of compliance with Sarbanes-Oxley and other current regulatory requirements faced by public companies. In short, ABN AMRO stated its belief that MPW derives little benefit from being a publicly traded company, but bears the cost of compliance of public ownership.

In addition, ABN AMRO discussed the various financial analyses that provided the basis for its recommendation to Mr. Black in formulating his offer. These analyses included the Premium Over Stock Trading Price for MPW, Comparable Public Company analysis, Comparable Transactions analysis, Discounted Cash Flow analysis and Leveraged Buyout analysis. The Premium Over Stock Trading Price analysis indicated that an offer price of $2.40 per share would represent a premium of 14.8% over the 200-day moving average, 19.4% over the 100-day moving average, 21.8% over the 50-day moving average and 26.3% over the close as of December 30, 2005. The Comparable Public Company analysis utilized a peer group comprised of Avalon Holdings Corporation, Industrial Services of America, Inc., PDG Environmental, Inc., and Perma-Fix Environmental Services, Inc. The Comparable Public Company analysis indicated an enterprise value that was less than MPW’s outstanding debt, implying an immaterial equity valuation. The Comparable Transactions analysis included the 2005 acquisition of PSC Industrial Services Canada Inc. by Newalta. The Comparable Transactions analysis indicated an enterprise value that was less than MPW’s outstanding debt, implying an immaterial equity valuation. The Discounted Cash Flow analysis utilized discount rates ranging from 12.0% to 16.0% and terminal earnings before interest and taxes (commonly known as “EBIT”) multiples of 11.0x to 13.0x. The Discounted Cash Flow analysis indicated a potential valuation range of $2.00 to $3.11 per share and median value of $2.52 per share. The Leveraged Buyout analysis utilized a maximum senior debt multiple of 2.75x and assumed 5-year EBIT exit multiples ranging from 11.0x to 13.0x. The Leveraged Buyout analysis indicated a return to common equity holders ranging from 19.7% to 25.2% and a valuation of $2.39 per share. As a result of MPW’s significant capital expenditure requirement to sustain its business model, which in turn results in abnormally high depreciation and amortization expense that would skew an EBITDA analysis, EBIT multiples (which include depreciation expenses) were determined by ABN AMRO as the appropriate measure in computing an implied enterprise value.

Subsequent to the ABN AMRO presentation, Mr. Shepard made a brief presentation to the Board regarding financing for the transaction. Mr. Shepard indicated that he expected to make a presentation to the loan committee of LaSalle Bank the following week.

Following the January 5, 2006, presentation by ABN AMRO, the independent directors noted that they would need time to consider ABN AMRO’s presentation and to retain legal counsel for the Special Committee. During the period from January 6, 2006 to January 31, 2006, ABN AMRO and Mr. Valentine held several telephonic conference calls to discuss the outline of the February 1, 2006 presentation to the Special Committee. During such period, the Special Committee also retained Porter, Wright to act as its legal advisor.

On February 1, 2006, Mr. Black and Mr. Valentine, along with members of ABN AMRO, met with the Special Committee and William J. Kelly of Porter, Wright, counsel to the Special Committee, and Mr. Robins of Vorys, Sater for a follow-up discussion of the valuation rationale for Mr. Black’s offer. In a presentation to the Special Committee, ABN AMRO discussed refinements to the various financial analyses that provided the basis for Mr. Black’s offer. In addition, they further discussed, per the request of the Special Committee, certain qualitative factors affecting MPW’s business. Among these were the facts that:

•	MPW faces significant competition in the markets it serves;

•	MPW is heavily dependent on the services of Mr. Black, the founder and current Chairman, Chief Executive Officer and President of the business;

•	A significant percentage of MPW’s revenue is in the troubled automotive and steel industries, both of which face heavy competition and are highly cyclical industries; and

•	MPW derives a significant percentage of its sales from its top ten customers.

In addition to these qualitative factors, ABN AMRO discussed refinements made to its financial analyses. Despite the ABN AMRO view that EBIT remains the most relevant metric for MPW, these refinements included other valuation multiples in addition to EBIT, such as multiples of net sales and EBITDA. For the Comparable Public Companies analysis, a valuation of $1.74 per share was derived through an average of Net Income, EBIT,

EBITDA and Revenue multiples. For the Comparable Transactions analysis, Kenny Industrial Services’ acquisition of Canisco Resources, Inc. was added to the analysis. This new comparable transaction indicated a value of $2.00 per share. The Discounted Cash Flow analysis was refined to include discount rates ranging from 13.0% to 19.0%, and terminal EBIT multiples ranging from 10.0x to 12.0x and terminal EBITDA multiples ranging from 4.0x to 6.0x. The Discounted Cash Flow analysis indicated a valuation of $1.36 to $3.32 per share. The Leveraged Buyout analysis utilized a maximum senior debt multiple of 2.75x and assumed 5-year EBIT exit multiples ranging from 10.0x to 12.0x. The Leveraged Buyout analysis indicated a return to common equity holders ranging from 26.7% to 32.6% and a valuation of $2.40 per share.

On February 7, 2006, Mr. Black delivered a written offer to the Board and to the Special Committee to buy the Unaffiliated shares of MPW at a price of $2.40 per share in cash, along with a commitment letter from LaSalle Bank to provide the requisite financing, subject to the conditions set forth in that commitment. The Special Committee reviewed Mr. Black’s offer and the financing commitment with Messrs. Black, Valentine and Robins, and Mr. Valentine reviewed with the Special Committee updated forecasted financial information. After excusing Messrs. Black, Valentine and Robins, the Special Committee discussed the offer, the financing commitment and the retention of a financial advisory and valuation firm to advise the Special Committee and render a fairness opinion, if requested to do so.

On February 9, 2006, ABN AMRO held a telephonic conference call with Mr. Valentine to discuss Mr. Black’s written proposal and evaluate the next steps involved in the transaction.

During February 2006, the Special Committee interviewed various business valuation firms to provide a fairness opinion. Criteria used to select an independent firm to advise the Special Committee included expertise in valuations of:

•	Micro-cap companies;

•	Companies with control positions;

•	Low-liquidity companies; and

•	Companies that are going private.

Shortly prior to SRR’s formal engagement, ABN AMRO and SRR initiated contact through a telephonic conversation in which SRR requested all documents used in past presentations by ABN AMRO. ABN AMRO representatives emailed all electronic documents and mailed all hard copy documents to Greg O’Hara, a Managing Director at SRR.

On February 24, 2006, the Special Committee engaged SRR to provide a fairness opinion, from a financial point of view, on the consideration to be received by the Unaffiliated Shareholders in the Merger. During the remainder of February and March 2006, SRR conducted a due diligence review of MPW in connection with its fairness opinion analysis. During this same period, Mr. Black and his advisors negotiated the terms of a financing commitment letter with LaSalle Bank.

On March 21, 2006, Mr. Robins delivered an electronic draft of the proposed Agreement and Plan of Merger to Curtis Loveland, a partner of Porter, Wright, for review by Porter, Wright and the Special Committee.

On March 23, 2006, the Special Committee met with Mr. O’Hara of SRR to discuss the status of its due diligence review and the valuation methodologies that it would employ in its fairness opinion analysis.

On April 5, 2006, Mr. Black, Mr. Valentine, Messrs. Fresh and Grad of ABN AMRO and Mr. Robins from Vorys, Sater, met with the Special Committee and its counsel at the offices of Porter, Wright, counsel to the Special Committee, to address the written offer of $2.40 per share and the terms of the Agreement and Plan of Merger. Pursuant to discussions that day with the Special Committee, Mr. Black increased his offer to $2.50 per share and ultimately to $2.55 per share. The Special Committee considered the revised offer and received the oral opinion of SRR that the revised offer of $2.55 per share was fair to the Unaffiliated Shareholders from a financial point of view. The Special Committee and Messrs. Loveland and Kelly negotiated the remaining issues in the Agreement and Plan of Merger with Mr. Black and his advisors. Thereafter, the Special Committee approved the Merger and adoption of the Merger Agreement in substantially the form presented to the Special Committee and recommended approval of the Merger and adoption of the Merger Agreement to the Board, which subsequently convened a meeting and, with Mr. Black abstaining, adopted the recommendation of the Special Committee.

Also on April 5, 2006, Mr. Shepard delivered to Mr. Black, and Mr. Black accepted, a commitment letter from LaSalle Bank for the financing.

Following the April 5, 2006 meeting, Vorys, Sater and Porter, Wright finalized the form of the Merger Agreement and the ancillary documents in connection therewith, and the Merger Agreement was subsequently executed by Mr. Black on behalf of Noir Acquisition and Mr. Valentine on behalf of MPW on April 14, 2006. SRR issued its written opinion on the same date.

On May 12, 2006, an amended commitment letter and terms sheet were issued by LaSalle Bank and accepted by Mr. Black.

Factors Considered by the Special Committee

On April 5, 2006, following receipt of SRR’s oral opinion as to the fairness of the revised offer of $2.55 per share to the Unaffiliated Shareholders, the Special Committee recommended that the Board approve the Merger and adopt the Merger Agreement. The Special Committee concluded that the Merger is fair to and in the best interests of the Unaffiliated Shareholders. Accordingly, upon the recommendation of the Special Committee, the Board recommends that the shareholders approve the Merger and adopt the Merger Agreement at the Special Meeting. In reaching its conclusions, the Special Committee considered the following POSITIVE FACTORS:

•	The belief that the Merger Consideration is fair to the Unaffiliated Shareholders in light of MPW’s current financial performance, profitability and growth prospects;

•	The equity premium implied by the Merger Consideration of $2.55 per share was more than 32% over MPW’s closing stock price on February 6, 2006, the last trading day before Mr. Black submitted a written proposal to the Board for a transaction to take MPW private, represents a 10.9% premium over the closing price of the Common Stock on April 4, 2006, the last trading day before the date when the Board approved the Merger, and 14.3%, 22.9%, 27.1% and 26.7% premiums, respectively, over the average closing prices of the Common Stock five, 30, 60 and 90 trading days prior to the date the Board approved the Merger;

•	The elimination of the existing costs of being a public company and the expectation that such costs would increase when MPW became subject to the requirements of section 404 of Sarbanes-Oxley;

•	The perception of the Special Committee, based on a report by ABN AMRO, that MPW’s shareholders might not be receiving the normal benefits of public ownership such as liquidity, because of MPW’s small market capitalization, lack of analyst coverage and relatively small number of shares held by Unaffiliated Shareholders;

•	The ranges of implied equity values for the Common Stock derived pursuant to the valuation methodologies employed by SRR in analyzing MPW for purposes of SRR’s fairness opinion;

•	The active and direct role of the members of the Special Committee in the negotiations with Mr. Black and the experience of those members in their own businesses and with MPW;

•	The composition of the membership of the Special Committee and its ability to select and retain its own independent legal counsel and financial advisors;

•	The advice of Porter, Wright with respect to the Special Committee members’ applicable fiduciary duties under Ohio law;

•	The Special Committee’s negotiations with Mr. Black, which resulted in an increase in the Merger Consideration from $2.40 to $2.55 per share;

•	The representations by Mr. Black to the Special Committee that he would not sell his holdings and the preclusive effect that his position would have on the ability of any third party to acquire MPW without his consent;

•	The lack of liquidity in the trading market for the Common Stock and the Special Committee’s acknowledgement that the trading prices of the Common Stock may have been affected by systemic factors such as MPW’s small market capitalization, the presence of a controlling position and the market’s perception of MPW and the industry in which it operates;

•	The availability of appraisal rights under Ohio law for shareholders of MPW who believe that the terms of the Merger are unfair, which rights are described under “RIGHTS OF DISSENTING SHAREHOLDERS” and Appendix C to this Proxy Statement; and

•	The written opinion of SRR that, as of April 14, 2006, the Merger Consideration was fair from a financial point of view to the Unaffiliated Shareholders.

The Special Committee also considered the following ADVERSE FACTORS associated with the Merger:

•	Since Mr. Black desired to retain his majority equity interest in MPW (indirectly through the Black Family’s ownership of Noir Acquisition) and declined to offer MPW for sale to a third party, the Unaffiliated Shareholders will not be afforded an opportunity to participate in any control premium that might have been generated by the sale of the entire company to a third party;

•	The expectation that the Merger will be a taxable transaction for the Unaffiliated Shareholders; and

•	The fact that the Unaffiliated Shareholders will have no ongoing equity participation in MPW as the Surviving Corporation following the Merger, and will not share in any any cost savings resulting from the Merger, any future earnings of the business and/or the proceeds of any sale of the Surviving Corporation’s assets or lines of business.

In view of the various factors considered by the Special Committee, the Special Committee did not find it practicable to, and it did not, quantify or otherwise attempt to assign specific or relative weights to the factors considered in making its determination. In addition, each member of the Special Committee may have given different weights to the various factors.

Recommendation of the Special Committee; Fairness of the Merger

The Board, with Mr. Black abstaining from all determinations concerning the Merger and the Merger Agreement, upon the recommendation of the Special Committee, approved the Merger and the Merger Agreement, deemed the Merger to be both substantively and procedurally fair to, and in the best interests of, the Unaffiliated Shareholders, and recommended approval of the Merger and adoption of the Merger Agreement by MPW’s shareholders at the Special Meeting. With Mr. Black abstaining, the composition of the Board is identical to that of the Special Committee. Accordingly, in determining the substantive fairness of the Merger and deciding to recommend that shareholders vote FOR the approval of the Merger and adoption of the Merger Agreement at the Special Meeting, the Board considered the factors referred to above as having been taken into account by the Special Committee.

In addition, the Board believes that the Merger is procedurally fair to the Unaffiliated Shareholders because, among other things:

•	the Special Committee consisted entirely of independent directors appointed by the Board to represent solely the interests of the Unaffiliated Shareholders;

•	the Special Committee retained and was advised by its own independent financial advisor, SRR, to assist it in evaluating the Merger and the Merger Consideration and provide it with financial advice;

•	the Special Committee retained and was advised by its own independent legal counsel, Porter, Wright;

•	the Special Committee engaged in extensive negotiations and deliberations in evaluating the Merger and the Merger Consideration;

•	the Merger Consideration and the other terms and conditions of the Merger Agreement resulted from active arm’s-length bargaining between the Special Committee and Mr. Black and his advisors;

•	the Merger was approved by the Board of MPW (with Mr. Black abstaining), upon the recommendation of the Special Committee, which is comprised solely of independent directors; and

•	even though the Special Committee consisted of directors of MPW and was therefore not completely unaffiliated with MPW, committees of independent directors are a commonly-used mechanism that is recognized under applicable law to ensure fairness in going-private transactions of this type.

In view of the foregoing, the Board believes that sufficient procedural safeguards exist to ensure fairness of the Merger and to permit the Special Committee to effectively represent the interests of the Unaffiliated Shareholders. Because the Special Committee is comprised of only independent directors, it was advised by its own counsel and financial advisors, and negotiations with Mr. Black were conducted at arm’s length, the Special Committee did not believe that it was necessary to, and did not, retain additional unaffiliated representatives to act on behalf of the Unaffiliated Shareholders to negotiate the terms of the Merger or to prepare a report concerning the fairness of the Merger.

The Special Committee believes that the Merger is procedurally fair without structuring it so that the approval by the holders of a majority of the Unaffiliated Shares is required to approve the Merger. The Special Committee believes that such a requirement is not necessary because a significant percentage of the Unaffiliated Shares must nonetheless approve the Merger before it can be consummated. Under applicable Ohio law and MPW’s governing documents, the Merger must be approved by the holders of at least two thirds of the outstanding shares of Common Stock. Therefore, the holders of approximately 19% of the Unaffiliated Shares, in addition to Noir Acquisition, must vote to approve the Merger before the Merger can be completed. Because Noir Acquisition cannot unilaterally approve the Merger, the Special Committee did not feel it was necessary to disenfranchise Noir Acquisition to protect the interests of the Unaffiliated Shareholders.

Noir Acquisition’s Purpose and Reasons for the Merger; Alternatives to the Merger; Fairness of the Merger

Noir Acquisition’s and Mr. Black’s purpose for engaging in the transactions contemplated by the Merger Agreement is to acquire 100% ownership of MPW in a transaction in which the Unaffiliated Shareholders will be cashed out in exchange for $2.55 per share. Mr. Black believes that such an acquisition is an attractive investment opportunity at this time based upon, among other things, the past performance of MPW and its future business prospects. The determination to proceed with the Merger at this time would also afford the Unaffiliated Shareholders an opportunity to dispose of their shares at a significant premium over recent market prices. In addition, Mr. Black noted that causing MPW to be privately held, and, therefore, no longer required to file periodic reports with the SEC, would:

•	enable management of MPW to focus on creating long-term value, rather than being subject to the pressures associated with the reporting of quarterly earnings;

•	relieve MPW of the substantial ongoing expenses associated with being a publicly owned company;

•	avoid the anticipated substantial expenses of becoming compliant with the future requirements of Sarbanes-Oxley, particularly section 404; and

•	provide the Black Family with flexibility in dealing with its collective assets.

Mr. Black and other members of the Black Family did not pursue a liquidation of MPW or a sale of MPW to a third party because Mr. Black wished to continue to operate MPW’s business on an ongoing basis and wanted to acquire the entire equity interest in MPW. In addition, Mr. Black did not want to relinquish his control of MPW, and therefore, did not desire to sell his shares of Common Stock to a third party.

Mr. Black and the Black Family considered alternatives to the Merger to accomplish their goal of acquiring all the equity interest in MPW, including:

•	a first-step tender offer followed by a second-step, long-form merger;

•	a first-step tender offer followed by a second-step, short-form merger; and

•	a reverse stock split.

The acquisition was structured as a cash merger, however, to accomplish the acquisition in a single step, without the necessity of financing separate purchases of shares in a tender offer, while at the same time not materially disrupting MPW’s operations. Further, under Ohio law a merger would give the Unaffiliated Shareholders the opportunity to exercise dissenter’s rights, whereas a reverse stock split would not. Mr. Black did not consider any alternatives that would have allowed the Unaffiliated Shareholders to maintain an equity interest in MPW because no such alternative would have accomplished Mr. Black and the Black Family’s purpose of taking MPW private. The Black Family decided to take MPW private at this time because Mr. Black believes that a long-term strategy for increasing the value of MPW would be more readily achievable if it were privately held. Noir Acquisition was formed solely as an acquisition vehicle.

Noir Acquisition and Mr. Black have concluded that the Merger, including the terms and conditions of the Merger Agreement are both substantively and procedurally fair to the Unaffiliated Shareholders. In making their determination, they considered the following factors:

•	the conclusions and recommendations of the Special Committee and the Board;

•	the fact that the Special Committee, which was comprised of persons not affiliated with Noir Acquisition or the Black Family and not employed by MPW, has approved the Merger and recommended approval by the Board and a recommendation by the Board that the shareholders approve the Merger;

•	the fact that the Merger Consideration and the other terms and conditions of the Merger Agreement were the result of arm’s-length, good faith negotiations between the Special Committee and its advisors and Mr. Black and his advisors;

•	Mr. Black did not participate in the deliberations of the Board or the Special Committee regarding the Merger and the Merger Agreement;

•	the fact that SRR issued a fairness opinion to the Special Committee to the effect that, as of the date of the opinion, based upon and subject to various considerations and assumptions stated in the opinion, the Merger Consideration to be received in the Merger is fair from a financial point of view to the Unaffiliated Shareholders; and

•	the other factors referred to above as having been taken into account by the Special Committee and the Board, which the Black Family adopts as its own.

See also the sections entitled “SPECIAL FACTORS—Background and Reasons” and “—Opinion of the Financial Advisor to the Special Committee.”

Because of the variety of factors considered, Noir Acquisition and Mr. Black did not find it practicable to, and did not attempt to, make specific assessments of, quantify, rank or otherwise assign relative weights to, the specific factors considered in reaching their fairness determination. Noir Acquisition and Mr. Black felt that there was no need to retain any additional unaffiliated representatives to act on behalf of the shareholders, because the independence of the members of the Special Committee and the retention by the Special Committee of its own legal counsel and financial advisor permitted the Special Committee to effectively represent the interests of such shareholders and because, under Ohio law, the Merger requires the approval of at least two-thirds of the votes entitled to be cast at the Special Meeting, which requires approximately 19% of the Unaffiliated Shareholders to approve the Merger. Additionally, Mr. Black and Noir Acquisition believe the Merger is procedurally fair because the Merger was approved by a majority of the directors who are not employees of MPW.

Noir Acquisition and Mr. Black did not consider net book value or liquidation value in determining the fairness of the Merger to the Unaffiliated Shareholders. They do not believe that net book value, which is an accounting concept, reflects or has any meaningful impact on the market trading prices of the Common Stock. Further, they did not consider liquidation value in determining the fairness of the Merger to the Unaffiliated Shareholders because MPW’s business is a viable, going concern business, that will continue to operate upon consummation of the Merger, and Mr. Black, as the controlling shareholder of MPW, has no intention of liquidating the business. Additionally, the nature of MPW’s equipment, particularly the rolling stock, would make liquidation difficult.

When determining the fairness of the Merger to the Unaffiliated Shareholders, Noir Acquisition and Mr. Black considered historical and current market prices, which were included in the analyses prepared by ABN AMRO that Mr. Black used to formulate his offer. Mr. Black and Noir Acquisition also considered going concern value, which was also reflected in the various analyses from ABN AMRO, which were adopted by Mr. Black and Noir Acquisition, including Premium Over Stock Trading Price for MPW, Comparable Public Company analysis, Comparable Transactions analysis, Discounted Cash Flow analysis and Leveraged Buyout analysis. The analyses of ABN AMRO are discussed more thoroughly under the heading “SPECIAL FACTORS -- Background and Reasons -- Chronology of the Merger” above.

Opinion of the Financial Advisor to the Special Committee

The Special Committee retained SRR to act as its exclusive financial advisor in connection with the Merger by a letter agreement dated February 24, 2006. At the meeting of the Special Committee on April 5, 2006, SRR rendered its oral opinion, subsequently confirmed in writing as of April 14, 2006, that subject to and based upon the various assumptions made, procedures followed, matters considered and limitations upon the review undertaken, the $2.55 per share cash consideration to be received by the Unaffiliated Shareholders pursuant to the Merger Agreement is fair from a financial point of view to such shareholders.

The full text of SRR’s opinion, dated April 14, 2006, which sets forth, among other things, the various assumptions made, procedures followed, matters considered and limitations upon the review undertaken by SRR, is attached as Appendix B to this proxy statement. You should read this opinion carefully and in its entirety. This summary is qualified in its entirety by reference to the full text of the opinion.

SRR’s opinion, which was addressed to the Special Committee, addressed only the fairness, as of the date of the opinion, from a financial point of view to the Unaffiliated Shareholders of the $2.55 per share cash consideration to be received by such holders in the Merger, and did not address any other aspect of the Merger. The Special Committee did not request, and the opinion of SRR does not in any manner address, the fairness of the transaction to Noir Acquisition.

At the Special Committee’s direction, SRR’s opinion did not address MPW’s underlying business decision to proceed with or effect the Merger, nor did it constitute a recommendation to any of MPW’s shareholders as to how such shareholder should vote with respect to the Merger. SRR was neither asked to, nor did it, offer any opinion as to any term of the Merger Agreement or the form of the Merger, other than as to the fairness, from a financial point of view, as of the date of the opinion, of the $2.55 per share cash consideration to be received by the Unaffiliated Shareholders, to such holders. Moreover, SRR was not engaged to recommend, nor did it recommend, the Merger Consideration, nor did it participate in the Merger negotiations. In rendering its opinion,

SRR assumed, with the Special Committee’s consent, that each party to the Merger Agreement would comply with all the material terms of the Merger Agreement.

In arriving at its opinion, SRR, among other things:

•	reviewed current and historical prices and trading volumes of the Common Stock;

•	reviewed certain publicly available business and historical financial information relating to MPW, including documents and schedules filed with the SEC (such as filings on Form 10-K, Form 10-Q and Form 8-K), publicly available earnings estimates, news articles and press releases;

•	reviewed certain internal financial information and other data relating to MPW’s business, operations and financial prospects, including estimates and financial forecasts prepared by MPW’s management, that were provided by MPW to SRR and were not publicly available;

•	conducted discussions with members of MPW’s senior management, including Messrs. Black and Valentine, concerning MPW’s business, operations and financial prospects;

•	reviewed publicly available financial and stock market data with respect to MPW and certain other companies in lines of business SRR believed to be generally comparable to MPW, including documents and schedules filed with the SEC (such as filings on Form 10-K, Form 10-Q and Form 8-K), publicly available earnings estimates, news articles and press releases;

•	compared the financial terms of the Merger with the publicly available financial terms of certain other transactions which SRR believed to be generally relevant;

•	reviewed drafts of the Merger Agreement; and

•	conducted such other financial studies, analyses and investigations, and considered such other information, as SRR deemed necessary or appropriate.

In connection with its review, with the Special Committee’s consent, SRR did not assume any responsibility for independent verification of any of the information reviewed by SRR for the purpose of its opinion and, with the Special Committee’s consent, relied on such information being complete and accurate in all material respects. The Special Committee reviewed, but did not independently verify the accuracy and completeness of, the financial information, forecasts, projections, assumptions and other information provided by MPW to SRR. In addition, at the Special Committee’s direction, SRR did not make any independent analysis, evaluation or appraisal of any of MPW’s assets or liabilities (contingent or otherwise), nor was SRR furnished with any such analysis, evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, SRR assumed that they had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of management as to MPW’s future financial performance. SRR assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger would be obtained without any material adverse effect on MPW or the Merger. SRR’s opinion was necessarily based upon economic, monetary, market and other conditions as of the time of its analysis.

The following summaries of SRR’s financial analyses present some information in tabular format. In order to fully understand the financial analyses used by SRR, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Accordingly, the analyses listed in the tables and described below must be considered as a whole. Considering any portion of such analyses and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying SRR’s opinion. None of the analyses performed by SRR was assigned greater significance by SRR than any other. SRR arrived at its ultimate opinion based upon the results of all analyses undertaken by it and assessed as a whole and believes the totality of the factors considered and performed by SRR in connection with its opinion operated collectively to support its determination as to the fairness of the Merger Consideration from a financial point of view. SRR did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis.

In arriving at its opinion, SRR made its determination as to the fairness, from a financial point of view, as of the date of the opinion, of the $2.55 per share cash consideration to be received by the Unaffiliated Shareholders pursuant to the Merger Agreement, to such holders, on the basis of the multiple financial and comparative analyses described below. The following summary is not a complete description of all of the analyses performed and factors considered by SRR in connection with its opinion, but rather is a summary of the material financial analyses performed and factors considered by SRR. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis. With respect to the analysis of publicly traded companies and the analysis of publicly disclosed mergers and acquisitions summarized below, such analyses reflect selected companies, and not necessarily all companies that may be considered relevant in evaluating MPW or the Merger. In addition, no company used as a comparison is either identical or directly comparable to MPW or the Merger. These analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

The estimates of MPW’s future performance provided by management contained in or underlying SRR’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, SRR considered industry performance, general business and economic conditions and other matters, many of which are beyond our control.

The Merger Consideration was determined through negotiation between the Special Committee, on the one hand, and Mr. Black and Noir Acquisition, on the other hand, and their respective counsel, and the decision to recommend the Merger to the Board was solely that of the Special Committee. SRR’s opinion and financial analyses were only one of many factors considered by the Special Committee in its evaluation of the Merger and should not be viewed as determinative of the views of the Special Committee or the Board with respect to the Merger or the Merger Consideration. In assessing the proposed Merger, MPW’s net book value and liquidation value were not considered relevant in determining the fairness of the proposed transaction to the Unaffiliated Shareholders. Net book value is an accounting concept based on historical costs and was not considered indicative of the economic value of MPW’s Common Stock. Similarly, the liquidation value of MPW was not considered meaningful in evaluating the fairness of the Merger to the Unaffiliated Shareholders, as the Special Committee considers MPW to be a viable going concern and that a liquidation of MPW would result in a significantly lower value to the shareholders, particularly given the unique nature of much of MPW’s equipment and rolling stock. Moreover, the controlling shareholder of MPW intends to continue to operate MPW as a going concern irrespective of the proposed Merger.

In an effort to assess the going concern value of MPW in conjunction with the proposed Merger, SRR performed a Discounted Cash Flow Method, a Leveraged Buyout Analysis, a Guideline Company Method, and a Transaction Method.

Discounted Cash Flow Method. SRR performed a discounted cash flow analysis of MPW as one input in comparing the implied per share equity reference range for MPW if it were to remain an independent company with the proposed Merger Consideration. In this analysis, SRR estimated the present value of the cash flows that MPW could generate over the years 2006 through 2011 based upon MPW management’s plan. SRR calculated a range of cash flows for MPW by applying perpetuity growth rates of 4% to 6%, the selection of which was based in part upon the various revenue growth rates implied by our five year financial projections provided by MPW to SRR. In addition, the estimated perpetuity growth rates used in SRR’s analysis were based upon industry revenue growth projections provided by First Research, Inc. According to First Research, Inc., the annual revenue growth rates for the period 2005 to 2008 are expected to range from 5.1% to 7.8% for the various end markets that MPW services.

The cash flows and perpetuity growth rates were then discounted to present value using a discount rate of 14%, which was based upon our estimated weighted average cost of capital, or “WACC”. The estimated WACC used in the analysis was based upon estimates of MPW’s cost of equity capital, cost of debt capital and an assumed capital structure, all of which were based upon information from various independent sources (including the Board of Governors of the Federal Reserve, Ibbotson Associates and Capital IQ, Inc.) concerning market risk-free interest rates, market equity risk premiums, small stock risk premiums, equity betas and corporate bond rates. According to Ibbotson Associates, the average WACC of companies that operate as special trade contractors (SIC 1700) ranges from 6.27% to 16.33%. SRR determined that MPW’s estimated WACC of 14% is consistent with this data due primarily to MPW’s smaller size.

This analysis indicated an implied enterprise value range for MPW of approximately $34.2 million to $46.1 million. Enterprise value is calculated as the present value of our projected debt-free cash flows, based upon MPW’s five-year business prospects (as set forth in the financial projections provided by MPW to SRR).

Leveraged Buyout Analysis. SRR also performed a leveraged buyout analysis of MPW. In this analysis, SRR utilized the same projected cash flows relied upon in the discounted cash flow analysis. SRR estimated a range of target returns for equity investors of 25% to 30%, the selection of which was based in part upon market statistics. In addition, the leveraged buyout analysis considered projected cash flows with and without adjustments for lack of public company expenses. The estimates of MPW’s public company expenses were provided by MPW’s management.

This analysis indicated an implied enterprise value range for MPW of approximately $40.4 million to $44.4 million.

Guideline Company Method. MPW’s primary competitors include small, privately held companies and divisions of large, multi-national conglomerates. As a result, SRR was not able to find any companies directly comparable to MPW in terms of size, products and markets served. However, SRR was able to identify twelve publicly traded companies operating primarily in the industrial cleaning industry for consideration in its analysis. SRR compared selected publicly available information of MPW with the corresponding data of those twelve publicly traded companies in the industrial cleaning industry. These companies included ABM Industries Inc.; American Ecology Corp.; Brambles Industries Ltd.; CECO Environmental Corp.; Clean Harbors Inc.; Flow International Corp.; Impel SA; Lassila & Tikanoja Oyj; Matrix Service Co.; Op-Tech Environmental Services Inc.; Perma-Fix Environmental Services Inc.; and PDG Environmental Inc.

Multiples for the selected companies were based upon closing stock prices on March 17, 2006. Latest twelve month and five-year historical financial data for the selected companies was obtained from the companies’ most recent SEC filings.

SRR reviewed multiples of enterprise value of the selected companies, which were calculated as equity value, plus debt and preferred stock, plus minority interests, less cash and equivalents, divided by the selected companies’ revenues and EBIT, for the latest twelve months and five-year average period from 2001 to 2005. This analysis indicated the following enterprise value multiples for the selected companies.

Market Multiples of the Guideline Companies

Company	Enterprise Value ("EV")	LTM		5-Year Average
		EV/ Revenue	EV/ EBIT	EV/ Revenue	EV/ EBIT
ABM Industries Inc.	$795.6	0.31x	12.5x	0.35x	14.7x
American Ecology Corp.	339.0	4.27x	18.3x	6.11x	32.0x
Brambles Industries Ltd.	14,955.3	2.33x	17.7x	2.55x	21.2x
CECO Environmental Corp.	107.1	1.34x	53.2x	1.38x	54.5x
Clean Harbors Inc.	648.4	0.93x	12.9x	1.27x	23.1x
Flow International Corp.	442.5	2.41x	28.3x	2.81x	nmf
Impel SA	55.9	0.30x	3.8x	0.37x	5.4x
Lassila & Tikanoja Oyj	839.2	1.88x	18.5x	2.35x	20.0x
Matrix Service Co.	271.9	0.57x	nmf	0.67x	49.4x
Op-Tech Environmental Services Inc.	10.9	0.50x	13.1x	0.65x	15.4x
Perma-Fix Environmental Services Inc.	93.9	1.01x	17.9x	1.15x	15.8x
PDG Environmental Inc.	42.5	0.59x	10.3x	0.85x	29.5x
	Minimum	0.30x	3.8x	0.35x	5.4x
	Lower Quartile	0.55x	12.7x	0.67x	15.6x
	Median	0.97x	17.7x	1.21x	21.2x
	Upper Quartile	1.99x	18.4x	2.40x	30.8x
	Maximum	4.27x	53.2x	6.11x	54.5x

SRR then applied the multiples derived from the selected companies to the historical operating results of MPW for the latest twelve months and historical period from June 2002 to February 2006 in order to derive implied enterprise values for MPW. This analysis indicated an implied enterprise value range for MPW of approximately $41.0 million to $49.0 million.

Transaction Method. Similar to the guideline company method, SRR was not able to find any target companies involved in a recent merger or acquisition directly comparable to MPW in terms of size, products and markets served. However, SRR was able to identify twenty-two recent mergers and acquisitions (with sufficient financial disclosure) involving target companies operating primarily in the industrial cleaning industry for consideration in its analysis. SRR compared selected publicly available information of MPW with the corresponding data of those twenty-two mergers and acquisitions.

Multiples for the selected mergers and acquisitions were based upon the information available in the latest financial statements issued prior to the transaction announcement date or the actual closing date. Financial data for the selected mergers and acquisitions was obtained from various independent sources (including FactSet Mergerstat LLC and Capital IQ, Inc.). SRR’s analysis of the enterprise value multiples implied by the selected mergers and acquisitions is as follows.

Market Multiples of the Selected Mergers and Acquisitions

Indicated Multiples
Close Date	Target	Target Description	EV/ Revenue	EV/ EBIT
1/27/2006	IP Cleaning SpA	Manufactures pumps and industrial cleaning equipment	0.90x	n/a
1/6/2006	PSC Industrial Services Canada, Inc.	Provides waste management, treatment disposal, and related services	1.47x	5.9x
12/29/2005	Brambles Industrial Services Northern Hemisphere	Provides outsourced services to the steel industry	0.65x	n/a
11/7/2005	Brandywine Building Services, Inc.	Provides contract maintenance services, such as industrial cleaning and construction/specialty cleaning	0.66x	n/a
5/16/2005	Sira Business Services PLC	Provides janitorial cleaning services	0.31x	7.8x
5/15/2005	Penauilles Polyservices	Provides ground handling and airport support services, including general cleaning services	0.34x	16.0x
5/10/2005	ISS International Service System AS	Provides facility services, including cleaning, maintenance, and other services for various customer segments	0.75x	23.9x
4/1/2005	Veridium Corp.	Provides various waste management services to industrial organizations, including on-site industrial cleaning	1.15x	nmf
12/30/2004	CTP Thermique	Manufactures industrial equipment and provides installation, maintenance, repair, and cleaning services	0.12x	n/a
11/8/2004	Minuteman International, Inc.	Manufactures and distributes industrial cleaning equipment	0.75x	16.6x
12/5/2003	Environmental Recovery Services, Ltd.	Supplies part cleaning services to the automotive industry and provides recycling services for industrial solvents	0.90x	nmf
3/7/2003	Hake Group, Inc.	Provides industrial contracting services to the petroleum, chemical, and manufacturing industries	0.29x	n/a
7/12/2002	Lakeside Building Maintenance, Inc.	Provides janitorial contract services	0.37x	7.9x
2/20/2002	Sevenson Environmental Services, Inc.	Provides field services for the remediation of sites and facilities, including industrial cleaning to operating plants and refineries	0.80x	7.4x
4/30/2001	Easterday Janitorial Supply Company	Manufactures and markets industrial cleaning products	0.30x	n/a
9/7/2000	Diversified Scientific Services, Inc.	Provides mixed disposal waste services	0.84x	3.3x
8/21/2000	Canisco Resources, Inc.	Provides services supporting operations and facility maintenance for the power generation, pulp and paper, general industrial, and petrochemical markets	0.29x	18.8x
6/5/2000	Compass Cleaning Ltd.	Provides industrial cleaning services	1.44x	nmf
4/7/2000	Klinos Sa	Provides cleaning services	1.36x	nmf
3/23/2000	Befesa Medio Ambiente SA	Provides various services, such as recycling, industrial residues management, industrial cleaning, and environmental engineering	1.38x	11.8x
12/8/1999	Kirk & Blum Manufacturing Co.	Manufactures, designs, and installs clean air systems inside manufacturing plants	0.41x	7.3x
6/3/1999	Chemical Conservation	Collects, treats, and recycles industrial and hazardous waste materials	0.57x	14.8x

Analysis of Multiples
23	Maximum	1.47x	23.9x
24	Upper Quartile	0.90x	16.1x
25	Median	0.70x	9.9x
26	Lower Quartile	0.35x	7.4x
27	Minimum	0.12x	3.3x

Notes:
n/a = Not Available mf = Not Meaningful

SRR then applied the multiples derived from the selected companies to the historical operating results of MPW for the latest twelve months in order to derive implied enterprise values for MPW. This analysis indicated an implied enterprise value range for MPW of approximately $42.0 million to $51.0 million.

Reconciliation of Valuation Methodologies. As discussed previously, SRR performed a discounted cash flow analysis, leveraged buyout analysis, guideline company method, and transaction method as inputs in comparing the implied per share equity reference range for MPW if it were to remain an independent company with the proposed Merger Consideration. These analyses indicated an implied equity reference range for MPW of approximately $2.14 to $2.95 per share as compared to the Merger Consideration of $2.55 per share. The chart below highlights the low and high estimates of MPW’s implied per share price under these four analyses.

Valuation Summary

(000’s except per share data)

	Low	Point	High
Guideline Company Method	$41,000	$45,000	$49,000
Transaction Method	42,000	46,500	51,000
Discounted Cash Flow Method	34,200	39,100	46,100
Leveraged Buyout Analysis	40,400	42,400	44,400

Average	39,400	43,250	47,625
Enterprise Value Range	$39,000	$43,500	$48,000
Less: Interest-Bearing Debt	(17,633)	(17,633)	(17,633)
Plus: Cash	1,114	1,114	1,114
Plus: Option Proceeds	696	1,162	1,162
Plus: Estimated Value of Ownership in	600	600	600

Pentagon
Indicated Value of Equity	23,777	28,743	33,243
Divide By: Fully Diluted Shares	11,091	11,280	11,280

Outstanding
Indicated Value Per Share	$2.14	$2.55	$2.95

Of the total vested options to purchase 822,750 shares of Common Stock used by SRR in its analysis, vested options to purchase 564,000 shares of Common Stock had an exercise price of $2.50 per share or below. The remaining vested options had an exercise price of $7.65 per share or above. Based upon the $2.55 per share Merger Consideration, the vested options to purchase 564,000 shares of Common Stock were considered by SRR to be dilutive to Unaffiliated Shareholders. As a result, SRR included these options in its analysis in the calculation of the total number of shares of Common Stock outstanding.

The remaining outstanding vested options to purchase 258,750 shares of Common Stock were not considered to be dilutive to our Unaffiliated Shareholders because they had an exercise price above $2.55 per share. Therefore, these options were not included by SRR in its calculation of the total number of shares of Common Stock outstanding.

Historical Stock Price Analysis. SRR analyzed the historical price and volume trends of the Common Stock for the period from March 2003 through March 2006, which was deemed by SRR to be an adequate time frame to assess the general price and volume characteristics of MPW’s publicly traded Common Stock. Share price information has generally tracked that of the S&P 500 during the last three years, and has ranged from a high closing price of $2.87 per share in September 2005 to a low closing price of $1.58 per share in May 2003. As of April 5, 2006, our Common Stock had not closed at or above the offered price per share of $2.55 since September 12, 2005. During the period from April 6, 2005 to April 5, 2006, the highest closing market price per share was $2.87 and the lowest closing market price per share was $1.70. The average closing market price per share for the April 6, 2005 to April 5, 2006 period was $2.04. The $2.55 per share Merger Consideration represents a 10.9% premium over the closing price of the Common Stock on April 4, 2006, and 14.3%, 22.9%, 27.1% and 26.7% premiums, respectively, over the average closing prices of the Common Stock five, 30, 60 and

90 trading days prior to April 5, 2006. These time periods were selected because they are industry standard measuring periods and are consistent with the going private premium data obtained from FactSet Mergerstat LLC, an independent data provider. The information obtained from FactSet includes one-day, five-day and 30-day premiums to closing prices for each of the comparable going-private transactions (also see “—Premiums Paid Analysis”). Our Common Stock is very thinly traded, of which approximately 14% is held by institutional shareholders and 25% is publicly traded. Total trading volume during the evaluated 52-week period was approximately 5.4 million shares, which represented less than one-half of our total shares of Common Stock outstanding, and average daily trading volume, which was approximately 21,400 shares (including days on which our Common Stock did not trade at all), averaged less than 0.2% of our total shares of Common Stock outstanding. The total number of shares of Common Stock outstanding (before any adjustments for options) used by SRR in this analysis was approximately 10.72 million. As a result, above-average trading volume tends to result in disproportionately large swings in share price.

Premiums Paid Analysis. SRR reviewed 77 announced going-private transactions occurring between January 1, 2001 and March 17, 2005 and involving the acquisition of a minority interest from the public domain by investors who, either individually or collectively, owned a controlling interest in the target company prior to the announcement of the transaction, with pre-announcement market capitalizations of the target company between $190,000 and $17.5 billion. This time period was deemed by SRR to be an adequate time frame to assess general economic conditions and gain an understanding of the relative level of premiums paid in similar going-private transactions.

SRR reviewed the purchase prices paid in the selected transactions relative to the target company’s closing stock prices one day, five days and 30 days prior to public announcement of the transaction. SRR found that the median observed premium over all the selected transactions equaled approximately 30%. However, SRR found that the median premium paid for target companies with a market capitalization below $15,000,000 (the approximate median market capitalization of all of the target companies) was generally 35% and greater, while the median premium paid for target companies with a market capitalization above $15,000,000 was slightly below 30%. SRR then compared the premiums implied in the selected transactions over these specified periods with the premiums implied in the Merger based upon the Merger Consideration and the closing prices of our Common Stock one trading day, five trading days and 30 trading days prior to April 5, 2006. This analysis indicated the following implied median premiums in the selected transactions, as compared to the premiums implied in the Merger:

Specified Time Period:	Median Percentage Premium Paid Where Market Capitalization Less Than $15MM	Median Percentage Premium Paid Where Market Capitalization Greater Than $15MM	Premium Implied in Merger Based on $2.55 Offer Price
One Day Prior	30.47%	21.17%	10.9%
Five Days Prior	34.85%	29.30%	14.9%
Thirty Days Prior	40.79%	29.29%	26.9%

Other Factors. In rendering its opinion, SRR also reviewed and considered other factors, including the relationship between movements in the Common Stock and movements in the S&P 500 Index. SRR also considered potential cost savings available to MPW as a private company, such as the discontinuation of financial reporting costs and a potential change in MPW’s tax status to a pass-through entity.

Miscellaneous. Under the terms of its engagement, MPW has agreed to pay SRR for its financial advisory services in connection with the Merger an aggregate fee of $85,000, of which one-half was payable in advance and the balance was payable upon the delivery of SRR’s conclusions. MPW also agreed to reimburse SRR for expenses reasonably incurred by SRR in performing its services, including fees and expenses of its legal counsel, and to indemnify SRR and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

The Special Committee selected SRR as its financial advisor in connection with the Merger because SRR is a financial advisory firm with experience in similar transactions. SRR is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, and private placements.

Certain Effects of the Merger

If the Merger is consummated, the Unaffiliated Shareholders will no longer have any interest in, and will not be shareholders of, MPW. Accordingly, the Unaffiliated Shareholders will not benefit from any future earnings or growth of MPW or from any increases in the value of MPW or any future dividends that may be paid, and will no longer bear the risk of any decreases in value of MPW. Instead, each Unaffiliated Shareholder (other than shareholders who perfect their dissenters’ rights) will have the right to receive, upon consummation of the Merger, the Merger Consideration, for each share of Common Stock held.

The benefit to the Unaffiliated Shareholders of the Merger is the payment of a premium, in cash, above the market value for their Common Stock prior to the initial announcement of the proposed Merger on April 5, 2006, and a premium in cash, above the market value of such shares prior to Mr. Black’s initial proposal in writing to the Board on February 7, 2006. This cash payment assures that all Unaffiliated Shareholders will receive the same amount for their shares, rather than taking the risks associated with attempting to sell their shares in the open market. The detriment to these Unaffiliated Shareholders is their inability to participate as continuing shareholders in the possible future growth of MPW, as the Surviving Corporation after the Merger.

If the Merger is consummated, the Black Family will hold the entire equity interest in the Surviving Corporation, and will exclusively benefit from any future earnings or growth of the Surviving Corporation and any increases in value of the Surviving Corporation. The Black Family’s interest in the net book value and net earnings of MPW will be 100% based on their holdings of MPW’s outstanding Common Stock. The Unaffiliated Shareholders will no longer hold any direct or indirect equity interest in MPW and, therefore, will no longer own any interest in its net book value or net earnings. Thus, immediately after the Merger, based on MPW’s audited financial statements for the fiscal year ended June 30, 2005, the Black Family will have an interest equal to approximately $31.8 million in the Surviving Corporation’s net book value and $0.5 million in the Surviving Corporation’s net earnings. The following table sets forth the effect of the Merger on the interest of the Black Family in the net book value and net earnings of MPW, based on beneficial ownership as of December 31, 2005.

	Net Book Value		Net Earnings
	Dollar Increase (000’s)	Percentage Increase	Dollar Increase (000’s)	Percentage Increase
The Black Family	13,078	69.8%	192	69.8%

The Common Stock is currently registered with the SEC under the Exchange Act and is traded on NASDAQ. As a result of the Merger, the registration of the Common Stock under the Exchange Act will be terminated, the Common Stock will cease to be traded on NASDAQ, the Surviving Corporation will be relieved of MPW’s obligation to comply with the proxy rules under Section 14 of the Exchange Act, and the Surviving Corporation’s officers, directors and beneficial owners of more than 10% of its Common Stock will be relieved of the reporting requirements and restrictions on insider trading under Section 16 of the Exchange Act. Further, the Surviving Corporation will not be subject to the periodic reporting requirements of the Exchange Act and will not have to file information with the SEC. Accordingly, significantly less information will be required to be made publicly available than is presently the case.

Upon the termination of the registration of the Common Stock under the Exchange Act, the expenses related to compliance with the requirements of the Exchange Act discussed above, as well as the expenses of being a public company generally, will be eliminated. Because members of the Black Family will be the only shareholders of the Surviving Corporation after the Merger, they, and not the Unaffiliated Shareholders, will benefit from any net savings resulting from the termination of MPW’s Exchange Act registration. Further, MPW currently has approximately $1.0 million in deferred tax assets for state income tax purposes due to losses during the 1997-2006 fiscal years. MPW currently has no deferred tax assets for federal income tax purposes.

These deferred tax assets may, consistent with applicable tax laws, be used in the future to offset MPW’s earnings to the extent MPW is profitable. If used in the future, the Black Family, as the only shareholders of the Surviving Corporation, will benefit from these deferred tax assets.

The Black Family will, however, bear all of the risk of any decreases in value of the Surviving Corporation. In addition, because the Surviving Corporation will be privately-held and will not be publicly-traded like MPW, Mr. Black believes that the value of the Surviving Corporation will be increased to a greater degree than if it remained a public corporation because management will no longer be focused on meeting quarterly earnings and other estimates, but instead will be focused on the creation of long-term value. Moreover, because the Common Stock will cease to be publicly-traded, the Black Family will bear the risks associated with the lack of liquidity in its investment in the Surviving Corporation.

Mr. Black, the sole director of Noir Acquisition, will be the sole director of the Surviving Corporation immediately after the Merger. The officers of the Surviving Corporation following the Merger will be:

•	Monte R. Black, Chief Executive Officer and President

•	Robert Valentine, Vice President, Chief Operating Officer, Chief Financial Officer, Secretary and Treasurer

•	James P. Mock, Vice President and General Manager, Corporate Shared Services

The Articles of Incorporation and Code of Regulations of Noir Acquisition immediately prior to the effective time of the Merger will be the Articles of Incorporation and Code of Regulations of the Surviving Corporation immediately after the Merger.

Plans for MPW After the Merger

After the Merger, the Black Family and Noir Acquisition expect that the business and operations of the Surviving Corporation of the Merger will be continued substantially as they are currently being conducted by MPW and its subsidiaries.

The Black Family, Noir Acquisition and MPW have no present plans or proposals involving MPW or its subsidiaries that relate to or would result in an extraordinary corporate transaction such as a merger, reorganization or liquidation, or a purchase, sale or transfer of a material amount of assets, or any other material change in MPW’s corporate structure or business. However, after consummation of the Merger, the Board of the Surviving Corporation will review proposals or may propose the acquisition or disposition of assets or other changes in the Surviving Corporation’s business, corporate structure, capitalization or management that the Board considers to be in the best interest of the Surviving Corporation.

Conduct of the Business of MPW if the Merger is Not Consummated

If the Merger is not consummated, the Board expects that MPW will continue to operate substantially as it is presently operated.

Conflicts of Interest

In considering the recommendation of the Special Committee and the Board with respect to the Merger, MPW’s shareholders should be aware that certain members of the Board and of MPW’s management have interests that may present them with actual, potential or apparent conflicts of interest in connection with the Merger. The Special Committee and the Board were aware of these potential or actual conflicts of interest and considered them along with other matters described under “SPECIAL FACTORS—Background and Reasons—Recommendation of the Special Committee; Fairness of the Merger.”

Mr. Black has a direct conflict of interest regarding the Merger. Mr. Black’s conflict of interest arises because the Black Family owns all of the issued and outstanding common shares of Noir Acquisition, which is a party to the Merger and which owns approximately 59% of the issued and outstanding shares of Common Stock. To address this conflict of interest, the recommendation of the Board is based on the recommendation of the Special Committee, comprised solely of members of the Board who are not employees of MPW and have no commercial relationships with Noir Acquisition or the Black Family. Mr. Black abstained from the Board’s vote approving the Merger and adopting the Merger Agreement.

As of the record date for the Special Meeting, Noir Acquisition owns 6,312,654 shares or approximately 59% of the issued and outstanding shares of Common Stock, all of which are eligible to vote at the Special Meeting. If approved, after the consummation of the Merger, the Unaffiliated Shareholders will no longer have an interest in MPW, and MPW (as the Surviving Corporation) will be privately held by the Black Family.

In addition to the conflicts of interest described above, some officers and directors of MPW may have interests in the Merger that are different from, or in addition to, those of the Unaffiliated Shareholders generally. Subsequent to the completion of the Merger, certain members of the executive management team will have the opportunity to gain an equity interest in the Surviving Corporation. The details of such equity participation have not yet been defined and will likely include a combination of operating performance and service-based vesting to gain the benefit of such participation. In addition, Mr. Black and the Black Family may ask some or all of MPW’s current directors to serve as directors of the Surviving Corporation and may compensate them for such service. No determinations regarding the directors of the Surviving Corporation or compensation for any such directors have yet been made. Further, Mr. Valentine, MPW’s Vice President, Chief Operating Officer, Chief Financial Officer, Secretary and Treasurer, is the Secretary and Treasurer of Noir Acquisition and will be employed by the Surviving Corporation after the Merger.

Financing of the Merger

The minimum funds required by Noir Acquisition to pay the aggregate Merger Consideration due to the Unaffiliated Shareholders at the closing of the Merger, assuming there are no dissenting shareholders who have perfected their rights of appraisal under Ohio law, is expected to be approximately $11.5 million. In addition, Noir Acquisition intends to refinance approximately $15.5 million of MPW’s existing revolving credit facility and term note after the Merger is completed. Noir Acquisition and MPW will also require approximately $1.0 million and $0.3 million, respectively, to pay the expenses and costs related to the Merger. Noir Acquisition expects that the funds to be used to pay the aggregate Merger Consideration and such expenses and costs will come from Noir Acquisition’s cash on hand, if any, and financing commitments.

To provide funds (a) for the purchase of the Common Stock pursuant to the Merger Agreement, (b) for payment of expenses and costs incurred in connection with the Merger, (c) to refinance approximately $15.5 million of the existing revolving credit facility of MPW (as the Surviving Corporation of the proposed Merger), (d) to reissue approximately $5.0 million of existing letters of credit; and (e) to meet the Surviving Corporation’s working capital needs after the Merger, Noir Acquisition has obtained a commitment letter from LaSalle Bank, pursuant to which LaSalle Bank has committed, subject to certain specified conditions discussed below, to enter into definitive agreements to provide financing of up to $37.5 million.

The facilities committed by LaSalle Bank will be secured by a first priority perfected security interest in substantially all existing and after acquired assets (real and personal) of the Surviving Corporation and its subsidiaries and all products and proceeds thereof. In addition, the facilities will be secured by a first priority pledge of all outstanding equity securities of MPW, as the Surviving Corporation, and each of its subsidiaries. The financing arrangement is expected to consist of senior secured credit facilities consisting of the following:

Revolving Credit Facility

Noir Acquisition has obtained a revolving credit facility commitment in the amount of $18.0 million with a subfacility of $5.0 million for letters of credit. Amounts drawn under this facility will be on an “interest-only” basis until maturity. Any outstanding balance will be due and payable on the maturity date, which will be the fifth anniversary of the closing date of the financing.

Equipment Term Loan

Noir Acquisition has obtained a $13.5 million equipment term loan, which will mature on the fifth anniversary of the closing date of the financing. The principal amount of this loan will amortize as follows: equal quarterly payments totaling $2.0 million in year one; $2.2 million in year two; $2.4 million in year three; $2.6 million in year four and $2.8 million in year five, with the remaining balance due and payable on the maturity date (the fifth anniversary of the closing date of the financing).

Real Estate Term Loan

Noir Acquisition has also obtained a $6.0 million real estate term loan facility, which will mature on the fifth anniversary of the closing date of the financing. The outstanding balance on this loan will be amortized in equal quarterly payments of $100,000 each, with the remaining balance due and payable on the maturity date (the fifth anniversary of the closing date of the financing).

Financing Agreements

The agreements providing for the facilities from LaSalle Bank contain, among other things, the following provisions:

•	Fees. The Surviving Corporation must pay various fees, including financing commitment fees, arrangement fees, letter of credit fees, and commitment fees on the average daily unborrowed portion of the revolving credit facility commitment.

•	Interest Rates. Loans will bear interest at an index rate of either (i) LIBOR, or (ii) the higher of (a) the rate publicly announced from time to time by LaSalle Bank as its “prime rate” and (b) the Federal Funds Rate plus 0.5% per annum (the “Base Rate”), according to the Pricing Grid set forth below based on the most recent quarter end Total Debt/EBITDA Ratio (provided that until December 31, 2006, the applicable interest rate margins to be those corresponding to Level V in the Pricing Grid)

Pricing Grid

Level	Total Debt/EBITDA (excluding letters of credit)	LIBOR Margin	Base Rate Margin	Unused Fee Rate	L/C Fee Rate
V	>2.75	2.75%	2.25%	0.500%	2.75%
IV	>2.50 but ≤2.75	2.50%	2.00%	0.450%	2.50%
III	>2.00 but ≤2.50	2.25%	1.75%	0.375%	2.25%
II	>1.50 but ≤2.00	2.00%	1.25%	0.250%	2.00%
I	≤1.50	1.75%	0.75%	0.250%	1.75%

•	Collateral, Guarantees and Other Credit Support. Each of the credit facilities will be secured by all the Surviving Corporation’s stock and assets and all of its subsidiaries’ assets.

•	Conditions to Lending; Covenants; Representations and Warranties; Events of Default. Each of the loan documents will contain customary conditions to lending, covenants, representations and warranties, and events of default, each in form and substance satisfactory to the lenders. In addition to customary conditions to lending, after giving effect to the funding of the loans at closing and payment of all costs and expenses, MPW is required to have:

—	Maximum outstanding loans under the revolving credit facility (including letters of credit) of $14.5 million;

—	Minimum pro forma trailing twelve month “Adjusted EBITDA” of $11.0 million; and

—	Maximum senior leverage ratio (excluding letters of credit) of not more than 2.70 to 1.00.

•	Conditions Precedent. Any loans made through the credit facilities will be subject to customary conditions precedent.

Noir Acquisition has not made plans for the repayment of loans required to complete the Merger and it has not arranged for alternative financing should its expected financing arrangements fall through.

Regulatory Requirements

MPW does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the Merger other than approvals, filings or notices required under the federal securities laws and the filing of a Certificate of Merger with the Ohio Secretary of State upon consummation of the Merger.

Federal Income Tax Consequences of the Merger

The following is a summary of material U.S. federal income tax considerations relevant to Unaffiliated Shareholders whose shares of Common Stock are converted to the Merger Consideration in the Merger. This summary is based on laws, regulations, rulings and decisions currently in effect, all of which are subject to change (possibly with retroactive effect) and is not applicable to Noir Acquisition or the Black Family. This summary applies only to Unaffiliated Shareholders who hold shares of Common Stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, and may not apply to certain types of Unaffiliated Shareholders (such as insurance companies, tax-exempt organizations and broker-dealers) who may be subject to special rules. This summary does not address the U.S. federal income tax consequences to an Unaffiliated Shareholder who, for U.S. federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

Because individual circumstances may differ, each Unaffiliated Shareholder should consult his, her or its own tax advisor to determine the applicability of the rules discussed below to his, her or its tax situation and the particular tax effects to him, her or it of the Merger, including the application and effect of state, local and other tax laws.

The receipt of cash for shares of Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a beneficial owner of shares of Common Stock will recognize capital gain or loss equal to the difference between the beneficial owner’s adjusted tax basis in the shares of Common Stock converted to cash in the Merger and the amount of cash received. A beneficial owner’s adjusted basis in the shares of Common Stock generally will equal the beneficial owner’s purchase price for such shares of Common Stock, as adjusted to take into account stock dividends, stock splits or similar transactions. There have been no transactions necessitating such adjustments in the current circumstances. Gain or loss must be determined separately for each block of Common Stock (i.e., shares of Common Stock acquired at the same cost in a single transaction) converted to cash in the Merger.

Net capital gain (i.e., generally, capital gain in excess of capital loss) recognized by individuals, estates and trusts from the sale of property held more than one year would generally be taxed at a rate not to exceed 15% for U.S. federal income tax purposes. Net capital gain from property held for one year or less will be subject to tax at ordinary income tax rates. In addition, capital gains recognized by a corporate taxpayer will be subject to tax at the ordinary income tax rates applicable to corporations. In general, capital losses are deductible only against capital gains and are not available to offset ordinary income. However, individual taxpayers are allowed to offset a limited amount of capital losses against ordinary income.

We strongly urge each Unaffiliated Shareholder to consult his, her or its individual tax advisor as to the particular tax consequences to him, her or it as a result of the Merger, including the application of U.S. federal, state, local and foreign tax laws and possible changes in those laws.

Accounting Treatment

The Merger will be accounted for under the step-acquisition method of accounting for business combinations. Under this method, the valuation of the assets and liabilities of the Surviving Corporation will be based on the pro-rata allocation of the total consideration paid to acquire the Unaffiliated Shares in the Merger and the historical carrying values of the assets and liabilities of MPW.

Fees and Expenses

Whether or not the Merger is consummated and except as otherwise provided in this Proxy Statement, each party to the Merger Agreement will bear its respective fees and expenses incurred in connection with the Merger. Estimated fees and expenses to be incurred by MPW and Noir Acquisition in connection with the Merger are as follows:

MPW:

Financial Advisors Fee	$86,134
Legal Fees and Expenses	125,000
Special Committee Fees and Expenses	49,750
SEC Filing Fees	1,354
Accounting Fees	33,003
Printing and Mailing Expenses	14,225
Transfer Agent Fees	7,500
Solicitation Fees	18,500
Miscellaneous	2,540

Total	$338,006

Noir Acquisition:

Financing Commitment and Other Fees	$260,878
Financial Advisors Fee	650,000
Legal Fees and Expenses	125,000

Total	$1,035,878

Provisions for Unaffiliated Shareholders

Neither MPW nor Noir Acquisition has made any provision to grant Unaffiliated Shareholders access to the corporate files of MPW or Noir Acquisition or to obtain counsel or appraisal services at the expense of MPW or Noir Acquisition.

THE PARTIES

MPW

General

MPW is headquartered in Hebron, Ohio. Founded in 1972, MPW is a leading provider of integrated, technically-based industrial cleaning and related facilities support services to a broad array of industries in North America. On December 1, 1997, the Registration Statement related to MPW’s initial public offering of its Common Stock was declared effective by the SEC and its stock began trading on December 2, 1997. MPW has not conducted an underwritten public offering of its Common Stock during the past three years. MPW operates under four separate segments that are integral to a wide variety of manufacturing processes. These four segments are Industrial Cleaning, Facility Maintenance and Support Services, Industrial Container Cleaning and Industrial Process Water Purification.

Industrial Cleaning. MPW provides industrial cleaning of critical operating equipment for industrial customers primarily at their facilities. The typical industries served by this segment include the automotive, utility, steel, pulp and paper, manufacturing and construction industries. MPW provides its industrial cleaning services on a daily recurring basis, a project-by-project basis, as well as pursuant to longer-term arrangements. MPW’s services principally include: dry vacuuming, wet vacuuming, industrial power washing, water blasting, ultra-high pressure water blasting and cryojetic cleaning. These services have been provided for over 30 years. The Chemical Cleaning business unit of the Industrial Cleaning segment provides chemical cleaning services on heat exchange equipment on a project-by-project basis primarily for customers in the utility, pulp and paper and manufacturing industries.

Facility Maintenance and Support Services. MPW provides support to customers’ ongoing maintenance of their facilities as well as cleaning services that help customers to maximize the performance of their production processes through effective cleaning, leading to increased efficiency and productivity in their facilities.

Industrial Container Cleaning. MPW believes that it is a leading container cleaner for automotive paint manufacturers in North America. The automotive industry uses paint resin containers (“totes”) in the vehicle painting process. Totes are large portable stainless steel or aluminum containers that are filled with paint resin and are refilled after cleaning services are provided. MPW also provides container cleaning services to a small number of other industrial customers. This segment uses patented cleaning systems to perform services from two primary processing facilities located in Detroit, Michigan and Cleveland, Ohio.

Industrial Process Water Purification. MPW provides pure feed water to customers primarily in the utility, manufacturing and automotive industries. MPW can also provide water purification equipment on an emergency response basis when customers’ existing water purification systems are temporarily out of service or cannot meet the existing demand.

MPW provides these services to more than 750 customers in diverse industries and employs over 1,300 people in a network of over 35 locations. MPW’s principal executive offices are located at 9711 Lancaster Road, S.E., Hebron, Ohio 43025 and its telephone number is (740) 927-8790.

Directors and Executive Officers

Board of Directors. There are five members of MPW’s board of directors.

•	Monte R. Black, age 55, originally founded MPW in 1972 and has served as Chief Executive Officer and Chairman of the Board of Directors since that time. Mr. Black was appointed President in June 2001 and has served in that capacity since that time. From June 2001 through June 2004, Mr. Black also served as Chief Operating Officer of MPW.

•	Alfred Friedman, age 64, has served as a Director of MPW since November 1998. Mr. Friedman has been an independent financial consultant since 1998 and prior thereto was a partner at PricewaterhouseCoopers LLP, an accounting firm, or its predecessor firms since 1974. Mr. Friedman also serves as a director of SEA Ltd.

•	Peter A. Klisares, age 71, has served as a Director of MPW since February 1998. Mr. Klisares is a principal of MIGG Capital, an Ohio-based venture capital company. Mr. Klisares previously served as President, Chief Operating Officer and a director of Karrington Health, Inc., a provider of assisted living facilities, from August 1997 to June 1999. Mr. Klisares serves as a director of Vistacare, Inc., a hospice company.

•	Timothy A. Walsh, age 44, has served as a Director of MPW since September 1994. Mr. Walsh has served as President and Chief Executive Officer of Farm Family Holdings, Inc., a holding company that owns property and casualty insurance companies and a life insurance company, since February 2003 and Executive Vice President, Chief Financial Officer and Treasurer of Farm Family Holdings, Inc. since July 1999. Mr. Walsh also serves as a director of Farm Family Holdings, Inc.

•	Luke Feck, age 70, has served as a Director of MPW since December 2002. Mr. Feck served as Senior Vice President, Corporate Communications of American Electric Power, a multinational energy company, from January 1990 to February 2000, upon his retirement.

Executive Officers. In addition to Mr. Black, information with respect to whom is set forth above, the executive officers of MPW are:

•	Robert J. Valentine, age 45, joined MPW in July 2003 as Vice President, Chief Financial Officer, Secretary and Treasurer. In July 2004, Mr. Valentine was also appointed to serve in the capacity of Chief Operating Officer. Prior to joining MPW, Mr. Valentine served as CFO of Liqui-Box Corporation, a manufacturer and designer of liquid package systems, from 2001 through the acquisition of the company by DuPont Canada in 2002. He also served as Division Chief Executive Officer and CFO for WW Holdings Inc., an industrial products manufacturing company, from 1997 to 2001.

•	James P. Mock, age 60, joined MPW in October 1996 as Vice President and General Manager of the Northern Region, Industrial Cleaning. Mr. Mock Served as Vice President and General Manager of Industrial Cleaning and Facility Maintenance from July 1997 through June 2004. In July 2004, Mr. Mock was appointed Vice President and General Manager, Corporate Shared Services.

None of MPW’s executive officers and directors has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All of MPW’s executive officers and directors are United States citizens.

Noir Acquisition

Noir Acquisition is an Ohio corporation that was incorporated by Monte R. Black on April 12, 2006. The Black Family is the sole shareholder of Noir Acquisition and currently owns all of its issued and outstanding common shares. Mr. Black incorporated Noir Acquisition in specific contemplation of the Merger and for the sole purpose of serving as the acquisition vehicle. The Black Family has contributed 6,312,654 shares, or approximately 59% of the issued and outstanding shares of Common Stock, to Noir Acquisition.

Noir Acquisition is authorized to engage in any lawful activity or business; however, as of the date of this Proxy Statement, Noir Acquisition has not engaged in any activities other than those designed to bring about consummation of the Merger. Noir Acquisition’s principal executive offices are located at c/o MPW Industrial Services Group, Inc., 9711 Lancaster Road, S.E., Hebron, Ohio 43025, Attn: Monte R. Black, and its telephone number is (740) 927-8790.

Directors and Executive Officers

Mr. Black is the sole director of Noir Acquisition, as well as Chief Executive Officer and President. Mr. Valentine is the Secretary and Treasurer of Noir Acquisition. Biographical information on Messrs. Black and Valentine is contained above under the heading “THE PARTIES—MPW—Directors and Executive Officers.”

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement, a copy of which is attached as Appendix A to this Proxy Statement. This is only a summary, and it may not address each term or provision of the agreement that you may find most important. Accordingly, you should read the actual text of the Merger Agreement in its entirety before deciding to approve the Merger and adopt the Merger Agreement.

The Merger

The Merger Agreement provides for the Merger of Noir Acquisition with and into MPW, with MPW as the Surviving Corporation of the Merger. According to the Merger Agreement, each share of Common Stock issued and outstanding immediately prior to the effective time (other than shares (a) held by Noir Acquisition, (b) held in MPW’s treasury, and (c) held by dissenting shareholders) will be converted automatically into the right to receive the Merger Consideration in cash, without interest. Dissenting shareholders who do not vote to approve the Merger and adopt the Merger Agreement and who otherwise strictly comply with the provisions of Section 1701.85 of the Ohio Revised Code regarding appraisal rights have the right to seek a determination of the fair value of their shares of Common Stock and to receive that fair value in cash therefore in lieu of the Merger Consideration. See “RIGHTS OF DISSENTING SHAREHOLDERS.”

The closing of the Merger will occur on or about the first business day following the satisfaction or waiver of all of the conditions to the Merger contained in the Merger Agreement or on such other date as specified by MPW and Noir Acquisition. On the closing date, the parties will cause a Certificate of Merger to be filed with the Ohio Secretary of State, and the time of such filing will be the “effective time” of the Merger unless otherwise provided in the Certificate of Merger.

Under the Merger Agreement, the Articles of Incorporation and Code of Regulations of Noir Acquisition will be the Articles of Incorporation and Code of Regulations of the Surviving Corporation. The directors of Noir Acquisition, of which Mr. Black is the sole director, immediately prior to the effective time of the Merger will be the initial directors of the Surviving Corporation. Mr. Black will be the Surviving Corporation’s initial Chief Executive Officer and President, and Mr. Valentine will serve as the initial Secretary and Treasurer.

Procedures for the Exchange of Certificates

As of the effective time of the Merger, Noir Acquisition will deposit or cause to be deposited with an exchange agent selected by Noir Acquisition, (the “Exchange Agent”) for the benefit of the Unaffiliated Shareholders, other than any dissenting shareholders, cash in an amount equal to the aggregate Merger Consideration to be paid under the Merger Agreement in exchange for outstanding shares of Common Stock. As soon as reasonably practicable, but not later than five business days, after the effective time of the Merger, the Exchange Agent will mail a transmittal letter to former shareholders of MPW. The transmittal letter will contain instructions with respect to the surrender of stock certificates formerly representing shares of Common Stock to be exchanged in the Merger for the Merger Consideration. Shareholders should not return stock certificates with the enclosed proxy card.

Upon the surrender of each certificate by an Unaffiliated Shareholder, that Unaffiliated Shareholder will be entitled to receive in exchange for each share of Common Stock represented by the certificate cash in an amount equal to the Merger Consideration, without interest. Any surrendered certificate will be canceled.

At or after the effective time of the Merger, no transfers of Common Stock will be permitted on the stock transfer books of the Surviving Corporation. If, after the effective time of the Merger, certificates formerly representing shares of Common Stock are presented to the Surviving Corporation or the Exchange Agent, such certificates will be canceled and exchanged for cash in an amount equal to the Merger Consideration deliverable under the Merger Agreement.

Any portion of the exchange fund that remains unclaimed by former shareholders of MPW six months after the effective time of the Merger will be delivered to Noir Acquisition. After that time, a holder of a certificate representing Common Stock may look only to Noir Acquisition for payment of the Merger Consideration. None of Noir Acquisition, the Surviving Corporation or the Exchange Agent will be liable to any holder of shares of Common Stock for any amount properly delivered to a public official under any applicable abandoned property, escheat or similar law.

Representations and Warranties

The Merger Agreement contains various representations and warranties by each of MPW and Noir Acquisition. The representations of MPW relate to, among other things:

•	the organization, good standing and corporate authority of MPW;

•	the authorization, execution, delivery and enforceability of the Merger Agreement;

•	the subsidiaries of MPW;

•	the capital structure of MPW;

•	the absence of conflicts with or violations of MPW’s Articles of Incorporation or Code of Regulations resulting from the execution or delivery of the Merger Agreement or the consummation of the Merger;

•	the accuracy of MPW’s SEC filings and the compliance of such filings with applicable rules and regulations;

•	the accuracy of all information provided by MPW to be included in this Proxy Statement;

•	the absence of materially adverse litigation; and

•	the receipt of the opinion of SRR, to the effect that, as of the date of the opinion, the Merger Consideration is fair from a financial point of view to the Unaffiliated Shareholders.

The representations of Noir Acquisition relate to, among other things:

•	the organization, good standing and authority of Noir Acquisition;

•	the authorization, execution, delivery and enforceability of the Merger Agreement;

•	the absence of conflicts with or violations of the Articles of Incorporation or Code of Regulations of Noir Acquisition resulting from the execution or delivery of the Merger Agreement or the consummation of the Merger;

•	the absence of an intent by Noir Acquisition to sell, or dispose of all, or a material part of, MPW following the consummation of the Merger;

•	Noir Acquisition’s ownership of 6,312,654 shares of Common Stock;

•	Noir Acquisition’s financing commitment; and

•	the accuracy of all information provided by Noir Acquisition to be included in this Proxy Statement.

Conditions to the Merger

Conditions to Each Party’s Obligations

The obligations of each party to effect the Merger are subject to the satisfaction at or prior to the closing date of the following conditions:

•	Shareholder Approval. The Merger Agreement must have been adopted by the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of Common Stock entitled to vote at the Special Meeting.

•	No Injunctions or Restraints. No U.S. court or government agency shall have enacted, issued, promulgated, enforced or entered any law, judgment, decree, order or injunction that has the effect of making the Merger illegal or that otherwise restricts, prevents or prohibits the consummation of the Merger.

Additional Conditions to Obligations of MPW

The obligations of MPW to effect the Merger are subject to the satisfaction at or prior to the closing date of the following additional conditions, any or all of which may be waived in whole or in part by MPW (with the approval of the Special Committee):

•	Representations and Warranties. Noir Acquisition’s representations and warranties must be true in all material respects at and as of the effective time of the Merger;

•	Performance of Obligations. Noir Acquisition must have performed in all material respects all obligations required to be performed by it under the Merger Agreement;

•	Material Consents. Noir Acquisition shall have obtained all material consents or approvals to the consummation of Merger and the other transactions contemplated by the Merger Agreement;

•	Opinion of Counsel. MPW shall have received an opinion from Noir Acquisition’s counsel as to matters reasonably requested by MPW; and

•	Solvency Certificate. The Special Committee shall have received a certificate from Noir Acquisition addressing the post-Merger solvency of MPW as the Surviving Corporation in addition to a copy of any solvency opinions or certificates delivered by a valuation firm to LaSalle Bank in connection with the financing of the Merger.

Additional Conditions to Obligations of Noir Acquisition

The obligations of Noir Acquisition to effect the Merger are subject to the satisfaction at or prior to the closing date of the following additional conditions, any or all of which may be waived in whole or in part by Noir Acquisition:

•	Representations and Warranties. MPW’s representations and warranties must be true in all material respects at and as of the effective time of the Merger;

•	Performance of Obligations. MPW must have performed in all material respects all obligations required to be performed by it under the Merger Agreement;

•	Material and Governmental Consents. MPW shall have obtained all material consents or approvals and obtained any necessary governmental approvals to the consummation of the Merger and the other transactions contemplated by the Merger Agreement;

•	Opinion of Counsel. Noir Acquisition shall have received an opinion from MPW’s counsel as to matters reasonably requested by Noir Acquisition;

•	Financing. Noir Acquisition shall either have received the financing contemplated to consummate the Merger or all of the conditions to such financing that are capable of being satisfied by Noir Acquisition’s commercially reasonable efforts shall have been satisfied or waived by LaSalle Bank or the applicable lender.

Conduct Until the Merger

MPW has agreed that from the date of the Merger Agreement to the effective time of the Merger, it will operate its business in the ordinary course of business, and, without the consent of Noir Acquisition, MPW or any of its subsidiaries will not:

•	amend its Articles of Incorporation or Code of Regulations;

•	issue, sell, pledge, dispose of, grant or encumber or otherwise subject to lien (i) any shares of capital stock or other ownership interests in MPW or its subsidiaries, except that MPW will be allowed to issue shares upon the exercise of options; or (ii) any assets of MPW;

•	declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock;

•	reclassify, combine, split, subdivide, redeem or purchase any of its capital stock;

•	settle any claim or suit with respect to the capital stock of MPW;

•	acquire any significant assets, incur indebtedness, make investments, enter into any contract other than in the ordinary course of business or amend any contracts;

•	hire additional employees, except to fill vacancies, or materially change existing compensation, benefits or severance arrangements;

•	effectuate a plant closing or mass layoff;

•	change MPW’s accounting policies;

•	make any material tax election, change any tax accounting, file any amended tax return or settle any material tax liability;

•	pay, discharge or satisfy certain material liabilities;

•	make payments or utilize cash outside the ordinary course;

•	adversely affect MPW’s intellectual property;

•	fail to make a timely filing under the Securities Act or the Exchange Act;

•	enter into an affiliate transaction;

•	adopt a plan of liquidation or dissolution;

•	open a new office or create a new business division; or

•	amend the terms or change the exercisability period of any security, including stock options.

No Solicitation

MPW has agreed in the Merger Agreement:

•	that from the date of the Merger Agreement to the effective time of the Merger, neither it nor any of its subsidiaries will, and it will direct its officers, directors, agents and representatives not to, directly or indirectly, solicit, initiate, encourage or facilitate, any inquiries or the making of any proposal with respect to the recapitalization, merger, consolidation or other business combination or asset sale involving MPW or any of its subsidiaries; or engage in any negotiations concerning, or provide any confidential information or data to, afford access to the properties, books or records of MPW or any of its subsidiaries to, or have any discussions with, any person relating to such a proposal; agree to, approve or recommend any such proposal or authorize any representative to do any of the foregoing; and

•	that it will notify Noir Acquisition promptly of the terms of such person’s or entity’s inquiry or proposal if any such inquiries or proposals are received by MPW.

The no solicitation provision does not, however, prohibit the Board or the Special Committee, from, prior to the effective time of the Merger, entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal that the Board or the Special Committee determines in its good faith judgment (after consulting with its financial advisor) is more favorable to the Unaffiliated Shareholders compared to the Merger (a “Superior Proposal”).

Termination, Amendment and Waiver

The Merger Agreement may be terminated at any time prior to the effective time:

•	by the mutual consent of MPW and Noir Acquisition;

•	by either MPW or Noir Acquisition if:

—	the Merger has not been consummated by September 30, 2006;

—	MPW’s shareholders fail to approve the Merger or adopt the Merger Agreement;

—	a U.S. court or governmental, regulatory or administrative agency or commission has issued an injunction or taken any other action which permanently restrains, enjoins or otherwise prohibits the Merger and such injunction shall have become final and nonappealable.

•	by Noir Acquisition if:

—	MPW materially breaches any of its representations or warranties or fails to perform in any material respect any of its obligations under the Merger Agreement; or

—	the Board withdraws, modifies or changes its recommendation to approve the Merger and adopt the Merger Agreement, announces its intention to recommend approval of a Superior Proposal, or announces its intention to enter into an agreement in connection with a Superior Proposal.

•	by MPW if:

—	Noir Acquisition materially breaches any of its representations or warranties or fails to perform in any material respect any of its obligations under the Merger Agreement.

Indemnification

MPW and Noir Acquisition agree that the Articles of Incorporation and Code of Regulations of the Surviving Corporation will contain the provisions with respect to indemnification and exculpation from liability set forth in the Articles of Incorporation and Code of Regulations of MPW on the date of the Merger Agreement, and that such provisions may not be amended, repealed or otherwise modified for a period of six years from the effective time of the Merger in any manner that would adversely affect the rights thereunder of individuals who on or prior to the effective time of the Merger were directors, officers, employees or agents of MPW, unless such modification is required by law.

Expenses and Termination Fees

Each party to the Merger will bear its own expenses, including, without limitation, financial advisor fees, legal fees, financing commitment fees, and printing and filing fees, incurred in connection with their respective obligations under the Merger Agreement. However, MPW will reimburse Noir Acquisition for the expenses and costs it incurs in connection with the Merger, including reasonable professionals’ fees and financing commitment fees, if the Merger Agreement is terminated:

•	Because a U.S. court or governmental, regulatory or administrative agency or commission has issued a final, nonappealable injunction or taken any other action which permanently restrains, enjoins or otherwise prohibits the Merger;

•	Because (i) MPW materially breaches its representations or warranties or fails to perform or breaches its covenants contained in the Merger Agreement, (ii) such breach or failure to perform would result in a failure of a condition to closing the Merger, and (iii) Noir Acquisition was not aware of the facts or circumstances causing such breach or failure;

•	In connection with a Superior Proposal; or

•	Because the Board or the Special Committee (i) fails to recommend, or changes its recommendation, that MPW’s shareholders approve the Merger and adopt the Merger Agreement or (ii) approves or recommends a competing transaction.

RIGHTS OF DISSENTING SHAREHOLDERS

Under the provisions of Section 1701.85 of the Ohio Revised Code, any shareholder of MPW who does not vote in favor of the Merger Agreement is entitled to receive the fair cash value of his, her or its shares, upon perfecting his, her or its right of appraisal. Not later than 10 days after the date upon which the shareholders vote upon the Merger, any shareholder seeking to perfect appraisal rights must make a written demand upon MPW for the fair cash value of those shares of Common Stock so held by him, her or it. A negative vote alone is not sufficient to perfect rights as a dissenter. No notice of the results of the meeting will be given to shareholders. If MPW and the dissenting shareholder have not come to an agreement within three months of the shareholder’s written demand, the shareholder or MPW may file a petition in court for a formal judicial appraisal. Failure to follow the procedures enumerated in Section 1701.85 of the Ohio Revised Code will waive the shareholder’s right of appraisal.

Any shareholder who elects to exercise appraisal rights pursuant to Section 1701.85 of the Ohio Revised Code should mail his, her or its written demand upon MPW to MPW Industrial Services Group, Inc., 9711 Lancaster Road, S.E., Hebron, Ohio 43025, Attention: Secretary.

This summary of the dissenters’ statute is not complete and is qualified in its entirety by reference to Section 1701.85 of the Ohio Revised Code and other provisions of the Ohio General Corporation Law. A shareholder’s failure to strictly follow the procedures set forth in Section 1701.85 of the Ohio Revised Code will terminate that shareholder’s appraisal rights. As a consequence, each shareholder who desires to exercise appraisal rights should carefully review Section 1701.85 of the Ohio Revised Code and follow its provisions, and should consult his, her or its own counsel. The complete text of Section 1701.85 of the Ohio Revised Code is attached to this Proxy Statement at Appendix C.

SUMMARY OF CONSOLIDATED FINANCIAL DATA OF MPW

The following table sets forth certain summary consolidated financial information with respect to MPW and its subsidiaries for the fiscal years ended June 30, 2005, 2004, 2003, 2002 and 2001. This information has been excerpted or derived from, and should be read in conjunction with, the consolidated financial statements and notes thereto incorporated by reference in this Proxy Statement. No pro forma data giving effect to the Merger has been provided because MPW does not believe such information is material to shareholders since (a) the proposed Merger Consideration is entirely in cash, and (b) if the Merger is consummated, the Common Stock will cease to be publicly traded.

	Year Ended June 30,
	2005	2004	2003	2002	2001
	(in thousands, except per share data)
STATEMENT OF OPERATIONS DATA
Revenues	$93,298	$89,125	$102,821	$90,878	$96,870
Income (loss) from continuing operations (1)	467	(663)	(5,212)	1,550	(6,305)
Income (loss) from continuing operations per common share—assuming dilution	0.04	(0.06)	(0.48)	0.14	(0.58)

BALANCE SHEET DATA
Working capital	$9,616	$9,689	$6,829	$7,232	$7,166
Net property and equipment	28,192	30,198	35,120	37,476	39,284
Investment in affiliate	—	—	—	6,792	7,198
Net assets of discontinued operations	—	—	—	1,917	2,050
Total assets	62,239	64,691	73,070	85,815	90,419
Total debt and capital leases, including current maturities	17,644	18,892	20,214	27,354	31,891
Total shareholders’ equity	31,825	31,329	32,243	39,761	37,339
Book value per share	2.97	2.93	2.95	3.63	3.41

(1)	The loss from continuing operations in fiscal 2003 includes MPW’s equity in loss of affiliate of $7.2 million. The fiscal 2001 loss from continuing operations includes charges of $9.2 million primarily related to accounts receivable/bad debt, goodwill and other assets and workers compensation.

TRADING MARKET AND PRICE FOR MPW’S COMMON STOCK

MPW’s Common Stock is traded on the NASDAQ under the symbol “MPWG”. As of August 7, 2006, MPW had approximately 70 shareholders of record. The following table sets forth, for the periods indicated, the range of high and low closing prices for MPW’s Common Stock as reported on NASDAQ:

	Price Range
Fiscal 2006	High	Low
First Quarter	$2.87	$1.70
Second Quarter	2.22	1.72
Third Quarter	2.23	1.85

Fiscal 2005	High	Low
First Quarter	$2.35	$2.08
Second Quarter	2.55	2.23
Third Quarter	2.56	2.30
Fourth Quarter	2.54	1.77

Fiscal 2004	High	Low
First Quarter	$2.37	$1.81
Second Quarter	2.49	2.13
Third Quarter	2.73	2.17
Fourth Quarter	2.64	2.20

MPW has always retained earnings to finance MPW’s operations and for the growth and development of its businesses. Accordingly, MPW has never paid cash dividends on the Common Stock.

SECURITIES OWNERSHIP

MPW’s Common Stock is the only outstanding class of voting securities. The following table sets forth information regarding the beneficial ownership of MPW’s Common Stock as of August 7, 2006 by (a) each person who owns beneficially more than 5% of the Common Stock of MPW to the extent known to management, (b) each director and named executive officer of MPW, and (c) all directors and executive officers of MPW, as a group. Unless otherwise indicated, the named persons exercise sole voting and investment power over the shares that are shown as beneficially owned by them.

Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)

Noir Acquisition Corp. (2)	6,312,654	58.9%

Monte R. Black (3)	6,447,654	60.2%

James P. Mock (4)	207,000	1.9%

Robert Valentine (5)	35,000	*

Alfred Friedman (6)	13,000	*

Pete A. Klisares (7)	16,000	*

Timothy A. Walsh (7)	15,500	*

Luke Feck (8)	11,000	*

All directors and executive officers as a group (7 persons) (9)	6,740,154	62.9%

Tontine Capital Partners, L.P. and related entities (10)	807,500	7.5%
55 Railroad Avenue 3rd Floor Greenwich, Connecticut 06830
Berlin Financial, Ltd. and members of its filing group (11)	579,667	5.4%
1325 Carnegie Avenue Third Floor Cleveland, Ohio 44115

*	less than 1%

(1)	The “Percent of Class” is based on the 10,716,207 common shares outstanding on August 7, 2006, and includes the number of common shares that the named person has the right to acquire beneficial ownership of upon the exercise of stock options exercisable within 60 days of August 7, 2006.

(2)	Includes (i) 5,104,860 shares of Common Stock contributed by Mr. Black, (ii) 620,000 shares of Common Stock contributed by Mr. Black’s wife, Susan K. Black, (iii) 39,954 shares of Common Stock contributed by Mr. Black’s children and (iv) an aggregate of 547,840 shares of Common Stock contributed by a trust for the benefit of Mr. Black’s children. Mr. Black is the majority shareholder and sole director of Noir Acquisition and has sole voting power over the shares of Common Stock held by Noir Acquisition.

(3)	Includes 6,312,654 shares of Common Stock held by Noir Acquisition, over which Mr. Black has sole voting power as the sole director and majority shareholder of Noir Acquisition. Also includes 135,000 shares of Common Stock subject to options to purchase, which are currently exercisable or exercisable within 60 days. Mr. Black’s address is c/o MPW Industrial Services Group, Inc., 9711 Lancaster Rd S.E., Hebron, Ohio 43025.

(4)	Includes 206,000 shares of Common Stock subject to options to purchase, which are currently exercisable or exercisable within 60 days.

(5)	Includes 35,000 shares of Common Stock subject to options to purchase, which are currently exercisable or exercisable within 60 days.

(6)	Includes 13,000 shares of Common Stock subject to options to purchase, which are currently exercisable or exercisable within 60 days.

(7)	Includes 14,000 shares of Common Stock subject to options to purchase, which are currently exercisable or exercisable within 60 days.

(8)	Includes 9,000 shares of Common Stock subject to options to purchase, which are currently exercisable or exercisable within 60 days.

(9)	Includes 6,312,654 shares of Common Stock held by Noir Acquisition, over which Mr. Black has sole voting power as the sole director and majority shareholder of Noir Acquisition. Includes 421,000 shares of Common Stock subject to options to purchase, which are currently exercisable or exercisable within 60 days.

(10)	Tontine Capital Partners, L.P. (“Tontine”) reported in a Schedule 13G, dated December 31, 2005 and filed with the Securities and Exchange Commission (“SEC”) on January 23, 2006, that it held 807,500 shares of Common Stock. Tontine reported that it has shared voting and investment power on all shares of Common Stock held.

(11)	Berlin Financial, Ltd. (“Berlin Financial”), Berlin Capital Growth, L.P. (“Berlin Capital”), Thomas G. Berlin, Kenton R. Bowen and Walter H. Hauser, Jr. reported in a Schedule 13D dated June 16, 2006 and filed with the SEC on June 26, 2006, that they, in the aggregate, may be deemed to beneficially own 579,667 shares of Common Stock, held among them as follows: (i) 309,874 shares held by Berlin Financial over which it has shared voting and investment power, (ii) 82,396 shares held by Berlin Capital over which it has shared voting and investment power, (iii) 15,000 shares held by Mr. Berlin over which he has sole voting and investment power, (iv) 229,793 shares held by Mr. Bowen over which he has sole voting and investment power, and (v) 25,000 shares held by Mr. Hauser over which he has sole voting and investment power. The addresses of Mr. Berlin and Berlin Capital are the same as Berlin Financial’s address set forth in the table above. Mr. Bowen’s address is 2396 West Lane Avenue, Columbus, Ohio 43221 and Mr. Hauser’s address is 21 East State Street, Columbus, Ohio 43215.

With the exception of Mr. Black, the directors and officers of MPW have not engaged in any transactions involving the Common Stock in the past 60 days. Mr. Black’s only transaction was transferring his shares to Noir Acquisition. Mr. Black has not purchased any shares of Common Stock of MPW during the past two years.

C ERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee of the Board of Directors is responsible for approving and reviews quarterly any transactions between MPW and Mr. Black or other affiliates.

In 1996, MPW entered into a long-term lease arrangement for certain real estate and a commercial building located in Chesterfield, Michigan, which currently serves as one of MPW’s industrial container cleaning facilities, with the Black Family Limited Partnership, an Ohio limited partnership in which Mr. Black serves as the sole general partner. The lease was for a term of ten years at an annual payment amount of approximately $421,000, payable monthly. In 1997, we entered into an amended lease agreement through November 30, 2004, which provided for an annual rental of $288,000, payable monthly. In connection with an expansion at the Chesterfield facility, we entered into an additional ten-year lease agreement in October of 2001, which provided for an annual rental of approximately $254,400, payable monthly. Effective December 1, 2004, we entered into a new five-year lease agreement for the entire Chesterfield facility, which provides for an annual rental of $508,800, which we believe is no less favorable than MPW would obtain in a third party arm’s-length transaction

As part of an industrial revenue bond financing in 1986, Mr. Black and his wife, Susan K. Black, constructed an approximately 67,000 square foot building in Hebron, Ohio, which MPW leased for a ten-year term. Annual rent payments on the building and equipment during this ten-year term were $726,000, payable monthly. In 1997, we entered into an amended lease agreement through December 31, 2004, which provided for an annual rental of $600,000, payable monthly. Effective January 1, 2005, we entered into a new five-year lease agreement, which provides for an annual rental of $644,100, which we believe is no less favorable than MPW would obtain in a third party arm’s-length transaction.

In 1989, MPW entered into a five-year agreement to rent certain real estate and a commercial building located in Newark, Ohio from Mr. and Mrs. Black as the principal offices of MPW’s industrial water subsidiary. In 1993, we extended the lease for an additional five-year term with annual lease payments of $46,920, payable monthly. Effective December 1, 1997, we entered into a lease agreement through December 31, 2004, which provided for an annual rental of $66,000, payable monthly. In 1999, we entered into an additional lease agreement through December 31, 2004 to rent certain real estate and a commercial building located in Newark, Ohio from Miramonte Property Management, LLC, a limited liability company controlled by Mr. Black, as additional operating space for MPW’s industrial water subsidiary. Effective January 1, 2005, we entered into a new five-year lease agreement with Mr. and Mrs. Black and Miramonte Property Management, LLC for the

entire Newark facility, which provides for an annual rental of $144,000, which we believe is no less favorable than MPW would obtain in a third party arm’s-length transaction.

In May 2003, MPW entered into a one-year agreement to rent an aircraft from Miramonte Aviation, LLC, a limited liability company controlled by Mr. Black. The lease provides for an annual lease payment of $420,000, payable monthly, plus applicable state and local taxes and includes four one-year options to renew at the lessor’s option upon 30 days written notice. The lease also provides for payment of $300 per aircraft hour, payable monthly, for the cost of engine hot section inspections. MPW believes the lease terms are no less favorable than it would obtain in a third party arm’s-length transaction. The second one-year renewal option terminated on May 12, 2006 and the lease was renewed for another one-year term.

In September 2001, MPW entered into a ten-year agreement to rent certain real estate and a commercial building located in Rockport, Indiana, from Miramonte Property Management, LLC as additional operating space for our Industrial Cleaning and Facility Maintenance business. The lease provides for annual rental of $72,000, payable monthly, which we believe is no less favorable than MPW would obtain in a third party arm’s-length transaction.

Through the first nine months of fiscal 2006 and during fiscal 2005, MPW paid $94,500 and $75,000, respectively, to Miramonte Ranch, LLC, a limited liability company controlled by Mr. Black, for use of a ranch for business meetings, entertainment and overnight lodging of customers and other business associates. We believe the amounts charged by Miramonte Ranch, LLC are no less favorable than MPW would obtain in a third party arm’s-length transaction.

MPW provides from time to time certain fabrication-type services to Pro-Kleen Industrial Services, Inc (“Pro-Kleen”), a portable sanitation services company wholly owned by Monte R. Black. Through the first nine months of fiscal 2006 and during fiscal 2005, such services totaled $117,000 and $298,000, respectively. The largest amount outstanding from Pro-Kleen at any time during fiscal 2006 was $0.2 million. As of March 31, 2006, there was approximately $0.2 million outstanding from Pro-Kleen.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated balance sheet of MPW and its subsidiaries as of June 30, 2005, and the related consolidated statements of operations, shareholders’ equity and cash flows for the year then ended included in MPW’s annual reports on Form 10-K filed with the SEC and incorporated in this Proxy Statement by reference, have been audited by KPMG LLP in accordance with auditing standards generally accepted in the United States of America.

The consolidated balance sheet of MPW and its subsidiaries as of June 30, 2004, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the two fiscal years ended June 30, 2004 and 2003 included in MPW’s annual reports on Form 10-K filed with the SEC and incorporated in this Proxy Statement by reference, have been audited by Ernst & Young LLP in accordance with auditing standards generally accepted in the United States of America.

SHAREHOLDER PROPOSALS

If the Merger is consummated, there will be no public shareholders of MPW and no public participation in any future meetings of shareholders of MPW. However, if the Merger is not consummated, MPW’s public shareholders will continue to be entitled to attend and participate in MPW shareholder meetings. If the Merger is not consummated, pursuant to SEC Rule 14a-8, any MPW shareholder who wishes to present a proposal at the 2006 Annual Meeting of shareholders of MPW and who wishes to have such proposal included in MPW’s proxy statement for that meeting must deliver a copy of such proposal to MPW’s principal executive offices at 9711

Lancaster Road, S.E., Hebron, Ohio 43025, Attention: Secretary, by July 1, 2006. With respect to any shareholder proposal not submitted pursuant to SEC Rule 14a-8 in connection with the 2006 Annual Meeting, the proxy for such meeting will confer discretionary authority to vote on such proposal unless (i) the Company is notified of such proposal not later than September 13, 2006, and (ii) the proponent complies with the other requirements set forth in SEC Rule 14a-4.

WHERE YOU CAN FIND MORE INFORMATION

MPW is subject to the informational requirements of the Exchange Act. Accordingly, MPW files annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy any materials MPW files with the SEC at the public reference facilities maintained by the SEC at 100 F Street, NE., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference facility by calling the SEC at 1-800-SEC-0330. The SEC also maintains a World Wide Web site that contains information MPW files electronically with the SEC, which you can access over the Internet at http://www.sec.gov.

Because the Merger is a “going-private” transaction, MPW and Noir Acquisition have filed a Rule 13E-3 Transaction Statement on Schedule 13E-3 under the Exchange Act with respect to the Merger. The Schedule 13E-3, as amended, and the reports, proxy statements and other information MPW files with the SEC contain additional information about MPW. Copies of these documents, including the Schedule 13E-3, as amended, and the opinion of SRR concerning this proposed Merger, are available for inspection and copying at MPW’s principal executive offices. Any inspection and copying must take place during regular business hours and may only be conducted by an interested shareholder of MPW, or a representative who has been so designated in writing. In addition, copies of these documents may be obtained by mail upon written request directed to MPW, 9711 Lancaster Road, S.E., Hebron, Ohio 43025, Attn: Secretary; telephone number (740) 927-8790.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

MPW is incorporating by reference information it files with the SEC, which means that it is disclosing important information to you by referring you to other documents. The information MPW incorporates by reference is an important part of this Proxy Statement. Specifically, MPW incorporates by reference into this Proxy Statement:

•	its Annual Report on Form 10-K for the fiscal year ended June 30, 2005, which was filed with the SEC on October 4, 2005, including the financial statements therein;

•	its Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2005, December 31, 2005 and March 31, 2006, which were filed with the SEC on November 14, 2005, February 14, 2006 and May 15, 2006, respectively; and

•	its Current Reports on Form 8-K for the events on October 4, 2005, February 13, 2006, April 4, 2006, April 14, 2006 and May 15, 2006, which were filed with the SEC on October 6, 2006, February 14, 2006, April 6, 2006, April 20, 2006 and May 16, 2006, respectively.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this Proxy Statement shall be deemed to be modified or superseded for purposes of the Proxy Statement to the extent that a statement contained herein modifies or supersedes the earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

MPW will provide by first class mail, without charge and within one business day of receipt of any request, to any person to whom a copy of this Proxy Statement has been delivered, a copy of any or all of the documents referred to above that have been incorporated by reference in this Proxy Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for copies should be directed to MPW, 9711 Lancaster Road, S.E., Hebron, Ohio 43025, Attn: Corporate Secretary; telephone number (740) 927-8790. To ensure delivery of requested documents prior to the Special Meeting, any such request should be made not later than September 7, 2006.

FORWARD-LOOKING STATEMENTS

Any statements in this proxy statement about future expectations, plans and prospects, including statements regarding consummation of the proposed Merger, constitute forward-looking statements. In some cases, forward-looking statements may be identified by their incorporation of forward-looking terminology such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “should” or “will” and other comparable expressions. Forward-looking statements are subject to risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the matters discussed under the “Investment Considerations” section in Part I of MPW’s most recent annual report on Form 10-K filed with the SEC, as well as factors relating to the proposed Merger, including (i) diversion of management attention from the operations of the business as a result of preparations for the proposed Merger and the defense of litigation in connection the proposed Merger and (ii) the cost of litigation and other transaction related expenses that are expected to be incurred regardless of whether the proposed Merger is consummated. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are made only as of the date of this proxy statement, and MPW undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, MPW, where relevant and if required by applicable law, (i) update such information through a supplement to this proxy statement and (ii) amend the Transaction Statement on Schedule 13E-3 filed in connection with the Merger, in each case, to the extent necessary.

OTHER BUSINESS

Other than the matters discussed in this Proxy Statement, the Board does not know of any other matters to be presented for action at the Special Meeting other than as described in this Proxy Statement. If any other business should properly come before the meeting, the persons named in the accompanying form of proxy intend to vote thereon in accordance with their best judgment unless they are directed by a proxy to do otherwise.

By Order of the Board of Directors

/s/ Robert Valentine

Vice President, Chief Operating Officer, Chief

Financial Officer, Secretary and Treasurer

Hebron, Ohio

August 14, 2006

APPENDIX A

[EXECUTION COPY]

AGREEMENT AND PLAN OF MERGER

between

NOIR ACQUISITION CORPORATION

and

MPW INDUSTRIAL SERVICES GROUP, INC.

Dated as of April 14, 2006

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is dated as of April 14, 2006, between Noir Acquisition Corporation, an Ohio corporation (“Acquiror”), and MPW Industrial Services Group, Inc., an Ohio corporation (the “Company”).

WHEREAS, a Special Committee of the Board of Directors of the Company has (i) determined that the Merger (as defined below) is fair to the Company’s shareholders who are not affiliates of Acquiror, and (ii) recommended approval of the Merger by the Board of Directors of the Company;

WHEREAS, the Board of Directors of Acquiror and, subsequent to the recommendation of the Special Committee, the Board of Directors of the Company, have each approved and declared advisable the merger of Acquiror with and into the Company (the “Merger”) in accordance with the Ohio General Corporation Law (the “OGCL”) upon the terms and subject to the conditions set forth herein, whereby each common share, without par value per share, of the Company (the “Shares”), issued and outstanding and not owned directly or indirectly by Acquiror or the Company will be exchanged for $2.55 in cash (the “Merger Consideration”);

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby Acquiror and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the OGCL, at the Effective Time (as defined below), Acquiror shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Acquiror shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 1.2 Effective Time. Unless this Agreement shall have been terminated pursuant to Section 8.1, as promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VII, the parties hereto shall consummate the Merger by filing a certificate of merger (the “Certificate of Merger”) with the Ohio Secretary of State in accordance with the relevant provisions of the OGCL (the date and time of such filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger) being the “Effective Time”).

Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the OGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property (including real, personal and mixed), rights, privileges, powers and franchises, both public and private, of the Company and Acquiror shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Acquiror shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Section 1.4 Articles of Incorporation; Code of Regulations.

(a) At the Effective Time, the Articles of Incorporation of the Company shall be amended in the Merger to be identical to the Articles of Incorporation of Acquiror as in effect immediately prior to the Effective Time (except that such Articles of Incorporation shall be amended to provide the name of the Surviving Corporation shall be the name of the Company), and shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by Law (hereinafter defined) and such Articles of Incorporation.

(b) At the Effective Time, the Code of Regulations of Acquiror, as in effect immediately prior to the Effective Time, shall be the Code of Regulations of the Surviving Corporation until thereafter amended as provided by Law, the Articles of Incorporation and such Code of Regulations.

4

ARTICLE II

EFFECT OF THE MERGER ON THE SHARES OF THE CONSTITUENT ENTITIES;

EXCHANGE OF CERTIFICATES

Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, the Company or the holders of any of the following securities:

(a) each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.1(b), and any Dissenting Shares (as defined below)) shall be canceled and shall be converted automatically into the right to receive the Merger Consideration, payable, without interest, to the holder of such Share, upon surrender of the certificate that formerly evidenced such Share; in the manner provided in Section 2.4.

(b) each Share held in the treasury of the Company, each Share owned by Acquiror (or the shareholders of Acquiror) and Shares owned by any wholly-owned subsidiary of the Company immediately prior to the Effective Time shall be canceled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(c) each common share, without par value per share, of Acquiror issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable common share, without par value per share, of the Surviving Corporation.

Section 2.2 Treatment of Options and Other Equity Awards.

(a) The Company has awarded stock options under (i) the Company’s 1994 Stock Option Plan and (ii) the Company’s 1997 Stock Option Plan (each, as amended through the date of this Agreement, and collectively referred to as the “Option Plans”). Between the date of this Agreement and the Effective Time, the Company shall take all necessary action (which action shall be effective as of the Effective Time) to (A) terminate the Option Plans and (B) cancel, as of the Effective Time, each option to purchase Shares granted under the Option Plans (each, an “Option”) that is outstanding and unexercised, whether or not vested or exercisable, as of such date (in each case, according to the terms of the Option, and without the creation of additional liability to the Company or any subsidiary of the Company (each, a “Subsidiary”)).

(b) each holder of an Option (other than Option holders who are also shareholders of Acquiror) immediately prior to the Effective Time shall be entitled to receive an amount, in exchange for the cancellation of the Option, without interest, equal to the product of (i) the total number of Shares subject to such Option, multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per Share of such Option (with the aggregate amount of such payment to the holder to be rounded to the nearest cent), less applicable withholding taxes, if any, required to be withheld with respect to such payment. No holder of an Option that has an exercise price per Share that is equal to or greater than the Merger Consideration shall be entitled to any payment with respect to such cancelled Option.

Section 2.3 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the OGCL, Shares that are outstanding immediately prior to the Effective Time and that are held by shareholders who have not voted in favor of the Merger and who shall have demanded properly in writing fair cash value for such Shares in accordance with Section 1701.85 of the OGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration. Such shareholders shall be entitled to receive payment of the fair cash value of such Shares in accordance with the provisions of Section 1701.85, except that all Dissenting Shares held by shareholders who shall have failed to comply with the requirements of or who have withdrawn or lost their rights to fair cash value of such Shares under Section 1701.85 shall be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, of the certificate or certificates that formerly evidenced such Shares in the manner provided in Section 2.4.

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(b) The Company shall give Acquiror (i) prompt notice of any demands for fair cash value received by the Company, withdrawals of such demands, and any other instruments served pursuant to the OGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal or the payment of the fair cash value of such Shares under the OGCL. The Company shall not, except with the prior written consent of Acquiror, waive any failure to comply with the provisions of Section 1701.85, make any payment with respect to any demands for fair cash value of Shares or offer to settle or settle any such demands.

Section 2.4 Surrender of Shares; Stock Transfer Books.

(a) Prior to the Effective Time, Acquiror shall appoint a bank or trust company reasonably acceptable to the Company to act as agent (the “Exchange Agent”) for the holders of Shares to receive the funds to which they shall become entitled pursuant to Section 2.1(a) and Acquiror shall deposit with the Exchange Agent cash in an amount sufficient to pay the aggregate Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”), pursuant to an Exchange Agreement to be executed at the Closing by and among the Company, the Acquiror and the Exchange Agent, in substantially the form attached hereto as Exhibit A (the “Exchange Agreement”). The Exchange Fund shall be invested by the Exchange Agent as provided in the Exchange Agreement. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall pay the Merger Consideration out of the Exchange Fund pursuant to Section 2.1(a), this Section 2.4, and the Exchange Agreement. The Exchange Fund shall not be used for any other purpose.

(b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a record holder of Shares entitled to receive the Merger Consideration a letter of transmittal containing instructions on how to surrender the certificates evidencing such Shares (the “Certificates”) pursuant to the letter of transmittal. Upon surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may be required pursuant to the instructions, the holder of the Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by the Certificate, and the Certificate shall be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate. If the payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it will be a condition of payment that the surrendered Certificate must be endorsed properly or otherwise be in proper form for transfer and that the person requesting payment must have established to the satisfaction of the Surviving Corporation that all applicable transfer and other taxes either have been paid or are not applicable. If any holder of Shares is unable to surrender such holder’s Certificates because they have been lost, stolen, mutilated or destroyed, the holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Corporation.

(c) At any time following the sixth month after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any funds remaining in the Exchange Fund (including, without limitation, all interest thereon), and, thereafter, such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Exchange Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar laws.

(d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares on the records of the Company. After the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Law.

Section 2.5 Withholding. Each of Acquiror, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement in respect of

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Shares such amounts as it is required to deduct and withhold under the Code or any applicable Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement for Acquiror to enter into this Agreement, the Company hereby represents and warrants to Acquiror that:

Section 3.1 Organization and Qualification; Subsidiaries.

(a) The Company and each Subsidiary is a corporation or other entity duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where such qualification or licensing is necessary, except for such failures to be so qualified or licensed and in good standing that would not reasonably be expected to have a Company Material Adverse Effect.

(b) A true and complete list of all the Subsidiaries, together with the jurisdiction of formation of each Subsidiary and the percentage of the outstanding equity interests of each Subsidiary owned by the Company and each other Subsidiary is set forth in Section 3.1(b) of the Company’s disclosure schedule (the “Disclosure Schedule”). Except as disclosed in Section 3.1(b) of the Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any right, warrant, option or other interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

Section 3.2 Articles of Incorporation and Code of Regulations. The Company has made available to Acquiror true and correct copies of (a) the Articles of Incorporation, Codes of Regulations or equivalent organizational documents of the Company and each of its Subsidiaries. The Articles of Incorporation, Codes of Regulations or equivalent governing or organizational documents provided to Acquiror are in full force and effect. Neither the Company nor any Subsidiary is in violation of any of the provisions of its Articles of Incorporation or Code of Regulations or equivalent organizational documents.

Section 3.3 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 30,000,000 Shares and (ii) 5,000,000 preferred shares, par value $0.01 per share (“Preferred Shares”). As of April 6, 2006, (i) 10,716,207 Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable, and (ii) 250,000 Shares are held in the treasury of the Company. As of the date of this Agreement, the Company has sufficient Shares authorized and reserved for any and all future issuances pursuant to outstanding Options. As of the date of this Agreement, no Preferred Shares are issued and outstanding. Except as set forth in this Section 3.3 or in Section 3.3(a) of the Disclosure Schedule, there are no options, warrants or other rights, agreements, contracts, arrangements or commitments of any character that are binding on the Company or any Subsidiary and that relate to the issued or unissued capital stock or any other equity interest of the Company or any Subsidiary or that obligate the Company or any Subsidiary to issue, sell, repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. Section 3.3(a) of the Disclosure Schedule sets forth with respect to the outstanding Options (i) the Option Plans pursuant to which the Option were granted; (ii) the number of outstanding Options; (iii) the exercise prices of such Options; and (iv) whether the exercisability of any Option will be accelerated in any way by the Merger, and if applicable, the extent of acceleration. All Shares subject to issuance as set forth in this Section 3.3, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized,

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validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person.

(b) Each outstanding share or other equity interest of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and, except as set forth in Section 3.3(b) to the Disclosure Schedule, each share or other equity interest that is owned directly or indirectly by the Company is owned free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, preemptive rights, agreements, limitations on the Company’s or any Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever.

Section 3.4 Authority Relative to the Merger. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the transactions contemplated hereby (the “Transactions”). The execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger and the Transactions have been duly and validly authorized by all necessary corporate action, and with the exception of approval of holders of two-thirds of the then outstanding Shares, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). The Board of Directors of the Company (the “Board”) has (i) determined that this Agreement, the Merger and the Transactions are fair to, and in the best interests of, the holders of Shares, (ii) approved, adopted and declared advisable this Agreement, the Merger and the Transactions and (iii) resolved, subject to Section 6.4(c), to recommend that the holders of Shares approve and adopt this Agreement, the Merger and the Transactions. The only vote required of the holders of the Shares or of any other equity interests of the Company necessary to adopt this Agreement and to approve the Merger and the Transactions is the approval of the holders of two-thirds of the outstanding Shares.

Section 3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement do not, and the performance by the Company of this Agreement will not, (i) conflict with or violate the Articles of Incorporation or Code of Regulations or equivalent governing documents of the Company or any Subsidiary, (ii) conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (collectively, a “Law”) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) except as set forth in Section 3.5(a) of the Disclosure Schedule, result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, for any such conflicts, violations, breaches, defaults or other occurrences which would not be reasonably expected to have a Company Material Adverse Effect or would not reasonably be expected to prevent or materially delay the ability of the Company to consummate the Merger and the Transactions.

(b) Except as set forth in Section 3.5(b) of the Disclosure Schedule, the execution and delivery by the Company of this Agreement does not, and the performance by the Company of this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except for (i) any applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) the filing and recordation of appropriate merger documents as required by the OGCL and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or

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to make such filings or notifications, would not reasonably be expected to have a Company Material Adverse Effect or materially delay consummation of the Merger and the Transactions.

Section 3.6 Permits; Compliance.

(a) Except as set forth in Section 3.6(a) of the Disclosure Schedule, each of the Company and the Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority, in each case that are material to the Company and its Subsidiaries, taken as a whole, necessary for each of the Company or the Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (collectively, the “Permits”). No suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened.

(b) Each of the Company and its Subsidiaries is and has been in compliance, except for such lack of compliance that would not reasonably be expected to have a Company Material Adverse Effect, with all Laws or Permits applicable to or to which the Company or any Subsidiary or by which any of their respective properties or assets of is bound. Except as set forth in Section 3.6(b) of the Disclosure Schedule, there are no proceedings pending before any Governmental Authority or, to the Company’s knowledge, any pending or threatened inquiries or investigations or threatened proceedings by any Governmental Authority, with respect to the Company or any of its Subsidiaries.

Section 3.7 SEC Filings; Financial Statements.

(a) The Company has filed or furnished, as the case may be, all forms, reports and documents required to be filed with or furnished by it to the Securities and Exchange Commission (the “SEC”) since July 1, 2004 (collectively, the (“SEC Reports”). The SEC Reports (i) complied as to form and were prepared in accordance in all material respects with either the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder as in effect on the date so filed, amended or supplemented (except for such noncompliance that, individually or in the aggregate, would not have a Company Material Adverse Effect) and (ii) did not, at the time they were filed, amended or supplemented, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any form, report or other document with the SEC.

(b) Each of the audited and unaudited consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or the omission of footnotes, and in the case of unaudited interim financial statements, as permitted by Form 10-Q) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries at the respective dates thereof and for the respective periods indicated therein.

(c) As of the date of this Agreement, neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP and SEC Regulation S-X of the Exchange Act to be reflected, reserved for or disclosed in a consolidated balance sheet of the Company and its consolidated Subsidiaries (including the notes thereto), except for (i) liabilities and obligations that are reflected, reserved for or disclosed in the balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2005 (the “Latest Balance Sheet”) or in the consolidated balance sheet of the Company and its consolidated Subsidiaries at June 30, 2005 (including the notes thereto) included in the Company’s annual report on Form 10-K for the year ended June 30, 2005, (ii) liabilities and obligations that were incurred in the ordinary course of business consistent with past practice since June 30, 2005, (iii) liabilities and obligations that have been repaid, discharged or otherwise extinguished, (iv) liabilities and obligations under or contemplated by this Agreement, and (v) as set forth in Section 3.7(c) of the Disclosure Schedule.

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Section 3.8 Absence of Certain Changes or Events. Since June 30, 2005, except as set forth in Section 3.8 of the Disclosure Schedule or the SEC Reports, or as expressly contemplated by this Agreement, (a) the Company and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, (b) there has not been any event, development or circumstance constituting or that would be reasonably likely to constitute a Company Material Adverse Effect and (c) none of the Company or any Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1.

Section 3.9 Absence of Litigation. Except as set forth in Section 3.9 of the Disclosure Schedule or in the SEC Reports, there is no litigation, suit, claim, action, proceeding or investigation (collectively, an “Action”) pending or, to the knowledge of the Company, threatened, against the Company or any Subsidiary, or any of their respective properties or assets which is reasonably likely to result in a Company Material Adverse Effect. Except as set forth in Section 3.9 of the Disclosure Schedule or in the SEC Reports, neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 3.10 Proxy Statement. The proxy statement to be sent to the shareholders of the Company in connection with the Shareholders’ Meeting (as defined below) (such proxy statement, as amended or supplemented, being referred to herein as the “Proxy Statement”), shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders’ Meeting which have become false or misleading. The Statement on Schedule 13E-3 (such Statement, as amended or supplemented, is being referred to herein as the “Schedule 13E-3”), to be filed by the Company concurrently with the filing of the Proxy Statement, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. The Proxy Statement and Schedule 13E-3, insofar as each relates to the Company or its Subsidiaries or other information supplied by the Company for inclusion or incorporation by reference therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and other applicable law. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied in writing by Acquiror or any of Acquiror’s Representatives for inclusion in the Proxy Statement.

Section 3.11 Opinion of Financial Advisor. The Special Committee of the Board of Directors has received the written opinion (the “Fairness Opinion”) of Stout Risius Ross, Inc. dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to the holders of Shares that are not affiliates of Acquiror, a copy of which opinion will be delivered to Acquiror promptly upon execution and delivery of this Agreement.

Section 3.12 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

As an inducement to the Company to enter into this Agreement, Acquiror hereby, represents and warrants to the Company that:

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Section 4.1 Corporate Organization. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Acquiror is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where such qualification or licensing is necessary.

Section 4.2 Capitalization. As of the date of this Agreement, the authorized capital stock of Acquiror consists in its entirety of 10,000 common shares, without par value, 1,000 shares of which shall be issued and outstanding at the Effective Time. Each holder of the capital stock of Acquiror, and persons who hold options, warrants or other rights to purchase capital stock of Acquiror, is listed on Schedule 4.2.

Section 4.3 Authority Relative to the Merger. Acquiror has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the Transactions. The execution and delivery by Acquiror of this Agreement and the consummation by Acquiror of the Merger and the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Acquiror are necessary to authorize this Agreement or to consummate the Merger or the Transactions. This Agreement has been duly and validly executed and delivered by Acquiror and, assuming due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

Section 4.4 No Conflict; Required Filings and Consents.

(a) The execution and delivery by Acquiror of this Agreement do not, and the performance by Acquiror of this Agreement will not, (i) conflict with or violate the Articles of Incorporation or Code of Regulations of Acquiror, (ii) conflict with or violate any Law applicable to Acquiror or by which any property or asset of Acquiror is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Acquiror pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror is a party or by which Acquiror or any of its properties or assets is bound or affected, except, for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to have an Acquiror Material Adverse Effect or would not reasonably be expected to prevent or materially delay the ability of the Acquiror to consummate the Merger or the Transactions.

(b) The execution and delivery by Acquiror of this Agreement do not, and the performance by Acquiror of this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, and filing and recordation of appropriate merger documents as required by the OGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have an Acquiror Material Adverse Effect or materially delay the ability of the Acquiror to consummate the Merger or the Transactions.

Section 4.5 Proxy Statement. The information supplied by Acquiror for inclusion in the Proxy Statement shall not (i) contain any untrue statement of a material fact or (ii) omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders’ Meeting which has become false or misleading. The information supplied by Acquiror for inclusion in the Schedule 13E-3 shall not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the

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statements therein, in light of the circumstances under which they were made, not false or misleading. The Proxy Statement and Schedule 13E-3, insofar as each relates to the Acquiror or other information supplied by Acquiror for inclusion or incorporation by reference therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and other applicable law. Notwithstanding the foregoing, except to the extent required by applicable law, Acquiror makes no representation or warranty with respect to any information supplied by the Company or any of its Representatives for inclusion in the Proxy Statement or Schedule 13E-3.

Section 4.6 Brokers. Other than LaSalle Corporate Finance, a division of LaSalle Financial Services, Inc., whose fees or commissions shall be the responsibility of the Acquiror, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Acquiror.

Section 4.7 No Intent to Sell Business. Acquiror has no present intention to sell, transfer or otherwise dispose of the business of the Company or any material part thereof following the consummation of the Merger, but there can be no assurance that the Surviving Corporation will not determine to cause such a transfer in the future.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1 Conduct of Business by the Company Pending the Effective Time. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, except as expressly contemplated by any other provision of this Agreement or as set forth in Section 5.1 of the Disclosure Schedule, unless Acquiror shall otherwise consent in writing: (i) the businesses of the Company and its Subsidiaries shall be conducted only in the ordinary course of business and in a manner consistent with past practice; and (ii) the Company shall use reasonable commercial efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to maintain in effect all Permits that are required for the Company or such Subsidiary to carry on its business, to keep available the services of the current officers, employees, independent contractors and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations. By way of example and not limitation, except as expressly contemplated by any other provision of this Agreement or as set forth in Section 5.1 of the Disclosure Schedule, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Acquiror, which shall not be unreasonably delayed, conditioned or withheld:

(a) amend its Articles of Incorporation or Code of Regulations or equivalent organizational documents;

(b) issue, sell, pledge, dispose of, grant or encumber, or otherwise subject to any lien, or authorize such issuance, sale, pledge, disposition, grant or encumbrance of, or subjection to, any such lien, (i) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest of the Company or any Subsidiary (except for the issuance of Shares issuable pursuant to Options outstanding on the date of this Agreement) or (ii) any assets of the Company or any Subsidiary, except in the case of clause (ii), in the ordinary course of business and in a manner consistent with past practice;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity interest;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or other equity interest;

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(e) except as required by the terms of this Agreement or as set forth in Section 5.1(e) of the Disclosure Schedule, amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire any of the Company’s securities, including Shares, or any option, warrant or right, directly or indirectly, to acquire any such securities;

(f) settle, pay or discharge any claim, suit or other action brought or threatened against the Company with respect to or arising out of any capital stock or other equity interest in the Company;

(g) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any significant amount of assets; (ii) incur any indebtedness or issue any debt securities or rights to acquire any debt securities of the Company or any of its Subsidiaries or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or entity, or make any loans or advances other than in the ordinary course of business and consistent with past practice; (iii) make any capital contributions to, or investments in, any other person, other than the Company or any direct or indirect Subsidiary of the Company; (iv) enter into any contract or agreement other than in the ordinary course of business and consistent with past practice; (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.1(g);

(h) (i) hire any additional employees, except to fill vacancies, (ii) make any offers to any executive officer of an employment position, (iii) increase the compensation payable or to become payable or the benefits provided to its present or former directors, employees or executive officers, except for increases in salary or hourly wage rates in the ordinary course of business and consistent with past practice, (iv) grant any new or additional retention, severance or termination pay to, or enter into any new or additional employment, bonus, change of control or severance agreement with, any present or former director, officer or other employee of the Company or of any of its Subsidiaries, (v) establish, adopt, enter into, terminate or amend any Plan or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement, except as required by this Agreement or the Merger contemplated hereby, or as required by ERISA, the Code or to otherwise comply with applicable Law, (vi) loan or advance money or other property to any current or former director, officer or employee of the Company or any of its Subsidiaries or (vii) grant any equity or equity based awards;

(i) effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Workers Adjustment and Retraining Notification Act and any similar state, local or non-United States law (determined without regard to terminations of employment occurring on or after the Effective Time);

(j) take any action, other than actions required to be taken in response to changes in GAAP or in Law after the date hereof, to change any accounting policies or procedures used by it (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

(k) make, revoke or change any material Tax election or material method of Tax accounting, change any annual Tax accounting period, file any amended Tax Return (unless required by Law), settle or compromise any material liability with respect to Taxes or consent to any material claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment, surrender any right to claim a refund of Taxes or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(l) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $500,000 individually or $1,000,000 in the aggregate, other than (i) in the ordinary course of business and consistent with past practice, or (ii) liabilities reflected or reserved against in the financial statements contained in the SEC Reports and such payment, discharge or satisfaction is made in accordance with the terms of such claim, liability or obligation as such terms exist on the date of this Agreement;

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(m) pay accounts payable, utilize cash, draw down on lines of credit, delay or accelerate capital expenditures, incur expenditures on research and development, other than in the ordinary course of business and consistent with past practice;

(n) amend, waive or modify in any material respect, or consent to the termination of, any Material Contract, or the Company’s or any Subsidiary’s rights thereunder;

(o) (i) abandon, sell, assign, or grant any security interest in or to any item of the Intellectual Property, (ii) grant to any third party any license, sublicense or covenant not to sue with respect to any Intellectual Property, other than in the ordinary course of business consistent with past practice, (iii) develop, create or invent any Intellectual Property jointly with any third party (other than such joint development, creation or invention with a third party that is under contract, in progress or currently contemplated as of the date hereof), (iv) disclose, or allow to be disclosed, any confidential Intellectual Property, unless such Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against the further disclosure thereof, or (v) fail to perform or cause to be performed all applicable filings, recordings and other acts, and pay or caused to be paid all required fees and taxes, to maintain and protect its interest in each item of the Intellectual Property;

(p) fail to make in a timely manner any filings required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

(q) enter into any contract or agreement with any affiliate, director or officer of the Company or any Subsidiary or any of their respective affiliates (including any immediate family member of such person);

(r) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger and the Transactions);

(s) open any office in a new geographical territory, create any new business division or otherwise enter into any new line of business;

(t) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Shareholders’ Meeting. The Company shall (i) in accordance with applicable Law and the Company’s Articles of Incorporation and Code of Regulations, duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable following the date hereof, but no sooner than 20 business days following the date that the Proxy Statement is mailed to holders of the Shares, for the purpose of considering and taking action on this Agreement and the Merger (the “Shareholders’ Meeting”) and (ii) (A) include in the Proxy Statement, and, except as permitted herein, not subsequently withdraw or modify in any manner adverse to Acquiror, the recommendation of the Board that the holders of Shares approve and adopt this Agreement, the Merger and the Transactions and (B) use its reasonable commercial efforts to obtain such approval and adoption. At the Shareholders’ Meeting, Acquiror shall cause all Shares then beneficially owned by it and its affiliates and shareholders to be voted in favor of the approval and adoption of this Agreement, the Merger and the Transactions.

Section 6.2 Proxy Statement; Schedule 13E-3. The Company shall file as soon as reasonably practicable the Proxy Statement and the Schedule 13E-3 with the SEC under the Exchange Act in form and substance reasonably satisfactory to each of the Company and Acquiror. Acquiror and the Company shall cooperate with each other in the preparation of the Proxy Statement and the Schedule 13E-3 and in responding to any comments of the SEC with respect to the Proxy Statement or the Schedule 13E-3 or any requests by the SEC for any amendment or supplement thereto or for additional information. Each of the Company, Acquiror and the Special Committee and

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their respective counsel shall have a reasonable opportunity to review and comment on (i) the Proxy Statement and the Schedule 13E-3, including all amendments and supplements thereto, prior to such documents being filed with the SEC or disseminated to holders of Shares and (ii) all responses to requests for additional information and replies to comments from the SEC or the staff thereof prior to their being filed with, or sent to, the SEC. Each of the Company and Acquiror agrees to use its reasonable commercial efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Shareholders’ Meeting at the earliest practicable time.

Section 6.3 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Effective Time, the Company shall (and shall cause its Subsidiaries to): (i) provide to Acquiror and its Representatives access, during normal business hours and upon reasonable notice by Acquiror, to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof, (ii) furnish to Acquiror all monthly and quarterly statements of revenue and expense, earnings, sales, trial balances and such other similar statements as are regularly and customarily provided to senior management of the Company promptly following delivery to such senior management and (iii) furnish promptly to Acquiror such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its Subsidiaries as Acquiror or its Representatives may reasonably request.

(b) Each party shall, and shall cause its affiliates and Representatives to hold in strict confidence all nonpublic documents and information furnished or made available by one party to the other and their respective affiliates and Representatives.

(c) No investigation pursuant to this Section 6.3 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 6.4 No Solicitation of Competing Transactions.

(a) The Company agrees that neither it nor any Subsidiary nor any Representative of it or any Subsidiary will, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any other action for the purpose of facilitating, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or (ii) enter into, participate in or maintain or continue discussions or negotiations with any person or entity for the purpose of obtaining a proposal or offer for a Competing Transaction, or (iii) agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or other contract, agreement or commitment providing for or otherwise relating to any Competing Transaction, or (iv) authorize or permit any Representative of the Company or any of its Subsidiaries to take any such action. The Company shall notify Acquiror as promptly as practicable (and in any event within one business day) after the Company receives any unsolicited oral or written proposal or offer or any inquiry or contact from any person regarding a potential proposal or offer of a Competing Transaction, specifying the material terms and conditions thereof and the identity of the party making such proposal or offer (including any amendments or changes thereto). The Company immediately shall cease and terminate all existing discussions or negotiations with respect to a Competing Transaction.

(b) Notwithstanding anything to the contrary in this Section 6.4, the Board or the Special Committee may furnish information to, and enter into discussions with, a person who has made an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction, and the Board or the Special Committee has (i) determined, in its good faith judgment (after consulting with its financial advisor), that such proposal or offer constitutes or would be reasonably expected to lead to a Superior Proposal (as defined below), (ii) determined, in its good faith judgment after consulting with its outside legal counsel that, in light of such proposal or offer, the failure to furnish such information or enter into discussions would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law, and (iii) provided written notice to Acquiror of its intent to furnish information or enter into discussions with such person prior to taking any such action.

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(c) Except as set forth in this Section 6.4(c) and subject to Section 8.1(e), neither the Board nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Acquiror, the approval or recommendation by the Board or any such committee of this Agreement, the Merger or the Transactions (a “Change in the Company Recommendation”) or approve or recommend, or cause or permit the Company to enter into any letter of intent, agreement or obligation with respect to, any Competing Transaction. Notwithstanding the foregoing, if the Board or the Special Committee determines, in its good faith judgment at any time prior to the approval of the Merger by the holders of Shares and after consulting with outside legal counsel, that the failure to make a Change in the Company Recommendation would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable Law, the Board may make a Change in the Company Recommendation and/or recommend a Superior Proposal, but only (i) after providing written notice to Acquiror (a “Notice of Superior Proposal”) advising Acquiror that the Board has received a Superior Proposal, specifying the material terms and conditions of, and the person making, such Superior Proposal and indicating that the Board intends to effect a Change in the Company Recommendation and (ii) if Acquiror does not, prior to five days after Acquiror’s receipt of the Notice of Superior Proposal make an offer that the Board or the Special Committee determines, in its good faith judgment (after consulting with its financial advisor) to be at least as favorable to the Company’s shareholders as such Superior Proposal. Any disclosure that the Board or the Special Committee may be compelled to make with respect to the receipt of a proposal or offer for a Competing Transaction or otherwise in order to comply with its fiduciary duties under applicable Law or Rule 14d-9 or 14e-2, will not constitute a violation of this Agreement.

(d) A “Competing Transaction” means any of the following (other than the Merger): (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Subsidiary; (ii) any sale, lease, exchange, transfer or other disposition of all or substantially all of the assets of the Company or of any Subsidiary; (iii) any sale, exchange, transfer or other disposition in which the Company or any Subsidiary participates and which results in any person beneficially owning more than 25% of any class of equity securities of the Company or of any Subsidiary who does not own 25% or more as of the date of this Agreement; (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning more than 25% of any class of equity securities of the Company or of any Subsidiary; who does not own 25% or more as of the date of this Agreement; or (v) any transaction in which the Company participates which would result in any person owning 25% or more of the fair market value on a consolidated basis of the assets (including, without limitation, the capital stock or other equity interests of Subsidiaries) of the Company and its Subsidiaries immediately prior to such transaction (whether by purchase of assets, acquisition of stock of a Subsidiary or otherwise).

(e) A “Superior Proposal” means an unsolicited, written, bona fide offer made by a third party with respect to a Competing Transaction on terms that the Board or the Special Committee determines, in its good faith judgment (after consulting with its financial advisor) and taking into account all legal, financial, regulatory and other aspects of the offer that it deems relevant, to be more favorable to the Company’s shareholders than the Merger and the Transactions, and is reasonably capable of being completed; provided, however, that any such offer shall not be deemed to be a “Superior Proposal” if any financing on which the offer is conditioned is not committed and in the good faith judgment of the Board or the Special Committee (after having received the advice of its financial advisor) is not likely to be obtained by such third party on a basis the Board or the Special Committee deems timely.

Section 6.5 Directors’ and Officers’ Indemnification and Insurance.

(a) Acquiror agrees that all rights to indemnification or exculpation existing in favor of, and all limitations on the personal liability of, each present and former director, officer, employee, fiduciary and agent of the Company and the Subsidiaries provided for in the respective Articles of Incorporation or Code of Regulations (or other applicable organizational documents) or otherwise in effect as of the date hereof shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claims (each a “Claim”) asserted or made within such period shall continue until the disposition of such Claim.

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(b) Prior to the Effective Time, the Company shall purchase a noncancelable extended and reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers in substantially the same form as presently maintained by the Company, which shall provide such directors and officers with coverage for four years following the Effective Time of not less than the existing coverage under, and have other terms not less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company; provided, however, that the Company shall not, without Acquiror’s prior written consent, obtain coverage under such a policy in excess of the amount that can be obtained for a cost equal to 200% of the current annual premiums paid by the Company for the current coverage period.

(c) The obligations under this Section 6.5 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.5 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnities to whom this Section 6.5 applies shall be third party beneficiaries of this Section 6.5 and shall be entitled to enforce the covenants contained herein).

(d) In the event Acquiror or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.5.

Section 6.6 Notification of Certain Matters. The Company shall give prompt notice to Acquiror, and Acquiror shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event which could be reasonably be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, (b) any failure of the Company or Acquiror, as the case may be, to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it hereunder, (c) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger or the Transactions and (d) the occurrence of any event, development or circumstance which is known (or knowable following a reasonable investigation) to the Company or Acquiror, as the case may be, which has had or would be reasonably likely to result in a Company Material Adverse Effect or an Acquiror Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not limit or otherwise affect the remedies available hereunder to the party giving or receiving such notice; and provided further that the failure to give such notice shall not be a breach of covenant for the purposes of Section 7.2(b) or 7.3(b) or affect the rights and remedies of the party obligated to give any notice pursuant to clause (c) of this Section 6.6 unless the failure to give such notice results in material prejudice to the other party.

Section 6.7 Further Action; Reasonable Commercial Efforts. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) promptly make all filings and required submissions under applicable Laws with respect to the Merger and the Transactions and (ii) use its reasonable commercial efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Merger and the Transactions, including, without limitation, using its reasonable commercial efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and its Subsidiaries as are necessary for the consummation of, and to fulfill the conditions to, the Merger and the Transactions; provided, however, that neither the Company nor Acquiror will be required by this Section 6.7 to take any action, including entering into any consent decree, hold separate orders or other arrangements, that requires the divestiture of any assets of any of Acquiror, the Company or any Subsidiaries. In case, if at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable commercial efforts to take all such action.

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Section 6.8 Financing Arrangements.

(a) Acquiror shall, at its expense, use its reasonable commercial efforts to arrange financing to pay for all or a part of the Merger Consideration (the “Financing”), on substantially the same terms contained in the financing commitment of LaSalle Bank, N.A. dated April 5, 2006, a copy of which has been provided to the Special Committee (the “Commitment”), which has been accepted by Acquiror, and shall fully satisfy, on a timely basis, all terms, conditions, representations and warranties in the documents related to such Financing.

(b) At the Company’s request, the Acquiror shall keep the Company reasonably informed with respect to all material activity concerning the status of the Financing and shall give the Company prompt notice of any material adverse change with respect to such Financing.

(c) If after Acquiror receives the Financing, the Financing is terminated or modified in a manner materially adverse to Acquiror for any reason, Acquiror shall use its reasonable commercial efforts to obtain, and, if obtained, will provide the Company with a copy of, an alternate financing commitment that provides for at least the same amount of financing as the Financing; provided that the terms and conditions of such alternate financing are not materially less favorable to Acquiror than those contemplated by the Commitment (including, having interest rates, fees, repayment obligations and other financial terms that are not materially less favorable to the Acquiror).

(d) The Company agrees to provide, and will cause its Subsidiaries to provide, such cooperation as is reasonably necessary in connection with the arrangement of the Financing, including participation in meetings and due diligence sessions the execution and delivery of any commitment or financing letters, solvency certificates, pledge and security documents, other definitive financing documents, or other requested certificates or documents and comfort letters and consents of accountants as may be reasonably requested by Acquiror and taking such other actions as are reasonably required to be taken by the Company in connection with such Financing.

Section 6.9 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Acquiror and the Special Committee, on behalf of the Company. Thereafter, unless otherwise required by applicable Law or the requirements of the Nasdaq, each of Acquiror and the Company shall each use its reasonable commercial efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or the Transactions.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Company and Acquiror under this Agreement are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of each of the following conditions:

(a) Company Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite affirmative vote of holders of Shares of the Company in accordance with, and to the extent required by, the OGCL and the Company’s Articles of Incorporation and Code of Regulations.

(b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award that is then in effect and has the effect of making the Merger illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or the Transactions; provided, however, that the parties hereto shall use their reasonable commercial efforts to have any such restraint vacated.

Section 7.2 Conditions to the Obligations of Acquiror. The obligations of Acquiror under this Agreement are also subject to the satisfaction or waiver (where permissible) by Acquiror at or prior to the Effective Time of each of the following conditions.

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(a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement that is qualified by materiality shall have been true and correct when made and shall be true and correct at and as of the Effective Time as if made at and as of the Effective Time; and each of such representations and warranties that is not qualified by materiality shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Effective Time as if made at and as of the Effective Time, in each case except as contemplated or permitted by this Agreement; and Acquiror shall have received a certificate signed on behalf of the Company by its Chief Financial Officer to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time and Acquiror shall have received a certificate signed on behalf of the Company by its Chief Financial Officer to such effect.

(c) Consents Under Agreements. The Company shall have obtained the consent or approval of each person whose consent or approval shall be required under any contract to which the Company or any of its Subsidiaries is a party, except those for which the failure to obtain such consent or approval is not reasonably likely to have a Company Material Adverse Effect.

(d) Governmental Consents. The Company shall have obtained or made all consents, approvals, authorizations, permits, filings or notifications set forth in Section 3.5(b) of the Disclosure Schedule.

(e) Legal Opinion. Acquiror shall have received from counsel to the Company an opinion dated as of the Effective Time as to such matters as shall be reasonably requested by the Acquiror.

(f) Financing. The Acquiror shall either (i) have received the Financing, or (ii) all of the conditions to the Financing set forth in the Commitment that are capable of being satisfied by the Acquiror’s commercially reasonable efforts shall have been satisfied or waived by the lender.

(g) Exception to Conditions. Notwithstanding the provisions of Sections 7.2(a) and 7.2(b), the conditions of closing set forth therein shall not be deemed to have failed to occur if the Acquiror is not entitled under Section 8.1(b) or 8.1(c) to terminate this Agreement and abandon the Merger by reason thereof.

Section 7.3 Conditions to the Obligations of the Company. The obligations of the Company under this Agreement are also subject to the satisfaction or waiver (where applicable) by the Company at or prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Acquiror contained in this Agreement that is qualified by materiality shall have been true and correct when made and shall be true and correct at and as of the Effective Time as if made at and as of the Effective Time; and each of such representations and warranties that is not qualified by materiality shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Effective Time as if made at and as of the Effective Time, in each case except as contemplated or permitted by this Agreement; and the Company shall have received a certificate signed on behalf of Acquiror by its Chief Executive Officer or its Chief Financial Officer to such effect.

(b) Performance of Obligations of Acquiror. Acquiror shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time and the Company shall have received a certificate signed on behalf of Acquiror by its Chief Executive Officer or its Chief Financial Officer to such effect.

(c) Consents Under Agreements. Acquiror shall have obtained the consent or approval of each person whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement under any contract to which Acquiror is a party, except those for which failure to obtain such consents and approvals is not reasonably likely to have an Acquiror Material Adverse Effect.

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(d) Legal Opinion. The Company shall have received from counsel to the Acquiror an opinion dated as of the Effective Time as to such matters as shall be reasonably be requested by the Company.

(e) Solvency Certificate; Solvency Opinion. The Special Committee shall have received a Solvency Certificate from the Acquiror and pro forma analysis which will document the solvency of the Company on a consolidated basis after giving pro forma effect to the Merger and the Financing, all in form and substance reasonably satisfactory to the Special Committee. In the event that a solvency opinion is given in connection with the Financing, the valuation firm or other entity giving such opinion will have delivered a reliance letter to the Special Committee in form and substance reasonably satisfactory to it, permitting the Special Committee and Board of Directors to rely on such opinion. In the event that any solvency certificate is given in connection with the Financing, such certificate will contain reliance language in form and substance reasonably satisfactory to the Special Committee, permitting the Special Committee and Board of Directors to rely on such solvency certificate.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the shareholders of the Company, as follows:

(a) by mutual written consent of Acquiror and the Company;

(b) by either the Company or Acquiror by written notice to the other:

(i) if, upon a vote at the Shareholders’ Meeting (or any adjournment or postponement thereof), the holders of Shares of the Company do not approve this Agreement and the Merger as provided in Section 7.1(a);

(ii) if any Governmental Authority of competent jurisdiction shall have issued an injunction or taken any other action (which injunction or other action the parties hereto shall use their commercially reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the consummation of the Merger or the Transactions, and such injunction shall have become final and non-appealable; or

(iii) if the consummation of the Merger shall not have occurred on or before September 30, 2006 (the “Drop Dead Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to any party whose breach of one or more representations or warranties contained in this Agreement or whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date.

(c) by written notice from Acquiror to the Company, if the Company (i) breaches in any material respect any of its representations or warranties contained in this Agreement, or (ii) breaches or fails to perform in any material respect any of its covenants contained in this Agreement, in any event which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b) and such condition is incapable of being satisfied by the Drop Dead Date, provided, however, that Acquiror shall not be entitled to terminate this Agreement and abandon the Merger as a result of a breach by the Company of any of its representations, warranties or covenants contained herein if such breach results from the existence or occurrence of a fact, event, circumstance or consequence as to which the Acquiror or any person who is or becomes an affiliate of Acquiror on or before the Effective Time had actual knowledge on the date hereof, or if such breach is caused in substantial part by any act or omission of any officer or director of the Company who is also an affiliate of Acquiror or becomes an affiliate of Acquiror on or before the Effective Time.

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(d) by written notice from the Company to Acquiror, if Acquiror (i) breaches in any material respect any of its representations or warranties contained in this Agreement, or (ii) breaches or fails to perform in any material respect any of its covenants contained in this Agreement, in any event which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.3(a) or 7.3(b) and such condition is incapable of being satisfied by the Drop Dead Date;

(e) by written notice from the Company to Acquiror, in connection with entering into a definitive agreement to effect a Superior Proposal in accordance with Section 6.4; provided, however, that (i) prior to terminating this Agreement pursuant to this Section 8.1(e), the Company shall have provided Acquiror with at least 48 hours prior written notice of the Company’s decision to so terminate, (ii) such termination shall not be effective until such time as the payment or provision for payment of Acquiror’s expenses pursuant to Section 8.3(c) shall have been made by the Company and (iii) the Company’s right to terminate this Agreement under this Section 8.1(e) shall not be available if the Company is then in material breach of Section 6.4. Such notice shall indicate in reasonable detail the material terms and conditions of such Superior Proposal, including the amount and form of the proposed consideration and whether such Superior Proposal is subject to any material conditions; or

(f) by written notice of Acquiror to the Company, if (i) the Board shall (A) fail to include a recommendation in the Proxy Statement that the holders of Shares of the Company vote in favor of this Agreement and the Merger, (B) withdraw, modify or change, or propose or announce any intention to withdraw, modify or change, in a manner material and adverse to Acquiror, such recommendation, (C) approve or recommend, or announce any intention to approve or recommend, any Competing Transaction, or (D) approve or recommend that the Company shareholders tender, or otherwise fail to recommend the Company shareholders not to tender, their Shares in any tender or exchange offer that is a Competing Transaction; (ii) the Board, the Special Committee or any other duly authorized committee of the Board shall approve a resolution or agree to do any of the matters set forth in the immediately foregoing clause (i); or (iii) any person or group (other than Acquiror or its affiliates) acquires beneficial ownership of a majority of the outstanding Shares.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except (a) as set forth in Section 8.3 and (b) nothing herein shall relieve any party from liability for any willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination; provided, however, that the terms of Sections 6.3(b) and (c) shall survive any termination of this Agreement.

Section 8.3 Fees and Expenses.

(a) Except as set forth in this Section 8.3, all Expenses (as defined below) incurred in connection with this Agreement and the Merger shall be paid by the party incurring such expenses, whether or not the Merger or any other transaction is consummated. “Expenses,” as used in this Agreement, shall include all reasonable out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, auditors, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of proxies, the filing of any required notices and all other matters related to consummation of the Merger and the Transactions.

(b) If this Agreement is terminated in accordance with Sections 8.1(b)(ii), 8.1(c), 8.1(e) or 8.1(f), the Company shall (provided that Acquiror is not then in material breach of its obligations under this Agreement), promptly following such termination but in no event later than one business day following written notice thereof, reimburse Acquiror for all of its Expenses or make reasonable provision for the payment thereof.

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(c) The Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay or make reasonable provision for the payment of any Expenses when due, the term “Expenses” shall be deemed to include the costs and expenses actually incurred or accrued by Acquiror (including, without limitation, reasonable fees and expenses of counsel), to the extent such accrued expenses are, in fact, paid in connection with the collection under and enforcement of this Section 8.3. Payment of the fees and expenses described in this Section 8.3 shall not be in lieu of any damages incurred in the event of willful breach of this Agreement.

Section 8.4 Amendment. This Agreement may be amended by an instrument in writing signed by each of the parties hereto at any time prior to the Effective Time; provided, however, that (i) no amendment shall bind or be effective as to the Company unless approved by the Special Committee, and (ii) after the approval and adoption of this Agreement and the Merger by the shareholders of the Company, no amendment may be made that would require further Shareholder approval by such shareholders without such further approval.

Section 8.5 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any consent or agreement of any other party or any condition to its own obligations contained herein, provided that no extension or waiver that is purported to be made by the Company shall be effective unless approved by the Special Committee. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party against whom such extension or waiver is asserted. No such extension or waiver shall be deemed or construed as a continuing extension or waiver on any occasion other than the one on which such extension or waiver was granted or as an extension or waiver with respect to any provision of this Agreement not expressly identified in such extension or waiver on the same or any other occasion.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the covenants and agreements set forth in Articles I and II and Sections 6.3(b), 6.5, 6.7, 8.3, Article IX and any other covenant or agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time.

Section 9.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

if to Acquiror:	Noir Acquisition Corporation
c/o MPW Industrial Services Group, Inc.
9711 Lancaster Road, S.E.
Hebron, OH 43025
Attention: Monte R. Black
Fax: (740) 928-1086

with a copy to:	Ronald A. Robins, Jr.
Vorys, Sater, Seymour and Pease LLP
52 E. Gay Street
Columbus, OH 43215
Fax: (614) 719-4926

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if to the Company:	MPW Industrial Services Group, Inc.
9711 Lancaster Road, S.E.
Hebron, OH 43025
Attention: Robert Valentine
Fax: (740) 928-1086

with a copy to:	Ronald A. Robins, Jr.
Vorys, Sater, Seymour and Pease LLP
52 E. Gay Street
Columbus, OH 43215
Fax: (614) 719-4926

if to the Special Committee (on behalf of the unaffiliated shareholders):	Special Committee
MPW Industrial Services Group, Inc.
9711 Lancaster Road, S.E.
Hebron, OH 43025
Attention: Pete Klisares

with a copy to:	Curtis A. Loveland
Porter Wright Morris & Arthur LLP
41 S. High Street
Columbus, OH 43215
Fax: (614) 227-2100

Section 9.3 Certain Definitions.

(a) For purposes of this Agreement:

(i) “Acquiror Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or would reasonably be expected to be materially adverse to (i) the business, assets, liabilities, financial condition or results of operations of Acquiror taken as a whole or (ii) the ability of Acquiror to consummate the Merger and the Transactions; provided, however, that the foregoing shall not include any event, circumstance, change or effect resulting from (x) changes in general economic conditions that do not have a materially disproportionate effect (relative to other industry participants) on Acquiror, (y) general changes in the industries in which Acquiror operates, except those events, circumstances, changes or effects that adversely affect Acquiror to a greater extent than they affect other entities operating in such industries or (z) changes in Law or GAAP.

(ii) “affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

(iii) “beneficial owner,” with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

(iv) “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York.

(v) “Code” means the United States Internal Revenue Code of 1986, as amended.

(vi) “Company Material Adverse Effect” means any event, circumstance, change or effect, that, individually or in the aggregate with all other events, circumstances, changes and effects, is or would reasonably be expected to be materially adverse to (i) the business, assets, liabilities, financial condition or results of operations of the Company and the Subsidiaries taken as a whole or (ii) the ability of the Company to consummate the Merger or the Transactions; provided, however, that the foregoing shall not include any

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event, circumstance, change or effect resulting from (A) changes in general economic conditions that do not have a materially disproportionate effect (relative to other industry participants) on the Company or its Subsidiaries, (B) general changes in the industries in which the Company and the Subsidiaries operate, except those events, circumstances, changes or effects that adversely affect the Company and its Subsidiaries to a greater extent than they affect other entities operating in such industries, (C) changes in the trading price of the Shares between the date hereof and the Effective Time or (D) changes in Law or GAAP.

(vii) “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

(viii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(ix) “knowledge of the Company” and the “Company’s knowledge” and words of similar import mean the actual knowledge, after reasonable inquiry, of any executive officer of the Company (other than any executive officer that is also an affiliate of Acquiror).

(x) “person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

(xi) “Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, employee loan or other benefit plans, programs, policies or arrangements, and all employment, retention, termination, severance or other contracts or agreements, whether or not subject to ERISA, whether legally enforceable or not, with respect to which the Company or any Subsidiary has any present or future liability, contract or otherwise, or which are maintained, contributed to or sponsored by the Company or any Subsidiary and under which any current or former employee, officer or director of the Company or any Subsidiary has any present or future right to benefits.

(xii) “Representative” means, with respect to any person, such person’s officers, directors, employees, accountants, auditors, attorneys, consultants, legal counsel, agents, investment banker, commercial lenders, financial advisor and other Representatives.

(xiii) “Special Committee” means the Special Committee of the Board of Directors of the Company, which is comprised of the independent directors of the Company.

(xiv) “subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means any corporation, limited liability company, partnership or other entity (including joint ventures) that is an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

(xv) “Tax Returns” means any return, declaration, report, election, claim for refund or information return or other statement, form or disclosure relating to, filed or required to be filed with any Governmental Authority or taxing authority, including any schedule or attachment thereto, and including any amendment thereof.

(xvi) “Taxes” shall mean (a) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad

24

valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges, (b) any liability for the payment of Tax as a result of membership in any consolidated, affiliated, combined or unitary group of corporations with respect to which the Company or any Subsidiary is or has been a member on or prior to the date of the Effective Time and (c) any transferee or secondary liability in respect of any Tax (whether imposed by Law or contractual arrangement).

(b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location
Action	Section 3.9
Acquiror	Preamble
Agreement	Preamble
Board	Section 3.4
Certificates	Section 2.5(b)
Certificate of Merger	Section 1.2
Change in the Company Recommendation	Section 6.4(c)
Claim	Section 6.6(b)
Commitment	Section 6.8(a)
Company	Preamble
Competing Transaction	Section 6.4(d)
Disclosure Schedule	Section 3.1(b)
Dissenting Shares	Section 2.3(a)
Drop Dead Date	Section 8.1(b)(iii)
Effective Time	Section 1.2
Exchange Act	Section 3.5(b)
Exchange Agent	Section 2.4(a)
Exchange Agreement	Section 2.4(a)
Exchange Fund	Section 2.4(a)
Expenses	Section 8.3(a)
Fairness Opinion	Section 3.17
Financing	Section 6.8
GAAP	Section 3.7(b)
Governmental Authority	Section 3.5(b)
Latest Balance Sheet	Section 3.7(c)
Law	Section 3.5(a)
Merger	Recitals
Merger Consideration	Recitals
OGCL	Recitals
Option	Section 2.2(a)
Option Plans	Section 2.2(a)
Permits	Section 3.6(a)
Preferred Shares	Section 3.3(a)
SEC	Section 3.7(a)
SEC Reports	Section 3.7(a)
Securities Act	Section 3.7(a)
Schedule 13E-3	Section 3.16
Shares	Recitals
Shareholders’ Meeting	Section 6.1(a)
Subsidiary	Section 2.2(a)
Superior Proposal	Section 6.4(e)
Surviving Corporation	Section 1.1
Transactions	Section 3.4

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S ection 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

Section 9.5 Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Acquiror may assign all or any of its rights and obligations hereunder to any affiliate of Acquiror and to the Surviving Corporation in the Merger; provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

Section 9.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than as set forth in Section 6.6.

Section 9.7 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 9.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio applicable to contracts executed in and to be performed in that state. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the state or federal courts of the State of Ohio. The parties hereto hereby (a) submit to the exclusive jurisdiction of any such state or federal court sitting in the State of Ohio for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Merger may not be enforced in or by any of the above-named courts.

Section 9.9 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.10 Counterparts. This Agreement may be executed and delivered (including by facsimile and electronic transmission) in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.11 Disclosure Schedule. Disclosures included in the Disclosure Schedule shall be considered made for purposes of all other sections of the Disclosure Schedule to the extent that the relevance of any disclosure to any such other section of the Disclosure Schedule is reasonably apparent and to the extent that such fact or combination of facts has been disclosed in sufficient detail to put a reasonable person on notice of the relevance of the facts or circumstances so disclosed.

[signature page to follow]

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IN WITNESS WHEREOF, Acquiror and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY: MPW INDUSTRIAL SERVICES GROUP,INC.		ACQUIROR: NOIR ACQUISITION CORPORATION

By:	/S/ ROBERT VALENTINE	By:	/S/ MONTE R. BLACK
	Robert Valentine Vice President, Chief Operating Officer, Chief Financial Officer, Secretary and Treasurer		Monte R. Black Chief Executive Officer and President

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APPENDIX B

April 14, 2006

The Special Committee of the Board of Directors

MPW Industrial Services Group, Inc.

9711 Lancaster Road SE

Hebron, OH 43025

Members of the Special Committee of the Board of Directors:

We understand that the Board of Directors of MPW Industrial Services Group, Inc. (the “Company”) has received a proposal from Monte R. Black, the Chief Executive Officer, President, and Chairman of the Board of Directors of the Company, pursuant to the terms of which NOIR Acquisition Corporation (the “Purchaser”), a newly formed entity controlled by Mr. Black and members of his immediate family, will acquire all of the outstanding shares of the Company’s common stock, other than the shares held by the Purchaser, at a price of $2.55 per share in cash and will be merged with and into the Company (the “Transaction”). We further understand that the Purchaser is currently the beneficial owner of approximately 59% of the Company’s common stock outstanding.

The Board of Directors of the Company has formed a Special Committee to consider certain matters regarding the Transaction (including the ability to disapprove of the Transaction). The Special Committee has requested that Stout Risius Ross, Inc. render an opinion (the “Opinion”) as to the fairness or inadequacy, from a financial point of view, to the unaffiliated stockholders of the Company, of the consideration to be received by them in connection with the Transaction. As used herein, “unaffiliated stockholders” includes all stockholders other than the Purchaser, its affiliates, and affiliates of the Company. We have not been requested to opine as to, and our Opinion does not in any matter address, the Company’s underlying business decision to proceed with or effect the Transaction. Moreover, we have not been engaged to recommend, and we have not recommended, a Transaction price, and we have not participated in the Transaction negotiations.

In connection with rendering the Opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

➢	reviewed the Company’s annual reports on Form 10-K for the four fiscal years ended June 30, 2002 through June 30, 2005, and the Company’s quarterly report on Form 10-Q for the quarter ended December 31, 2005;

➢	reviewed the Company’s internal financial statements prepared by the Company’s management for the four fiscal years ended June 30, 2002 through June 30, 2005, and for the interim eight-month periods ended February 28, 2005 and 2006;

➢	reviewed projections prepared by the Company’s management with respect to the Company for the fiscal years ending June 30, 2006 through 2010;

➢	reviewed the historical market prices, trading volume of the Company’s publicly-traded common stock, stockholder profile of the Company, and number of stockholders;

➢	reviewed publicly available news articles and press releases relating to the Company;

➢	reviewed publicly available financial information regarding certain publicly-traded companies that we deem comparable to the Company;

➢	reviewed publicly available information regarding prices and premiums paid in certain transactions that we deemed relevant;

The Special Committee of the Board of Directors of

MPW Industrial Services Group, Inc.

April 14, 2006

➢	reviewed the draft Agreement and Plan of Merger by and between the Company and the Purchaser, dated April 11, 2006 (the “Merger Agreement”);

➢	reviewed a capital commitment letter regarding the Transaction from LaSalle Bank National Association, dated January 31, 2006; and

➢	conducted such other studies, analyses, and inquiries as we deemed necessary in arriving at our Opinion.

In addition, we visited the Company’s headquarters located in Hebron, Ohio and held discussions with certain members of senior management concerning the Company’s history, operations, financial condition, industry, and future prospects.

Our Opinion is premised on the assumption that the assets, liabilities, financial condition, and prospects of the Company as of the date of this letter have not changed materially since February 28, 2006, the date of the most recent financial statements made available to us. In rendering our Opinion, we have assumed and relied upon the accuracy and completeness of all financial and other information that was publicly available, furnished by the Company, or otherwise reviewed by or discussed with us without independent verification of such information and we have assumed and relied upon the representations and warranties of the Company contained in the Merger Agreement. Moreover, we have assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimate of the future financial results and condition of the Company, and we have relied upon such projections in arriving at our Opinion. We have not been engaged to assess the reasonableness or achievability of such forecasts and projections or the assumptions upon which they were based and express no view as to the forecasts, projections, or assumptions.

We have not conducted a physical inspection of the Company’s headquarters and facilities and we have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. Our Opinion is necessarily based on business, economic, market, and other conditions as they exist and can be evaluated by us at the date of this letter. It should be noted that although subsequent developments may affect this Opinion, we do not have any obligation to update, revise, or reaffirm our Opinion. We reserve the right, however, to withdraw, revise, or modify our Opinion based upon additional information which may be provided to or obtained by us after the issuance of the Opinion which suggests, in our judgment, a material change in the assumptions upon which our Opinion is based.

The Special Committee has not requested that we solicit, nor have we solicited, any third-party indications of interest for the acquisition of all or any part of the Company. Further, we were not requested to consider, and our Opinion does not address, the merits of the contemplated Transaction relative to any alternative business strategies that may exist for the Company or the effect of any other transactions in which the Company might engage, nor do we offer any opinion as to the material terms of the Merger Agreement. We have also assumed, with your consent, that the final executed form of the Merger Agreement does not differ in any material respect from the draft we have examined and that the conditions to the Transaction as set forth in the Merger Agreement would be satisfied and that the Transaction would be consummated on a timely basis in the manner contemplated by the Merger Agreement.

We understand that management of the Company is not currently contemplating the sale of the Company or its assets to a third-party strategic or financial acquirer. Moreover, management is unaware of any current or prospective offers to purchase the Company or its assets from a third-party strategic or financial acquirer. We further understand that the Purchaser, as controlling shareholder, does not currently intend to sell its interest in the Company or to solicit or entertain any proposals from third parties for the acquisition of the Company as, or substantially as, an entirety.

The Special Committee of the Board of Directors of

MPW Industrial Services Group, Inc.

April 14, 2006

We are acting as financial advisor to the Special Committee in connection with the Transaction and will receive a fee for our services. However, our compensation for providing financial advisory services to the Special Committee is neither based nor contingent on the results of our engagement. Further, none of our employees who worked on this engagement has any known financial interest in the assets or equity of the Company or the outcome of our engagement. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.

It is understood that this Opinion was prepared at the request of the Special Committee for its confidential use and may not be reproduced, disseminated, quoted, or referred to at any time in any manner or for any purpose without our prior written consent, except as required by applicable securities laws. Notwithstanding anything to the contrary, the Company may reproduce this letter in its entirety in any filing with the Securities and Exchange Commission required to be made by the Company in respect of the Transaction pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934. This Opinion is intended to be utilized only as one input to consider in the process of analyzing the contemplated Transaction. This Opinion is not intended to be, nor does it constitute, a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received by the unaffiliated stockholders of the Company in connection with the Transaction is fair from a financial point of view.

Yours very truly,

STOUT RISIUS ROSS, INC.

APPENDIX C

§ 1701.85    Dissenting shareholder’s demand for fair cash value of shares.

(A) (1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

(3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

(4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

(5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

(D) (1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

c/o National City Bank Corporate Trust Operations Locator 5352 P. O. Box 92301 Cleveland, OH 44101-4301 _________________________		VOTE BY TELEPHONE
Have your proxy card available when you call the Toll-Free Number 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

VOTE BY INTERNET
Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions presented to record your vote.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return to: National City Bank, P.O. Box 535300, Pittsburgh, PA 15253.

Vote by Telephone Call Toll-Free using a Touch-Tone phone: 1-888-693-8683	Vote by Internet Access the website and cast your vote: www.cesvote.com	Vote by Mail Return your proxy in the postage-paid envelope provided.

Vote 24 hours a day, 7 days a week!

If you vote by telephone or Internet, please do not send your proxy by mail.

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If voting by mail, Proxy must be signed and dated below.

ê Please fold and detach card at perforation before mailing. ê

MPW INDUSTRIAL SERVICES GROUP, INC.
PROXY FOR SPECIAL MEETING OF SHAREHOLDERS to be held September 14, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints and Robert Valentine and James P. Mock as proxies, each with the full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, and all common shares, without par value, of MPW Industrial Services Group, Inc., held of record by the undersigned on August 7, 2006 at the Special Meeting of Shareholders to be held on September 14, 2006 or at any adjournments thereof.

Dated: , 2006

Signature(s)

Printed Name(s)

Signature(s) shall agree with the name(s) printed on the share certificate. If signing as attorney, executor, trustee or guardian, please give your full title as such, and if signing for a corporation, please give your title. When shares are in the name of more than one person, each must sign.

Please Sign and Return the Proxy Card Promptly

YOUR VOTE IS IMPORTANT

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope so your shares may be represented at the Meeting.

ê Please fold and detach card at perforation before mailing. ê

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

1.	The adoption of the Agreement and Plan of Merger, dated as of April 14, 2006, between Noir Acquisition Corp. (“Noir Acquisition”) and MPW Industrial Services Group, Inc. (“MPW”) pursuant to which (i) Noir Acquisition will be merged with and into MPW and (ii) each shareholder of MPW, other than Noir Acquisition and shareholders who perfect their dissenters’ rights under Ohio law, will be cashed out for a payment of $2.55, without interest, for each common share of MPW owned by each shareholder immediately prior to the merger.

☐  FOR                        ☐  AGAINST                        ☐  ABSTAIN

BE SURE TO DATE AND SIGN THE REVERSE SIDE OF THIS CARD